As filed with the Securities and Exchange Commission on September 21, 1999
                                                      Registration No. 333-82485
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                               PLANETRX.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                              5912                            94-3227733
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)        Classification Code Number)          Identification Number)

                       349 Oyster Point Blvd., Suite 201
                         South San Francisco, CA 94080
                                 (650) 616-1500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                --------------
            William J. Razzouk, Chairman and Chief Executive Officer
                               PlanetRx.com, Inc.
                       349 Oyster Point Blvd., Suite 201
                         South San Francisco, CA 94080
                                 (650) 616-1500
 (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                --------------
                                   COPIES TO:

             Robert V. Gunderson, Jr.                               Larry W. Sonsini
                Jeffrey P. Higgins                                  John T. Sheridan
                Jonathan J. Noble                                Elizabeth A. Blomberg
                  David B. Davis                                     Richard S. Au
             GUNDERSON DETTMER STOUGH                       WILSON SONSINI GOODRICH & ROSATI
       VILLENEUVE FRANKLIN & HACHIGIAN, LLP                     PROFESSIONAL CORPORATION
              155 Constitution Drive                               650 Page Mill Road
               Menlo Park, CA 94025                               Palo Alto, CA 94304
                  (650) 321-2400                                     (650) 493-9300

                                --------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                                --------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

             Subject to Completion. Dated September 21, 1999.

[Company Logo]

                                6,000,000 Shares

                               PlanetRx.com, Inc.

                                  Common Stock

                                 ------------

   This is an initial public offering of shares of common stock of PlanetRx.com, Inc. All of the 6,000,000 shares of common stock are being sold by PlanetRx.com in an underwritten public offering.

   Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "PLRX".

   See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.

                                 ------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                            Per Share   Total
                                                            --------- ---------
   Initial public offering price........................... $         $
   Underwriting discounts.................................. $         $
   Proceeds, before expenses, to PlanetRx.com.............. $         $

   The underwriters may purchase up to an additional 900,000 shares from PlanetRx.com at the initial price to public less the underwriting discount.

                                 ------------

   The underwriters expect to deliver the shares against payment on        ,
1999.

Goldman, Sachs & Co.

                  BancBoston Robertson Stephens

                                      Hambrecht & Quist

                                                         William Blair & Company

                                 ------------

                         Prospectus dated       , 1999.

                               INSIDE FRONT COVER

The inside front cover includes:

   Screen shot of the PlanetRx.com home page in the center of the inside front cover, with the PlanetRx.com logo and the slogan "Health at Your Fingertips" in the upper right corner of the inside front cover. In the upper left corner of the inside front cover, there is a caption that reads:

"THE STORE

   With over 27,000 products, PlanetRx.com offers one of the largest selections of traditional and alternative healthcare-related products available on the Internet."

   On the left side of the page, there is a caption that reads:

"eCENTERS

   eCenters are organized around specific chronic health conditions and targeted demographic groups, such as women, seniors and children. eCenters combine the content and products relevant to each group's needs."

   On the left side of the inside front cover, there is a caption that reads:

"PERSONALIZED SHOPPING

   Get e-mail reminders when it's time to fill your prescription or when your favorite products go on sale. Easily reorder products from a convenient, personal shopping list. Keep track of prescription purchases and store your family's medical information, all in one convenient place."

   On the right side of the inside front cover, there is a caption that reads:

"RESOURCES

   Up-to-date, unbiased content in an easy-to-understand format so our customers can make informed healthcare decisions. Information on over 100 disease categories. suggestions for alternative remedies, a drug interaction tool, expert advice and more. And our pharmacists are available with answers to your questions, 24 hours a day, seven days a week."

   On the right side of the inside front cover, there is a caption that reads:

"COMMUNITY

   A forum for sharing, including bulletin boards, chatrooms and moderated discussion groups."

   On the right side of the inside front cover, there is a caption that reads:

"PRESCRIPTIONS

   PlanetRx.com is fully licensed to ship prescriptions to all U.S. states and territories. Our pharmacy is staffed 24 hours a day, seven days a week. We are able to ship each customer's prescription the same day it is filled."

   PlanetRx.com has applied for trademarks for PlanetRx, PlanetRx.com, eCenter, Healthy Reward and QuickClick Shopping. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding PlanetRx.com and the financial statements appearing elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes:

  . the automatic conversion of PlanetRx.com's outstanding preferred stock into 23,804,148 shares of common stock upon closing of the offering;

  . the issuance of 849,150 shares of common stock upon the exercise and conversion of all outstanding warrants to purchase 100,000 shares of our series A preferred stock, warrants to purchase 16,000 shares of our series B preferred stock and a purchase option for 700,000 shares of our series B preferred stock;

  . the exclusion of 1,882,750 shares of common stock reserved for issuance under our 1998 Stock Plan, of which 1,326,050 shares were subject to outstanding options as of June 30, 1999 with a weighted average exercise price of $1.46 per share;

  . the issuance of 10,355,254 shares of our common stock to Express Scripts, Inc.; if the over-allotment option is not exercised, Express Scripts will return to us, at no cost, that number of shares as is necessary to reduce its ownership to 19.9% of our then outstanding stock;

  . the exclusion of 1,943,270 shares of common stock reserved for issuance in connection with our assumption of YourPharmacy.com options in connection with the Express Scripts issuance at a weighted average exercise price of $4.83 per share;

  . a corporate reorganization in which we will become a wholly owned subsidiary of a holding company; and

  . no exercise of the underwriters' over-allotment option.

    Our fiscal year ends on December 31st of each year. All references to our fiscal year refer to the twelve-month period ending on December 31st of that year.

                                  PlanetRx.com

    PlanetRx.com is a leading online healthcare destination for commerce, content and community. Our e-commerce website, www.PlanetRx.com, launched on March 18, 1999, provides a convenient, private and informative shopping experience. We offer products in six categories: prescription drugs; non-prescription drugs; personal care; beauty and spa; vitamins, herbs and nutrition; and medical supplies. Upon the completion of this offering, we will acquire the e-commerce operations of Express Scripts' YourPharmacy.com and become the online pharmacy for Express Scripts, one of the three largest pharmacy benefit managers in the U.S. with over 36 million covered lives. Under the terms of our agreement, Express Scripts will actively promote us to its members, who have the ability to use their insurance reimbursement plans to order prescriptions online at PlanetRx.com for a minimal co-payment.

    As individuals increasingly turn to the Internet to address their healthcare needs, we believe that up-to-date information in an easy-to-understand format is essential in making healthcare decisions. We provide in-depth information on symptoms, treatments and alternative care for over 100 disease categories, enabling consumers to find answers to their critical healthcare questions.

    In addition, we own and operate a network of satellite websites that provide both content and an extended community where people interested in chronic health conditions can interact. These websites include diabetes.com, depression.com, obesity.com and alzheimers.com. The satellite websites have the same look and feel as our PlanetRx.com website.

                            The PlanetRx.com Market

    Our market consists of prescription drugs, non-prescription drugs, personal care products, beauty and spa products, vitamins, herbs and nutrition products and medical supplies. Based on estimates from the National Association of Chain Drugstores and Information Resources,

Inc., we believe that the U.S. market for health and personal care products was over $175 billion in 1999, of which prescription drugs comprised over $120 billion.

                    The PlanetRx.com Healthcare Destination

    Our websites offer a convenient shopping experience, extensive product selection, professionally-created content and online communities developed around specific health-related topics. We believe that we offer one of the largest selections of health and personal care products available on the Internet, with over 27,000 stock keeping units (SKUs). Other key advantages of our online store include:

  . ability to fill and process non-cash prescriptions, which are directly reimbursable by insurance companies for members of our affiliated pharmacy benefit managers, and cash prescriptions;

  . access 24 hours a day, seven days a week from anywhere Internet access is available;

  . direct shipping to the customer;

  . online search capabilities for products and information;

  . excellent customer service;

  . order-tracking information;

  . reliable and accessible healthcare information;

  . online forums for consumer interaction; and

  . personalized and confidential information for customers, such as health answers, medical records and e-mail reminders.

    We operate our own distribution center and pharmacy in Memphis, Tennessee. Our pharmacy is staffed 24 hours a day, seven days a week with experienced pharmacists who are members of the American Pharmaceutical Association. We are licensed to ship prescription products in all U.S. states and territories.

                           The PlanetRx.com Strategy

    Our strategy is to attract new customers, develop customer loyalty and promote repeat purchases by:

  . continuing to build our brand;

  . continuing to build premier content and community websites to enhance commerce and other revenue opportunities;

  . maintaining an independent distribution center and pharmacy to retain strict control over logistics and to provide excellent customer service;

  . utilizing technology to improve the customer shopping experience;

  . continuing to expand our product offerings; and

  . developing strategic relationships, such as our pharmacy benefit manager relationship with Express Scripts, to increase traffic to our store and further e-commerce opportunities.

                           Limited Operating History

    We were incorporated in Delaware on March 31, 1995 and only began substantial operations in September 1998. We incurred net losses of $7,000 for the year ended 1996, $137,000 for the year ended 1997, $4.1 million for the year ended 1998 and $20.1 million for the six-month period ended June 30, 1999.

                     Corporate Information; Reorganization

    Our corporate offices are located at 349 Oyster Point Blvd., Suite 201, South San Francisco, CA 94080. Our telephone number is (650) 616-1500. Information contained on our website does not constitute a part of this prospectus.

    Immediately prior to the closing of this offering, we will effect a corporate reorganization under which the current PlanetRx.com, Inc. will become a wholly owned subsidiary of a newly-formed holding company. Our current stockholders will become stockholders of the holding company with the exact same rights and obligations they had prior to the reorganization. Upon completion of the reorganization, the holding company's corporate name will be changed to "PlanetRx.com, Inc." and the current PlanetRx.com, Inc. will become "PlanetRx.com Operating Co., Inc."

                                  The Offering

 Shares offered..................................  6,000,000 shares
 Shares issued to Express Scripts in a private
  placement...................................... 10,355,254 shares
 Shares to be outstanding after the offering..... 50,848,802 shares
 Use of proceeds................................. For general corporate purposes, principally working
                                                  capital and capital
                                                  expenditures.
 Proposed Nasdaq National Market symbol.......... "PLRX"

                         Summary Financial Information
                     (in thousands, except per share data)

                          March 31, 1995                               Six Months Ended
                          (inception) to  Year Ended December 31,          June 30,
                           December 31,  ----------------------------  ------------------
                               1995        1996      1997      1998      1998      1999
                          -------------- --------  --------  --------  --------  --------
                                                                          (unaudited)
Statement of Operations
 Data:
Net revenue:
 e-commerce.............     $    --     $    --   $    --   $    --   $    --   $    622
 Sponsorship............          --          --        --        --        --        195
                             --------    --------  --------  --------  --------  --------
                                  --          --        --        --        --        817
                             --------    --------  --------  --------  --------  --------
Cost of net revenue:
 e-commerce.............          --          --        --        --        --        694
 Sponsorship............          --          --        --        --        --         35
                             --------    --------  --------  --------  --------  --------
                                  --          --        --        --        --        729
                             --------    --------  --------  --------  --------  --------
Gross profit............          --          --        --        --        --         88
                             --------    --------  --------  --------  --------  --------
Operating expenses:
 Marketing and sales....          --          --        --        907         3     9,614
 Product development....           22           7       113     1,025       106     3,254
 General and
  administrative........          --          --         23       541         2     2,366
 Stock-based
  compensation..........          --          --        --      1,650       --      4,308
                             --------    --------  --------  --------  --------  --------
  Total operating
   expenses.............           22           7       136     4,123       111    19,542
                             --------    --------  --------  --------  --------  --------
Operating loss..........          (22)         (7)     (136)   (4,123)     (111)  (19,454)
Interest income.........          --          --        --         38       --        399
Interest expense........          --          --         (1)       (2)      --     (1,046)
                             --------    --------  --------  --------  --------  --------
Net loss................     $    (22)   $     (7) $   (137) $ (4,087) $   (111) $(20,101)
                             ========    ========  ========  ========  ========  ========
Plus effect of
 antidilution provisions
 of Series B Preferred
 Stock..................          --          --        --        --        --     (1,009)
                             --------    --------  --------  --------  --------  --------
Net loss available to
 common shareholders....     $    (22)   $     (7) $   (137) $ (4,087) $   (111) $(21,110)
                             ========    ========  ========  ========  ========  ========
Basic and diluted net
 loss per share(1)......                                     $  (9.12)           $  (8.35)
                                                             ========            ========
Basic and diluted pro
 forma net loss per
 share (unaudited)(1)...                                     $  (1.00)           $  (1.04)
                                                             ========            ========
Weighted average shares
 used to compute basic
 and diluted net loss
 per share(1)...........                                          448               2,528
                                                             ========            ========
Weighted average shares
 used to compute
 pro forma basic and
 diluted net loss per
 share (unaudited)(1)...                                        4,102              20,210
                                                             ========            ========

                                                               June 30, 1999
                                                             ------------------
                                                                         As
                                                             Actual  Adjusted(2)
                                                             ------- ----------
                                                                (unaudited)
Balance Sheet Data:
 Cash and cash equivalents.................................. $62,688  $145,158
 Working capital............................................  71,712   148,113
 Total assets...............................................  85,236   327,896
 Borrowings and capital lease obligations, long-term........   1,600     1,600
 Total stockholders' equity.................................  78,995   315,555

--------
(1) See Note 1 of Notes to the Financial Statements for an explanation of the determination of the number of shares and share equivalents used in computing per share and pro forma per share amounts.

(2) "As adjusted" reflects the application of the net proceeds from the sale of 6,000,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, after deducting the underwriting discount and estimated offering expenses and excludes the exercise of the underwriters' over-allotment option and reflects the issuance of 10,355,254 shares of common stock to Express Scripts in connection with our purchase of assets and liabilities of YourPharmacy.com effective upon the completion of this offering, under a contribution agreement. It also reflects the exercise and conversion of all outstanding warrants to purchase 100,000 shares of our series A preferred stock, warrants to purchase 16,000 shares of our series B preferred stock, the purchase option for 700,000 shares of our series B preferred stock and the issuance in September 1999 of 371,103 shares of series D preferred stock. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected and the trading price of our common stock could decline, and could cause you to lose part or all of your investment.


Risks Related to Our Business

Our limited operating history makes forecasting future results difficult

    We were incorporated on March 31, 1995 and only began substantial operations in September 1998. Our PlanetRx.com website was launched on March 18, 1999. As a result of our limited operating history, it is difficult to accurately forecast our revenues and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future revenues and our expenses are to a large extent fixed. Our revenues and operating results are difficult for us to forecast because we operate with substantially no backlog. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

We have a history of losses and we anticipate future losses and negative cash flow

    Since our inception, we have incurred significant losses and negative cash flow, and we expect operating losses and negative cash flow to continue for the foreseeable future. We incurred net losses of $7,000 for the year ended 1996, $137,000 for the year ended 1997, $4.1 million for the year ended 1998 and $20.1 million for the six-month period ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $25.4 million. We anticipate that our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

  . the development of the PlanetRx.com brand, marketing and other promotional activities;

  . the expansion of our inventory management and distribution operations at our facilities in Memphis, Tennessee or in new facilities established elsewhere;

  . the continued development of the PlanetRx.com website, our computer network and the systems that we use to process customers' orders and payments;

  . the expansion of our product offerings and the categories of the products that we offer;

  . the continued development of relevant, healthcare-related content on the PlanetRx.com website;

  . the development of marketing and distribution relationships with strategic business partners;

  . increases in our general and administrative functions to support our growing operations; and

  . the establishment and development of relationships in the healthcare industry, particularly in the areas of reimbursement and managed care with insurance companies and pharmacy benefit management companies.

    Our ability to become profitable depends on our ability to generate and sustain substantially higher revenues while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Online sales of prescription drugs, non-prescription drugs, personal care products and medical supplies may not achieve market acceptance, which could result in slower revenue growth, loss of revenues and increased operating losses

    If we do not attract and retain a high volume of online customers to our website at a reasonable cost, our business and operating results will be adversely affected. The online market for our products is in its infancy. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping for prescription drugs, non-prescription drugs, personal care products and medical supplies. Specific factors that could prevent widespread consumer acceptance of the online sales of our products, include:

  . shipping charges and delivery times associated with online purchases;

  . delays and other inefficiencies associated with processing orders for prescription products covered by insurance;

  . lack of reimbursement of customer prescriptions by some healthcare payors;

  . inability to serve the acute care needs of customers, including emergency prescription drugs and other urgently needed products;

  . pricing that does not meet customer expectations;

  . customer concerns about the security of online transactions and the privacy of their personal health information;

  . product damage from shipping or shipments of wrong or expired products from our suppliers, resulting in a failure to establish customers' trust in buying our products online;

  . delays in responses to customer inquiries; and

  . difficulties in returning or exchanging products.

If we fail to establish the PlanetRx.com brand or attract repeat customers, we may not be able to increase our revenues

    We believe that we must continue to strengthen the PlanetRx.com brand, particularly because of the early stage and competitive nature of the online market for our products. If we fail to establish our brand quickly, we will be at a competitive disadvantage and may lose the opportunity to build a critical mass of customers. The development of our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. We cannot be certain that our brand promotion activities will be successful, or will result in increased revenues. If we achieve increased revenues, there can be no assurance that these revenues will be sufficient to offset the expenditures incurred in building our brand.

    In addition, due to our limited operating history, we have not established a material amount of repeat business from regular customers. While our websites are designed to encourage repeat business, we do not yet have sufficient historical data on how successful this strategy will be. Therefore, it is difficult to forecast what our revenues from repeat customers will be or our overall revenue trends.

We expect our quarterly financial results to fluctuate

    We expect our revenues and operating results to vary significantly from quarter to quarter due to a number of factors, including:

  . our ability to attract visitors to the PlanetRx.com website and to convert those visitors into customers;

  . our ability to satisfy customer demand, retain existing customers and attract new customers at a reasonable cost;

  . the frequency and size of any repeat customer orders;

  . the nature and amount of publicity for us or our competitors;

  . changes in the growth rate of Internet usage and online purchasing;

  . the mix of products sold by us;

  . our ability to maintain adequate inventory levels;

  . changes in our pricing policies or the pricing policies of our online and traditional competitors;

  . purchasing patterns, including holiday purchasing patterns and the purchasing of seasonal products such as sunscreen and allergy medications; and

  . costs related to potential acquisitions of technologies or businesses.

    We currently expect that a majority of our revenues for the foreseeable future will come from orders of prescription drugs, non-prescription drugs, personal care products and medical supplies on our PlanetRx.com website as well as from sponsors on our satellite websites. The volume and timing of orders are difficult to predict because the online market for these products is in its infancy. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could cause significant variations in our operating results from quarter to quarter and could result in greater than expected operating losses.

    Because our operating results fluctuate and are difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In some future quarter, our operating results may fall below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

We may be unable to significantly expand our customer base because of limited insurance reimbursement coverage for prescription drugs that we sell

    We currently have limited access to insurance reimbursement coverage for our prescription products. The majority of purchases in the prescription drug market are paid for by third-party payors. Additionally, the inclusion of prescription drugs in Medicare coverage, as is being considered in legislation before the U.S. Congress, could harm our business. If Medicare is expanded to provide government reimbursement for any prescription drugs that we sell, and we are not allowed to participate as a provider under Medicare, we could lose these sales. A disproportionate dependence on purchases of prescriptions without reimbursement may limit our penetration of the prescription drug market, and may thus have an adverse impact on our business.

Our relationship with Express Scripts, Inc. is complex and requires significant cash payments for which we may receive no benefit

    In August 1999, we entered into a series of agreements with Express Scripts, Inc. and its wholly owned subsidiary, YourPharmacy.com. These agreements involve many aspects of our business, including the sale of equity securities, the operation of our respective websites, significant cash payments to Express Scripts, and the inclusion of us as an authorized pharmacy in the Express Scripts network. These arrangements are complex and will require significant efforts to operate successfully. As a result, there are many risks related to these arrangements, including some that we may not have foreseen.

    In particular, we have committed to pay Express Scripts a minimum of $14,650,000 annually for five years, with a potential five-year extension, plus an incremental fee based on Express Scripts members' activity on our website. Express Scripts has committed to actively promote us as Express Scripts' online pharmacy; however, we do not control the choice of ads and the advertising may not result in additional customers. If we are not successful in converting a significant number of Express Scripts members into customers, we may not receive any benefit from our cash payments to Express Scripts and our revenues will be harmed.

    Additionally, while our relationship with Express Scripts significantly broadens our ability to provide prescription medication to consumers with insurance reimbursement plans, it may not allow all of our potential customers to purchase these medications from us and receive insurance reimbursement.

    Due to Express Scripts' 19.9% ownership of our common stock post-offering, it will be able to influence all matters requiring approval by our stockholders, including the approval of mergers or other business combinations.

    For more information about our relationship with Express Scripts, see "Business -- Relationship with Express Scripts" and "Management -- Principal Stockholders".

If we are not able to maintain existing contracts or obtain additional contracts with insurance companies and pharmacy benefit managers, our customers may not be able to obtain reimbursement for purchases of prescription products, which would impair our ability to expand our customer base

    To obtain reimbursement on behalf of our customers for the prescription products that they purchase on our website, we need to obtain contracts with numerous insurance companies and pharmacy benefit managers. Although we currently have contracts with a limited number of insurance companies and pharmacy benefit managers, most of these contracts are short-term and may be terminated with less than 30 days' prior notice. Additionally, we do not currently have contracts with any of the four largest pharmacy benefit managers, which represent a significant portion of the reimbursed payments for prescription drugs.

    Our ability to obtain additional contracts with other insurance companies and pharmacy benefit managers, or retain our existing contracts for an extended period of time, is uncertain. Many of these companies are in the early stages of evaluating the impact of the Internet and online pharmacies on their businesses. Many of these companies may delay their decisions to contract with online pharmacies or may decide to develop their own Internet capabilities that may compete with us. In addition, many insurance companies have existing contracts with chain drugstores and pharmacy benefit managers that have announced their intentions to establish online pharmacies.

    In addition, it is likely that some insurance companies and pharmacy benefit managers will contract with only one or a limited number of online pharmacies. If our online competitors obtain these contracts and we do not, we would be at a competitive disadvantage.

    Even if we are successful in gaining widespread access to insurance reimbursement, each insurance application must be processed individually, which will raise the costs of processing prescription orders and may delay our order processing time, which may be harmful to our business. In addition, if customers do not initially embrace our online insurance coverage procedure, we may remain dependent on that portion of the market that is willing to pay cash for their prescriptions.

We may not be able to compete successfully against current and future competitors

    We do business in a market that is highly competitive, and we expect competition to intensify in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our net revenue and results of operations. We currently or potentially compete with a variety of companies, many of which have significantly greater financial, technical, marketing and other resources. Our competitors include:

  . various online stores that sell prescription drugs as well as over-the-counter drug and health, wellness, beauty and personal care items;

  . chain drugstores;

  . independent drugstores and pharmacies;

  . mass-market retailers;

  . warehouse clubs; and

  . pharmacy benefit managers that sell prescription drugs directly.

    Most traditional drugstores have operated for a longer period of time, have greater financial resources, have established marketing relationships with leading manufacturers and advertisers and have secured greater presence in distribution channels. Some of these companies may also commence or expand their presence on the Internet. We also compete with hospitals, HMOs and mail order prescription drug providers, all of whom are or may begin offering products and services, as well as healthcare related information similar to our content, over the Internet. Finally, we are aware of numerous other smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete directly with those offered at PlanetRx.com.

    We may face a significant competitive challenge from alliances entered into by our competitors. For instance, one of our direct online competitors, drugstore.com, has recently entered into a relationship that gives them access to a major pharmacy benefit manager. Our competitors may continue to gain access to major pharmacy benefit managers, major HMOs or chain drugstores. The combined resources of these partnerships could pose a significant competitive challenge to PlanetRx.com and could prevent these pharmacy benefit managers, HMOs or chain drugstores from also entering into relationships with us and could limit our ability to penetrate the prescription drug market.

    We believe the principal factors on which we will compete include:

  . recognition of the PlanetRx.com brand;

  . product selection;

  . personalized services;

  . convenience and ease of use;

  . price;

  . accessibility;

  . customer service;

  . quality of interactive tools;

  . quality of content; and

  . reliability and speed of fulfillment for products ordered.

    We will have no control over how successful our competitors are in addressing these factors. In addition, our online competitors can duplicate many of the products or services and much of the content that we offer, with little difficulty.

Our gross margins may be affected by downward price pressure on pharmaceutical drugs

    Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. While we may be successful in gaining widespread access to insurance reimbursement, the efforts of third-party payors to contain costs will place downward pressures on gross margins from sales of prescription drugs. We cannot be certain that our products or services will be considered cost effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize adequate profit margins on prescription drugs. Our failure to realize adequate profit margins on prescription drugs would harm our business.

We depend on a limited number of suppliers and third-party carriers; if they do not perform, we will not be able to effectively ship orders

    To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We purchase a substantial majority of our prescription and over-the-counter products from one vendor, McKesson. We have a multi-year agreement with McKesson that requires us to purchase 80% of our prescription drugs, non-prescription drugs, home healthcare products, sundries and health and beauty aids from McKesson. However, if McKesson were unwilling or unable to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative suppliers on acceptable terms in a timely manner, or at all. Although our agreement with McKesson has a multi-year term, it can be terminated by us or by McKesson upon 60 days' notice.

    In addition to McKesson, we use other suppliers, particularly with respect to our other product categories. These suppliers may not continue to sell products to us on existing terms and we may not be able to establish new or extend current fulfillment terms on a timely or acceptable basis or at all. Negotiating and implementing relationships with additional vendors or distributors may take substantial time and resources. If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of products on acceptable commercial terms, our business may be harmed.

    We also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers' ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation and our business and results of operations.

If we fail to provide updated healthcare content and other features that consumers demand, we will not be able to attract or retain customers, which would result in slower revenue growth

    If we fail to update and improve our healthcare content and interactive tools in a timely and efficient manner, we may not be able to attract or retain customers. We must continue to provide professionally created healthcare content, interactive tools and other features that consumers demand. This will require the expenditure of significant funds and demand a material amount of time of senior management. In addition, we must also anticipate and respond quickly to consumer preferences and demands regarding healthcare information.

Pharmacy or prescription processing errors could produce liability and significant negative publicity

    Mistakes relating to the dispensation of prescription drugs could produce liability and negative publicity that would be adverse to our business. Pharmacies occasionally make mistakes relating to prescriptions, dosage and other aspects of the medication dispensing process. We expect that sales of pharmaceutical products will account for a significant percentage of our revenues. Because we distribute these products directly to the customer, we are the most visible participant in the medication distribution chain. While we do carry product liability insurance, it may be insufficient to cover potential claims.

If a regulatory body alleges that we have engaged in the practice of medicine, we may be subject to significant liabilities

    The practice of medicine requires licensing under applicable state law. It is not our intent to practice medicine and we have structured our websites and our business to avoid violation of state licensing requirements. However, a state regulatory authority could at some time allege that some portion of our business violates these statutes. An allegation that we practice medicine could result in significant liabilities. Further, any liability based on a determination that we engaged in the unlawful practice of medicine may be excluded from coverage under the terms of our general liability insurance policy.

Information provided by our pharmacists or on our PlanetRx.com website or satellite websites may result in liability or negative publicity

    In the event that our websites or our pharmacists provide erroneous or misleading information to our customers, we may be subject to liability or negative publicity that could have an adverse impact on our business. Our pharmacists are required by law to offer counseling to our customers about medication, dosage, delivery systems, common side effects and other information deemed to be significant by the pharmacists. Our pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate these effects. This counseling is in part accomplished through e-mail, our toll-free telephone service and inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present or may not have provided all relevant information to the pharmacist. In addition, information we provide through our Ask the Pharmacist service on our websites may subject us to liability to the extent that it contains any inaccuracies.

    We also post product and health-related information on our PlanetRx.com website and related satellite websites. Moreover, because visitors to our satellite sites post content unedited by us, this content could give rise to liability for us. This creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on our product or service offerings. To the extent that our content is perceived as promoting one product over another, our reputation could be harmed. Because online pharmacies are in an early stage of development, the amount of negative publicity that we or the online pharmacy industry receive could be disproportionate in relation to the negative publicity received by traditional pharmacies.

    Although we carry general liability, product liability and professional liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. In addition, we could face severe negative publicity if we are sued on these or other grounds, which could hurt the PlanetRx.com brand and prevent us from attracting and retaining customers. We cannot be certain that we will be able to maintain general liability, product liability and professional liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

We may be unable to accommodate increased consumer traffic on our website, which would limit our ability to increase sales

    If we fail to accommodate increased traffic on our website, our business may be seriously harmed. Our commerce revenues depend on the number of customers who use our website to purchase products. We depend on the satisfactory performance, reliability and availability of our websites, transaction processing systems, network infrastructure, customer support center, distribution and shipping systems.

    We will be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution facilities to accommodate increased traffic on our websites and increased sales volume. Our inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service or impaired quality and speed of order fulfillment. We may be unable to effectively upgrade and expand our transaction-processing systems to accommodate increases in the use of our websites.

We may suffer systems failures on our websites which could result in negative publicity and reduce the volume of products sold

    From time to time, we have experienced temporary system interruptions in connection with dramatically increased traffic on our website in response to promotional activities. Although these interruptions have not significantly harmed our operations, any system failure that results in the unavailability of our websites or reduced order fulfillment performance could result in negative publicity and reduce the volume of products sold, which would negatively affect our business. The satisfactory performance, reliability and availability of our websites, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels.

    In addition, because we outsource some aspects of our system, the cause of system interruptions may be outside of our control, and therefore we may not be able to correct any problem in a timely manner or at all. For example, we rely substantially on Exodus

Communications to maintain our servers, and Cybercash to handle many of the elements of our transaction processing.

Our growth and changing operations have placed a significant burden on our management system and resources, and any inability to manage this growth could result in higher operating costs and lower gross margins

    We have expanded our operations rapidly since our inception and the launch of our PlanetRx.com website in March 1999. The number of our employees increased from three on June 30, 1998 to 154 on June 30, 1999. Additionally, many of our senior management have joined us within the last twelve months. We intend to hire additional personnel in order to pursue existing and potential market opportunities. Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources, which could result in slower revenue growth, increased operating costs and lower gross margins. Our ability to successfully offer products and services and implement our business strategy in a rapidly evolving market requires an effective planning and management process. We also expect that we will need to continue to improve our transaction-processing, operational, financial and managerial controls and reporting systems and procedures as we grow.

    Many of our senior management have no prior management experience at public companies, and many of our executive officers have no prior management experience in the healthcare industry. We cannot be certain that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to successfully identify, manage and exploit existing and potential market opportunities.

If we are unable to attract and train adequate numbers of customer service personnel, we may not be able to provide sufficient customer service

    Our business depends in part on our ability to maintain superior customer service. If we are unable to attract and train adequate numbers of customer service personnel, our efforts to establish our brand may be harmed and our business results may be impaired. We will need to commit significant additional financial resources to attract and train customer service personnel in order to provide our customers with high quality customer service.

We may be unable to expand the breadth and depth of our product offerings in a cost-effective and timely manner

    It is important to our future success to expand the breadth and depth of our product offerings. For example, we recently introduced the sale of branded cosmetics and salon hair care products on our PlanetRx.com website. Expansion of our product categories and product offerings in this manner will require significant additional expenditures and could strain our management, financial and operational resources. For example, we may need to incur significant marketing expenses, develop relationships with new suppliers or manufacturers, or comply with new regulations. We cannot be certain that we will be able to expand our product categories or offerings in a cost-effective or timely manner, or that we will be able to offer every product in demand by our customers. Furthermore, any new product offering that is not favorably received by consumers could damage our reputation. The lack of market acceptance of new products or our inability to generate satisfactory revenues from expanded product offerings to offset their costs could harm our business.

If we do not successfully expand our distribution operations, we may not be able to meet customer demand, which would result in loss of customers and revenues

    If we do not successfully expand our distribution operations on an ongoing basis to accommodate increases in demand, we will not be able to fulfill our customers' orders in a timely manner, which would harm our business. All of our distribution operations are handled at our facilities in Memphis, Tennessee. Any future expansion may cause disruptions in our business and may be insufficient to meet our ongoing distribution requirements.

We may be unable to meet our future capital requirements, which would impair our ability to fund our operations

    We require substantial working capital to fund our operations. We expect that funds from operations and the proceeds of this offering will be sufficient to fund our operations for the next twelve months, but we cannot assure you that we will be able generate sufficient funds from our operations after that time, in which case, we may need to raise additional funds. However, we cannot be sure that additional financing would be available to us on favorable terms or at all.

    If we raise funds by issuing equity, equity-related or debt securities, these securities may have rights, preferences and privileges that are senior to our existing common stock. In addition, the issuance of these securities may cause immediate and substantial dilution to our existing stockholders.

We face the risk of inventory theft and diversion, which could result in increased operating costs

    Many of our products are valuable, and their small size and packaging render them particularly susceptible to theft and diversion in the course of fulfillment and distribution. If the security measures we use at our distribution center and during the distribution process do not prevent significant inventory theft and diversion, our gross profit margins and results of operations may be harmed.

If our online security measures fail, we could incur significant liabilities

    If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information, such as prescription or health condition information, we could be subject to liability, including lawsuits. This would be costly, divert the attention of our management and cause significant harm to our reputation.

We are exposed to risks associated with credit card fraud, which may reduce collections and discourage online transactions

    If we fail to adequately control fraudulent credit card transactions, our revenues and results of operations would be harmed because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

If one or more of our pharmacy licenses is not renewed, we may not be able to ship our products into markets into which we currently deliver our products

    We currently hold pharmacy licenses that allow us to ship into all U.S. states and territories, and these licenses generally must be renewed on an annual basis. If one or more of these licenses is not renewed, for whatever reason, our business and reputation would be significantly harmed.

Government regulation of the health care and pharmacy industries may expose us to risks that we may be fined or exposed to civil or criminal liability, receive negative publicity or be prevented from shipping products into one or more states

    Our business is subject to extensive federal, state, and local regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. Many of these regulations are new and subject to varying interpretations, which makes the task of assuring compliance difficult. Noncompliance with one or more of these regulations could result in substantial fines and other monetary penalties, exclusion from participation in some networks, and/or criminal sanctions which could adversely affect our business. See "Business -- Government Regulation" for examples of the laws and regulations most likely to affect our business.

Our facilities, systems and operations are vulnerable to natural disasters and other unexpected problems

    Fire, flood, power loss, telecommunica-tions failure, break-ins, earthquakes, tornadoes and similar events could damage our communications hardware and other computer hardware operations, which are located in South San Francisco, California and our distribution center and pharmacy, which are located in Memphis, Tennessee. This could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. In addition, computer viruses, electronic break-ins or other similar disruptions could harm our websites. We have no formal disaster recovery plan and our insurance may not adequately compensate us for losses that may occur due to failures or interruptions in our systems.

The loss of any of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could result in an inability to manage ourgrowing operations

    The loss of the services of one or more of our key personnel could seriously disrupt our business. We depend on the continued services and performance of our senior management and other key personnel, particularly William J. Razzouk, Chief Executive Officer and Chairman of the Board. Our future success also depends upon the continued service of our executive officers and on our ability to attract and retain key sales, marketing and support personnel, as well as pharmacists and software developers. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Many of our senior management joined us within the last twelve months, including Mr. Razzouk and Steve Valenzuela, our Chief Financial Officer. Our future success depends on the ability of these officers to effectively work together with our original management team. Except for Mr. Razzouk, none of our officers or key employees is bound by an employment agreement. Our relationships with these officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees.

We may be unable to protect the intellectual property rights upon which our business relies, which could harm our competitiveness and cause customer confusion

    We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. These legal protections afford only limited protection for our intellectual property and trade secrets. We have filed applications for United States trademark registrations for, among others, "PlanetRx.com." We may be unable to secure this registration. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term PlanetRx.com. Any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would negatively affect our business.

    Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

We may not be able to acquire new domain names or maintain our existing ones

    Our strategy is dependent, in part, on our ability to use our satellite websites and domain names to increase revenues. We believe that operating satellite websites with names like "diabetes.com" that consumers can easily locate and that provide useful information will attract consumers to these websites and, by having links to the PlanetRx.com website, will increase traffic and revenue opportunities. We currently hold the Internet domain name "PlanetRx.com," as well as various other related names, including arthritis.com, diabetes.com and cancer.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the U.S. and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names, which could result in the creation of domain names similar to ours. As a result, we may be unable to acquire or maintain the "PlanetRx.com" domain name or our other domain names in all of the countries in which we conduct business.

    The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

We may face costly product liability claims by consumers

    The products we carry, including prescription drugs, non-prescription drugs and dietary supplements, are particularly susceptible to product liability claims. Any claim of product liability by a consumer against us, regardless of merit, could be costly financially and could divert the attention of our management. It could also create negative publicity, which would harm our business. Although we maintain product liability insurance, it may not be sufficient to cover a claim if one is made.

We may be found to infringe proprietary rights of others, which could result in significant liabilities

    Third parties may claim infringement by us with respect to past, current or future proprietary rights. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

If we engage in any acquisitions, we will incur a variety of costs, and the anticipated benefits of the acquisition may never be realized

    If appropriate opportunities present themselves, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions and no material acquisition is currently being pursued. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may fail to be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could adversely affect our business, results of operations and financial condition.

    In addition, recent proposed changes in the Financial Accounting Standards Board rules for merger accounting may affect our ability to make acquisitions or be acquired. For example, elimination of the "pooling" method of accounting for mergers could increase the amount of goodwill that we would be required to account for if we merge with another company, which would have an adverse financial impact on our future operating results. Further, accounting rule changes that reduce the availability of write-offs for in-process research and development costs in connection with an acquisition could result in the capitalization and amortization of these costs and negatively impact results of operations in future periods.

Year 2000 issues could affect our business

    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these year 2000 requirements. Our business is dependent on the operation of numerous systems that could potentially be impacted by year 2000 related problems. If our suppliers' systems, or third-party software that we rely on, are not year 2000 compliant, or if our efforts to make our systems year 2000 compliant are not successful, then our critical systems will fail and our business will be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".

We are controlled by officers, directors and entities affiliated with them

    Based upon shares outstanding as of September 3, 1999, executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 34.2% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Antitakeover provisions applicable to us could preclude an acquisition, even if an acquisition would be beneficial to our stockholders

    Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock".

                Risks Related to Regulation of Internet Commerce

If we are required to charge taxes on purchases, we may have to increase prices, which could lead to a loss of sales, or could result in increased net losses

    We do not collect sales or other similar taxes in respect of goods sold by PlanetRx.com, except from purchasers located in California and Tennessee. However, one or more additional states may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could adversely affect our ability to derive financial benefit from our commercial activities. Additionally, the imposition of these taxes would force online retailers to manage a more complex transaction processing system.

Government regulation of the Internet and data transmission over the Internet could affect our operations

    Our customers regularly provide us with confidential information, such as personal health information and credit card numbers. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. A recent session of the United States Congress resulted in legislation governing children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. Laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

                         Risks Related to this Offering

Our stock price may be volatile which could result in losses for investors

    The market price for our common stock is likely to be highly volatile, particularly as the market for Internet-related stocks has experienced extreme price and volume fluctuations in recent months. We expect our stock price to be subject to wide fluctuations as a result of a variety of factors, including factors beyond our control. These include:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or our competitors;

  . publicity about our company, our products and services, our competitors, or e-commerce in general;

  . changes in our financial estimates by securities analysts;

  . conditions or trends in the Internet and online commerce industries;

  . changes in the economic performance and/or market valuations of other
    Internet, online commerce or retail companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

  . potential litigation.

    Because of this volatility, it is likely that we will fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price may decline as a result.

Future sales of shares could affect our stock price

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of September 3, 1999, upon completion of this offering, we will have outstanding 51,036,453 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Other than the shares of common stock sold in this offering, 19,500 shares will be eligible for sale in the public market immediately. Substantially all of our stockholders, including Express Scripts, will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these agreements expire, an additional 21,479,710 shares will be eligible for sale in the public market assuming no exercise of options. See "Shares Eligible for Future Sale" for a further description regarding shares that will become eligible for sale at future dates after this offering.

New stockholders will incur immediate dilution as a result of this offering

    The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial dilution. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent that these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution" for a more detailed description of how new stockholders will incur dilution.

We have broad discretion to use the proceeds from this offering

    Our management can use the proceeds from this offering in ways with which the stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds" for how we generally intend to use the proceeds from this offering.

We do not intend to pay any dividends

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy".

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the shares being offered by us hereby at an assumed public offering price of $13.00 per share are estimated to be $71,340,000, after deducting the underwriting discount and estimated offering expenses payable by us, ($82,221,000 if the underwriters' over-allotment option is exercised in full). We have no specific plan for the net proceeds of this offering, however, we may use these proceeds for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.


                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

  .  on an actual basis,

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into 23,433,045 shares of common stock, the issuance in September 1999 and conversion of all shares of Series D preferred stock into 371,103 shares of common stock, and the issuance of 849,150 shares of common stock upon the exercise and conversion of all outstanding warrants to purchase 100,000 shares of our series A preferred stock, warrants to purchase 16,000 shares of our series B preferred stock and the purchase option for 700,000 shares of our series B preferred stock upon the closing of this offering and

  . on an as adjusted basis as to give effect to the issuance of 10,355,254 shares of common stock to Express Scripts in connection with our purchase of assets and liabilities of YourPharmacy.com, which will be effective upon the closing of this offering under the contribution agreement, and the receipt and application of the net proceeds from the sale by us of 6,000,000 shares of common stock at an assumed initial public offering price of $13.00 and assumes no exercise of the underwriters' over-allotment option. See "Underwriting".

                                                         June 30, 1999
                                                 --------------------------------
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                         (in thousands)
Borrowings and capital lease obligations, long-
 term..........................................  $  1,600  $  1,600    $  1,600
                                                 --------  --------    --------
Stockholders' equity:
 Preferred stock: $0.0001 par value, 28,000,000
  shares authorized, 23,135,364 shares issued
  and outstanding, actual; 28,000,000 shares
  authorized, none issued and outstanding, pro
  forma, 5,000,000 shares authorized, none
  issued and outstanding as adjusted...........         2       --          --
 Common stock: $0.0001 par value, 42,000,000
  shares authorized, 9,840,250 shares issued
  and outstanding actual; 42,000,000 shares
  authorized, 34,493,548 shares issued and
  outstanding, pro forma(1); 100,000,000 shares
  authorized, 50,848,802 shares issued and
  outstanding as adjusted(1)...................         1         3           4
Additional paid-in capital.....................   121,682   132,812     358,241
Notes receivable from stockholders.............       (35)      (35)        (35)
Deferred stock-based compensation..............   (17,292)  (17,292)    (17,292)
Accumulated deficit............................   (25,363)  (25,363)    (25,363)
                                                 --------  --------    --------
 Total stockholders' equity....................    78,995    90,125     315,555
                                                 --------  --------    --------
 Total capitalization..........................  $ 80,595  $ 91,725    $317,155
                                                 ========  ========    ========

--------

(1) Excludes 1,882,750 shares reserved for issuance under our 1998 stock option plan, of which 1,326,050 shares were subject to outstanding options as of June 30, 1999 at a weighted average exercise price of $1.46 per share. Excludes options to purchase 1,943,270 shares of our common stock to be granted to employees of YourPharmacy.com effective on the closing of this offering at a weighted average exercise price of $4.83 per share. Reflects the filing of an amended and restated certificate of incorporation to provide for authorized capital stock of 100,000,000 shares of common shares and 5,000,000 shares of undesignated preferred stock effective upon the closing of the offering. See "Management -- Stock Plans", "Certain Transactions" and Note 7 of Notes to Financial Statements.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 1999 was approximately $85,903,000 or $2.49 per share of common stock. Pro forma data in this section assumes the automatic conversion of all outstanding shares of preferred stock into 23,433,045 shares of common stock, the issuance in September 1999 and conversion of all shares of Series D preferred stock into 371,103 shares of common stock, and the issuance of 849,150 shares of common stock upon the exercise and conversion of all outstanding warrants and the purchase option for preferred stock as of June 30, 1999. Pro forma data excludes 1,882,750 shares reserved for issuance under our 1998 stock plan, of which 1,326,050 shares were subject to outstanding options at a weighted-average exercise price of $1.46 per share. To the extent outstanding options are exercised, there will be further dilution to new investors. Pro forma data also excludes options to purchase 1,943,270 shares of our common stock to be granted to employees of YourPharmacy.com effective on the closing date of this offering at a weighted average exercise price of $4.83 per share. See "Management -- Stock Plans", "Related Party Transactions", Notes 1 and 7 of Notes to Financial Statements and "Unaudited Pro Forma Consolidated Financial Data--Overview". "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering, after giving effect to the issuance of 10,355,254 shares of common stock to Express Scripts in connection with our purchase of selected assets and liabilities of YourPharmacy.com which will be effective upon the closing of this offering, under the contribution agreement and the sale of the 6,000,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999 would have been $151,941,000 or approximately $2.99 per share of common stock. This represents an immediate increase in net tangible book value of $0.50 per share to existing stockholders and an immediate dilution of $10.01 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share....................       $13.00
  Pro forma net tangible book value per share before the offering.. $2.49
  Increase per share attributable to new investors.................  0.50
                                                                    -----
Pro forma net tangible book value per share after the offering.....         2.99
                                                                          ------
Dilution per share to new investors................................       $10.01
                                                                          ======

    The following table sets forth, as of June 30, 1999, the differences between the number of shares of common stock purchased from PlanetRx.com, the total cash paid and the average price per share paid by existing holders of common and preferred stock, by assumed exercise of all outstanding warrants and the purchase option, by Express Scripts and by the new investors, before deducting the underwriting discount and estimated offering expenses payable by PlanetRx.com, at the initial public offering price of $13.00 per share.

                                                     Total Cash
                           Shares Purchased         Consideration      Average Cash
                         --------------------- -----------------------    Price
                           Number   Percentage    Amount    Percentage  Per Share
                         ---------- ---------- ------------ ---------- ------------ ---
Existing stockholders... 33,273,295    65.4%   $ 83,955,000    48.5%      $ 2.52
Assumed exercise of
 warrants and purchase
 option.................    849,150     1.7       3,630,000     2.1         4.27
Series D stockholder....    371,103     0.7       7,500,000     4.3        20.21
Express Scripts(1)...... 10,355,254    20.4              --     0.0         0.00
New investors...........  6,000,000    11.8      78,000,000    45.1        13.00
                         ----------   -----    ------------   -----
  Totals................ 50,848,802   100.0%   $173,085,000   100.0%
                         ==========   =====    ============   =====

--------

(1) Simultaneous with the close of this offering, we will issue 10,355,254 shares of common stock to Express Scripts in connection with our purchase of selected assets and liabilities of YourPharmacy.com. These shares will represent 19.9% of our outstanding stock after this offering, assuming the over-allotment option is exercised. If the over-allotment option is not exercised, Express Scripts will return to us, at no cost, that number of shares necessary to reduce its ownership to 19.9% of our then outstanding stock.

                            SELECTED FINANCIAL DATA
   The following selected financial data should be read in conjunction with, and are qualified by reference to, the Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data set forth below for each of the three years in the period ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the period from March 31, 1995 (inception) to December 31, 1995 and the balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The statement of operations data for the six months ended
June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 have been derived from unaudited financial statements included elsewhere in this prospectus. The unaudited statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The historical results are not necessarily indicative of results that may be expected for any future period.

                          March 31, 1995         Year Ended               Six Months
                          (inception) to        December 31,            Ended June 30,
                           December 31,  ----------------------------  ------------------
                               1995        1996      1997      1998      1998      1999
                          -------------- --------  --------  --------  --------  --------
                                                                          (unaudited)
Statement of Operations
Data:                                (in thousands, except per share data)
Net revenue:
 e-commerce.............     $    --     $    --   $    --   $    --   $    --   $    622
 Sponsorship............          --          --        --        --        --        195
                             --------    --------  --------  --------  --------  --------
                                  --          --        --        --        --        817
                             --------    --------  --------  --------  --------  --------
Cost of net revenue:
 e-commerce.............          --          --        --        --        --        694
 Sponsorship............          --          --        --        --        --         35
                             --------    --------  --------  --------  --------  --------
                                  --          --        --        --        --        729
                             --------    --------  --------  --------  --------  --------
Gross profit............          --          --        --        --        --         88
                             --------    --------  --------  --------  --------  --------
Operating expenses:
 Marketing and sales....          --          --        --        907         3     9,614
 Product development....           22           7       113     1,025       106     3,254
 General and
  administrative........          --          --         23       541         2     2,366
 Stock-based
  compensation..........          --          --        --      1,650       --      4,308
                             --------    --------  --------  --------  --------  --------
 Total operating
  expenses..............           22           7       136     4,123       111    19,542
                             --------    --------  --------  --------  --------  --------
Operating loss..........          (22)         (7)     (136)   (4,123)     (111)  (19,454)
Interest income.........          --          --        --         38       --        399
Interest expense........          --          --         (1)       (2)      --     (1,046)
                             --------    --------  --------  --------  --------  --------
Net loss................     $    (22)   $     (7) $   (137) $ (4,087) $   (111) $(20,101)
                             ========    ========  ========  ========  ========  ========
Plus effect of
 antidilution provisions
 of Series B Preferred
 Stock..................          --          --        --        --        --     (1,009)
                             --------    --------  --------  --------  --------  --------
Net loss available to
 common shareholders....     $    (22)   $     (7) $   (137) $ (4,087) $   (111) $(21,110)
                             ========    ========  ========  ========  ========  ========
Basic and diluted net
 loss per share(1)......     $    --     $    --   $    --   $  (9.12) $    --   $  (8.35)
                             ========    ========  ========  ========  ========  ========
Basic and diluted pro
 forma net loss per
 share (unaudited)(1)...                                     $  (1.00)           $  (1.04)
                                                             ========            ========
Weighted average shares
 used to compute basic
 and diluted net loss
 per share(1)...........          --          --        --        448               2,528
                             ========    ========  ========  ========            ========
Weighted average shares
 used to compute pro
 forma basic and diluted
 net loss per share
 (unaudited)(1).........                                        4,102              20,210
                                                             ========            ========

                                                December 31,
                                            ----------------------  June 30,
                                            1995 1996 1997   1998     1999
                                            ---- ---- ----  ------ -----------
                                                                   (unaudited)
Balance Sheet Data:                                  (in thousands)
Cash and cash equivalents.................. $  5 $  5 $ 15  $  935   $62,688
Working capital (deficit)..................    3    1  (19)    581    71,712
Total assets...............................    7    7   36   5,707    85,236
Borrowings and capital lease obligations,
 long-term.................................  --   --    10       2     1,600
Total stockholders' equity (deficit).......    5    3   (8)  3,469    78,995

-------
(1) See Note 1 of Notes to the Financial Statements for an explanation of the determination of the number of shares and share equivalents used in computing per share and pro forma per share amounts.

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    In August 1999, PlanetRx.com entered into a series of agreements with Express Scripts, Inc. and its wholly owned subsidiary, YourPharmacy.com, Inc. Effective upon the closing of the offering under the contribution agreement, PlanetRx.com will issue 19.9% of our outstanding stock to Express Scripts assuming the over-allotment option is exercised and in exchange we will acquire selected assets and liabilities of YourPharmacy.com Inc. Additionally under other agreements in the series, Express Scripts members will be able to use their reimbursement plan to fill prescriptions online at PlanetRx.com and Express Scripts will promote the Company as Express Scripts' Internet pharmacy. The acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed at their respective fair values at the date the acquisition is consummated. The purchase price will consist of the quantity of shares issued upon the closing of the initial public offering (including shares issued pursuant to the underwriters' over-allotment option) to enable Express Scripts to own 19.9% of the Company's outstanding common stock at the price per share issued in the initial public offering, the fair value of 1.9 million options to purchase our common stock issued in exchange for outstanding YourPharmacy.com, Inc. options and direct acquisition costs. Accordingly, for purchase accounting purposes, changes in quantity of or price for shares issued and options assumed in the initial public offering will change the computation of the purchase price.

    For the purpose of preparing the unaudited pro forma consolidated financial data, the estimated purchase price of $158.8 million was comprised of the assumed issuance of 10,355,254 shares of Common Stock and the assumption of 1,943,270 options and a price per share in this offering of $13.00 per share, plus estimated direct acquisition costs of $4.7 million. The allocation of the purchase price in the unaudited pro forma consolidated financial data resulted in an excess purchase consideration over tangible net liabilities of $159.4 million which has been allocated to goodwill with an estimated useful life of 5 years. The following unaudited pro forma consolidated financial data reflects the effects of the contribution agreement as if the acquisition occurred on February 2, 1998, the YourPharmacy.com inception date. The consolidated pro forma statement of operations data may not be indicative of the results of operation had the acquisition actually occurred on February 2, 1998, nor do they purport to indicate the future results of PlanetRx.com.

                                                Year Ended     Six Months Ended
                                             December 31, 1998  June 30, 1999
                                             ----------------- ----------------
                                              (in thousands, except per share
                                                           data)
Pro Forma Consolidated Statement of
 Operations Data:
Net Revenue:
 e-commerce.................................     $    --           $    622
 Sponsorship................................          --                195
                                                 --------          --------
                                                      --                817
                                                 --------          --------
Cost of net revenue:
 e-commerce.................................          --                694
 Sponsorship................................          --                 35
                                                 --------          --------
                                                      --                729
                                                 --------          --------
Gross profit................................          --                 88
                                                 --------          --------
Operating expenses:
 Marketing and sales........................          907            10,091
 Product development........................        1,621             4,677
 General and administrative.................        1,436             4,132
 Stock-based compensation...................        1,650             4,308
 Amortization of goodwill...................       29,222            15,939
                                                 --------          --------
  Total operating expenses..................       34,836            39,147
                                                 --------          --------
Operating loss..............................      (34,836)          (39,059)

Interest income.............................           38               399
Interest expense............................           (2)           (1,046)
                                                 --------          --------
Net loss....................................     $(34,800)         $(39,706)
Plus effect of antidilution provisions of
 Series B Preferred Stock...................          --             (1,009)
                                                 --------          --------
Net loss available to common shareholders...     $(34,800)         $(40,715)
                                                 ========          ========
Basic and diluted net loss per share
 unaudited(1)...............................     $  (2.61)         $  (1.33)
                                                 ========          ========
Weighted average shares used to compute
 basic and diluted net loss per share
 (unaudited)(1).............................       13,351            30,565
                                                 ========          ========

--------
(1) See Note 1 of Notes to Unaudited Pro Forma Consolidated Financial Data for a description of the method used to compute basic and diluted net loss per share.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects", "anticipates", "intends", "plans" and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, the risks discussed in the section titled "Risk Factors" in this prospectus.

                                    Overview

                                  PlanetRx.com

    PlanetRx.com is a leading online healthcare destination for commerce, content and community. Our e-commerce website, www.PlanetRx.com, which we launched on March 18, 1999, provides a convenient, private and informative shopping experience for health and personal care products. We offer products in six categories: prescription drugs; non- prescription drugs; personal care; beauty and spa; vitamins, herbs and nutrition; and medical supplies. Our eCenters, located within the PlanetRx.com website, incorporate content that addresses a variety of health-related topics. In addition, we own and operate a network of satellite websites targeting specific healthcare conditions by providing relevant content and a destination for online communities. These condition-specific websites, which include diabetes.com, depression.com, obesity.com and alzheimers.com, are linked to the PlanetRx.com website.

    From our inception through the launch of our PlanetRx.com website, we did not generate any sales and our operating activities consisted mainly of developing our business model, constructing our websites and transaction processing system, researching and developing health-related content, recruiting and training employees, gaining necessary funding, negotiating advertising contracts with several of the major Internet portals, building our pharmacy and distribution center and establishing the PlanetRx.com brand name.

    Since launching our PlanetRx.com website, we have continued these activities and, in addition, increased the breadth of our product offerings, expanded our online information resources, developed new services such as online communities, community message boards and support groups and identified and executed strategic partnerships.

    To date, we have entered into a number of intellectual property acquisitions and strategic agreements and have focused on increasing the number of visitors to our websites and increasing our sales volume. In December 1998, we issued approximately 198,000 shares of common stock to an employee for services rendered in connection with the acquisition and transfer of domain names. We recorded the estimated fair value of the stock of $614,000 as a prepaid asset, and reclassified such amount to intangible assets upon the transfer of such names in January 1999. The fair value of the stock will be amortized as stock-based compensation expense over the estimated useful life, which is deemed to be two years. In June 1999, we issued approximately 342,000 shares of common stock to a company affiliated with an employee for additional domain names. We recorded the estimated fair value of the stock of $3.8 million as an intangible asset. The fair value of the stock will be amortized as stock-based compensation expense over the estimated useful life, which is deemed to be two years. We are currently incorporating these domain names into the PlanetRx.com community.

    In May 1999, we entered into a strategic alliance with a major pharmaceutical company. Under the terms of the agreement, this pharmaceutical company is the exclusive therapeutic disease state management sponsor within our diabetes.com community. We plan to enter into similar agreements with other third parties in connection with the expansion of other PlanetRx.com communities.

    In December 1998, we entered into a three-year marketing agreement with AOL.

Under the terms of the agreement, AOL will provide us with advertising featuring us as an online pharmacy in exchange for $15.0 million over the three year term. We paid $1.2 million and $3.0 million during the year ended
December 31, 1998 and the six months ended June 30, 1999, respectively. We recognized $1.5 million in advertising expense during the six months ended June 30, 1999 under this agreement.

    In August 1999, we entered into a series of agreements with Express Scripts, Inc. and its wholly owned subsidiary, YourPharmacy.com, Inc. Under the contribution agreement, effective upon the closing of the initial public offering we will issue 19.9% of our outstanding stock to Express Scripts, assuming the underwriter's over-allotment option is exercised, in exchange for selected assets and liabilities of YourPharmacy.com. In addition, under the other agreements, Express Scripts members will be able to use their reimbursement plan to fill prescriptions with PlanetRx.com and Express Scripts will promote us as Express Scripts' Internet pharmacy.

    The acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed at their respective fair values at the date the acquisition is consummated. The purchase price will consist of the quantity of shares issued upon the closing of the initial public offering (including shares issued pursuant to the underwriters' over-allotment option) to enable Express Scripts to own 19.9% of our outstanding common stock at the price per share issued in the initial public offering, the fair value of 1,943,270 options to purchase our common stock issued in exchange for outstanding YourPharmacy.com options, and direct acquisition costs. Accordingly, for purchase accounting purposes, changes in quantity of or price for shares issued and options assumed in the initial public offering will change the computation of the purchase price.

    For the purpose of preparing the unaudited pro forma consolidated financial data, the estimated purchase price of $158.8 million was comprised of the assumed issuance of 10,355,254 shares of our common stock and the assumption of 1,943,270 options and a price per share in the offering of $13.00 per share, plus assumed net liabilities and estimated direct acquisition costs of $5.3 million. The allocation of the purchase price resulted in an excess purchase consideration over tangible net liabilities of $159.4 million which has been allocated to goodwill with an estimated useful life of 5 years.

    This preliminary amount will be amortized over a five-year period using a straight-line basis. We expect to amortize approximately $7.9 million of the remainder in 1999, $31.9 million in 2000, 2001, 2002 and 2003, and $23.9 million in 2004, if the fair value assumptions we used in the calculation of the preliminary purchase price are consistent with the actual fair values on the acquisition dates. Effective upon the closing of this offering, we will be obligated to pay five annual payments of $14.7 million to Express Scripts in connection with the series of agreements. We may be obligated to pay additional incremental amounts based on Express Scripts' member activity on the PlanetRx.com website.

    In September 1999, we entered into a three year sponsorship and a three year content license agreement with iVillage, Inc. Under the terms of the agreements, we will be provided with a specific number of advertising impressions featuring us as the exclusive online full service pharmacy devoted to health and wellness needs and rights to certain online content. In consideration, we have agreed to pay approximately $22.5 million over a three year term. In addition, to further enhance the strategic relationship between iVillage and us, we issued 371,103 shares of series D preferred stock to iVillage for aggregate consideration of $7.5 million.

Net Revenue

    e-commerce. e-commerce net revenue consists of product sales and charges to customers for outbound shipping and is net of allowances for product returns and promotional discounts. We recognize e-commerce revenue when products are shipped.

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    Sponsorship. Sponsorship net revenue includes payments from third parties in exchange for our identification of those parties within the sponsored website areas. Sponsorship revenue is recognized ratably over the related period.

Cost of Net Revenue

    e-commerce. Cost of e-commerce net revenue consists primarily of the costs of products sold to customers and costs of outbound and inbound shipping. Our e-commerce gross margins will fluctuate in the future and will be affected by promotional discounts, mix of products sold and sales allowances.

    Sponsorship. Cost of sponsorship net revenue consists primarily of amounts paid to the former owners of Internet domain names that have been incorporated into some of our PlanetRx.com communities. These amounts are typically a percentage of sponsorship revenue generated in connection with the corresponding community and are generally capped at a specific dollar amount. Cost of sponsorship net revenue may also include Internet access fees and online hosting charges.

Operating Expenses

    Marketing and Sales. Marketing and sales expenses consist primarily of advertising and promotional expenditures, costs of product distribution, including order processing, credit card commission fees, equipment and supplies, as well as payroll related expenses.

    Product Development. Product development expenses consist primarily of payroll-related expenses for website development and information technology personnel, Internet access fees, online hosting charges and costs associated with creating and purchasing editorial and licensed content.

    General and Administrative. General and administrative expenses consist primarily of payroll-related expenses for executive and administrative personnel, corporate facility expenses, professional services expenses, travel and other general corporate expenses.

    Stock-Based Compensation. We recorded total deferred stock-based compensation of $4.6 million for the year ended December 31, 1998 and $16.6 million for the six months ended June 30, 1999 in connection with stock options granted during these periods. Our resulting amortization of deferred stock-based compensation totaled $888,000 for the year ended December 31, 1998 and $3.0 million for the six months ended June 30, 1999. The amortization expense relates to options awarded in all operating expense categories. We will continue to amortize the remaining balance of deferred compensation of $17.3 million until the fiscal year ending December 31, 2004. In addition to the amortization of deferred stock-based compensation, we recorded stock compensation expense of $765,000 and $1.3 million associated with stock, options and warrants in exchange for services for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. We recorded additional deferred stock based compensation of $10.2 million in connection with 1,673,900 stock options granted to our employees in July and August 1999.

    Income Taxes. At December 31, 1998, we had a fully reserved tax asset of $1.1 million. We have incurred losses from inception through June 30, 1999 and believe, based upon the history of such losses and other factors, that the weight of available evidence indicates that it is more likely than not that we will not be able to realize our deferred tax assets and thus a full valuation reserve has been recorded through June 30, 1999. See Note 3 of Notes to Financial Statements.

                             Results of Operations

Six Months Ended June 30, 1998 and 1999

Net Revenue

    We commercially launched our PlanetRx.com website on March 18, 1999. Prior to our launch, we generated no net revenue. Net revenue for the period ended June 30, 1999 was $817,000. Of this amount, $622,000, or 76%, was e-commerce revenue and $195,000, or 24%, was sponsorship revenue.

Cost of Net Revenue

    Our cost of net revenue for the period ended June 30, 1999 was $729,000. Our gross

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margin for the six months ended June 30, 1999 was 11%. Prior to our commercial launch of our PlanetRx.com website on March 18, 1999, we generated no costs of net revenue.

    e-commerce. Our cost of net revenue resulting from e-commerce for the six months ended June 30, 1999 was $694,000 resulting in a negative gross margin for the period. The negative gross margin is primarily a result of promotional sales discounts. We intend to continue to offer various discounts as part of our strategy to attract customers. As such, we may continue to experience negative gross margins resulting from e-commerce in the future. We expect the cost of e-commerce revenues to increase in absolute dollars to the extent that our sales volume increases.

    Sponsorship. Our cost of net revenue resulting from sponsorship for the period ended June 30, 1999 was $35,000. Our gross margin for sponsorship revenue was 82% during the six months ended June 30, 1999. We expect that the cost of sponsorship revenue will increase in absolute dollars to the extent that our sponsorship revenue increases.

Operating Expenses

    Marketing and Sales. Marketing and sales expenses increased from $3,000 during the six months ended June 30, 1998 to $9.6 million during the six months ended June 30, 1999. This increase is related to costs experienced after the launch of our PlanetRx.com website relating to marketing and promotional campaigns as well as costs related to order processing and distribution and growth in head count. We expect that as our commerce revenue increases and as we continue to focus on aggressively marketing the PlanetRx.com brand, our marketing and sales expenses will increase in both absolute dollars and as a percentage of net revenue.

    Product Development. Product development expenses increased from $106,000 during the six months ended June 30, 1998 to $3.3 million during the six months ended June 30, 1999. This increase is related to the expansion of our websites and system development and increased headcount related thereto. We believe that continued investment in product development is critical to attaining our strategic objectives and, as a result, we expect product development expenses to increase in absolute dollars.

    General and Administrative. General and administrative expenses increased from $2,000 during the six months ended June 30, 1998 to $2.4 million during the six months ended June 30, 1999. This increase is related to increased headcount, professional services and facilities expenses. We expect general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the anticipated growth of our business.

Interest Income and Expense

    Interest income consists of earnings on our cash and cash equivalents and interest expense consists of interest associated with our borrowings and capital lease obligations. As of June 30, 1999 the balance outstanding under the borrowings was $1.6 million. We had no substantial interest bearing assets or liabilities during the six months ended June 30, 1998.

    Interest expense includes prepaid debt issuance costs associated with a warrant and purchase option issued during 1999 in connection with one of our financing arrangements. The warrant and purchase option provide for the purchase of up to 716,000 shares of our series B preferred stock for $5.00 per share. During the six months ended June 30, 1999, we recorded $1.8 million as the fair value of the warrant and purchase option and recognized non-cash interest expense of $906,000 for the six months ended June 30, 1999. See Note 6 of Notes to Financial Statements.

Fiscal Years Ended December 31, 1997 and 1998

Net Revenue and Cost of Net Revenue

    Prior to the launch of our PlanetRx.com website on March 18, 1999, we did not generate any net revenue, nor did we incur any related cost of net revenue.

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

Operating Expenses

    Marketing and Sales. Marketing and sales expenses increased from $0 during the year ended December 31, 1997 to $907,000 during the year ended December 31, 1998. These expenses consisted primarily of the costs of recruiting marketing and sales personnel which were incurred after July 1, 1998.

    Product Development. Product development expenses increased from $113,000 during the year ended December 31, 1997 to $1.0 million during the year ended December 31, 1998. The increase is related to increased development activities and increased headcount to develop content and technology for our websites.

    General and Administrative. General and administrative expenses increased from $23,000 during the year ended December 31, 1997 to $541,000 during the year ended December 31, 1998. Prior to July 1, 1998, general and administrative expenses primarily consisted of facilities expenses and professional services to support the development staff. During the remainder of the year ended December 31, 1998, we began to build our administrative staff and incurred increased general business expenses in connection with our company-wide expansion.

Interest Income and Expense

    As of December 31, 1998, the balance outstanding under our note payable was $600,000. We had no substantial interest bearing assets and only minor interest bearing liabilities during the year ended December 31, 1997.

                        Liquidity and Capital Resources

    Since inception, we have financed our operations primarily through private sales of convertible preferred stock and common stock which through June 30, 1999, totaled $83.8 million, net of issuance costs of $141,000.

    Net cash used in operating activities was $15.2 million during the six months ended June 30, 1999 and $2.0 million during the year ended December 31, 1998. Net cash used in operating activities for each of these periods primarily consisted of net losses as well as increases in prepaid expenses, partially offset by increases in accounts payable, accrued expenses and depreciation and amortization.

    Net cash used in investing activities was $2.4 million during the six months ended June 30, 1999 and $2.9 million during the year ended December 31, 1998. Net cash used in investing activities for each of these periods primarily consisted of purchases of equipment and systems, including computer equipment and fixtures and furniture.

    Net cash provided by financing activities was $79.4 million during the six months ended June 30, 1999 and $5.9 million during the year ended December 31, 1998. Net cash provided by financing activities during the six months ended June 30, 1999 primarily consisted of net proceeds of $77.8 million from the issuance of convertible preferred stock. Net cash provided by financing activities for the year ended December 31, 1998 primarily consisted of proceeds of $5.2 million from the issuance of convertible preferred stock. As of June 30, 1999 and December 31, 1998, we had $8.0 million and $1.0 million, respectively, available under various financing instruments that expire through January 2000.

    As of June 30, 1999, we had $62.7 million of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under operating leases, a line of credit and marketing and advertising agreements. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

    We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next twelve months. We may need to raise additional funds prior to the expiration of such period. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

                                   Year 2000

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments and a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and the United States Postal Service and other third-party carriers to deliver orders to customers.

    We are in the process of reviewing the year 2000 compliance of our internally developed proprietary software. This review has included testing to determine how our systems will function at and beyond the year 2000. We expect to continue these tests through the end of 1999. Since inception, we have internally developed substantially all of the systems for the operation of our websites. These systems include the software used to provide our websites' search, customer interaction, and transaction-processing and distribution functions, as well as monitoring and back-up capabilities. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant.

    We are currently assessing the year 2000 readiness of our third-party supplied software, computer technology and other services, which include software for use in our accounting, database and security systems. The failure of such software or systems to be year 2000 compliant could have a material negative impact on our corporate accounting functions and the operation of our websites. As part of the assessment of the year 2000 compliance of these systems, we have sought assurances from these vendors that their software, computer technology and other services are year 2000 compliant. To date, approximately 47% of these vendors have responded to our requests, and none of these respondents have indicated that they have year 2000 compliance issues. We are continuing to solicit responses to our requests, and we expect that we will complete this assessment prior to December 31, 1999. Each of these vendors supplies us with software that is significant to our over-all operations. Despite the responses we have received from these vendors, we cannot assure you that the software they provide us will not experience year 2000 problems and cause significant disruptions to our operations. Based upon the results of this assessment, we will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be year 2000 compliant, including replacing any third-party software and vendors that we believe to not be year 2000 compliant. We expect to complete any required remediation prior to December 31, 1999. Costs incurred to date in connection with year 2000 compliance issues have been immaterial, and, at this time, the expenses associated with this assessment and potential remediation plan that may be incurred in the future cannot be determined. Therefore, we have not developed a budget for these expenses. The failure of our software and computer systems and of our third-party suppliers, carriers and other service providers to be year 2000 complaint would have a material adverse effect on us.

    The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to

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support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

    At this time, we have not yet developed a contingency plan to address situations that may result if we or our suppliers, carriers and other service providers are unable to achieve year 2000 compliance because we currently do not believe that such a plan is necessary. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of our systems, our vendors' systems or the Internet to be year 2000 compliant could have material adverse consequences for us. These consequences could include difficulties in operating our websites effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business, such as our internal accounting, database and security systems.

                        Recent Accounting Pronouncements

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirements to capitalize specified costs and amortization of such costs. We adopted SOP 98-1 effective January 1, 1999 and do not expect the adoption to have a material effect on our results of operations, financial position and cash flows.

    In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-Up Activities". Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. We adopted SOP 98-5 effective January 1, 1999 and we do not expect the adoption to have a material effect on our results of operations, financial position and cash flows.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" (SFAS 133). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. We will adopt SFAS 133 in our quarter ending June 30, 2000 and do not expect such adoption to have an impact on our results of operations, financial position and cash flows.

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

                                    BUSINESS

                                  PlanetRx.com

    PlanetRx.com is a leading online healthcare destination for commerce, content and community. Our e-commerce website, www.PlanetRx.com, which we launched on March 18, 1999, provides a convenient, private and informative shopping experience for health and personal care products. We offer products in six categories: prescription drugs; non-prescription drugs; personal care; beauty and spa; vitamins, herbs and nutrition; and medical supplies. Our eCenters, located within the PlanetRx.com website, incorporate content that addresses a variety of health-related topics. In addition, we own and operate a network of satellite websites targeting specific healthcare conditions by providing relevant content and a destination for online communities. These condition-specific websites, which include diabetes.com, depression.com, obesity.com and alzheimers.com, are linked to the PlanetRx.com website.

                              Industry Background

The Growth of the Internet and Online Commerce

    The Internet is a significant medium for communication and commerce, enabling millions of people to share information and conduct business electronically. International Data Corporation estimates the following:

  . 142 million users worldwide accessed the Internet at the end of 1998, and this number is expected to increase to approximately 502 million users by the end of 2002; and

  . worldwide business-to-consumer sales over the Internet will increase from approximately $15 billion in 1998 to approximately $115 billion by 2002.

    The unique characteristics of the Internet provide a number of advantages for online retailers. Without the physical constraints faced by traditional retailers, online retailers are able to carry a larger number of products at a lower cost and with greater merchandising flexibility. Additionally, they can assist the consumer's purchase decision by providing relevant information and enabling consumers to shop at their convenience by remaining open 24 hours a day, seven days a week. Online retailers can also provide personalized services and use direct marketing efforts based on information provided by customers.

    While the Internet provides the ability to display professionally-created content, it can also be used to create forums where Internet users with similar interests and concerns can interact with each other. Often the most relevant information to Internet users is generated by other users. However, most websites, including those of most online retailers, do not provide a forum for users to interact in a community environment and to access content created by others. As a result, we believe that there is a significant unfulfilled demand for these online communities, especially in connection with health and wellness.

The PlanetRx.com Market

    Our market consists of prescription drugs, non-prescription drugs, personal care products, beauty and spa, vitamins, herbs and nutrition and medical supplies. Based on estimates from the National Association of Chain Drugstores and Information Resources, Inc., we believe the U.S. market for health and personal care products will exceed $175 billion in 1999, of which prescription drugs comprised over $120 billion. We believe that the aging of the U.S. population will continue to drive increased demand for these products.

    To date, these products have been sold primarily through chain drugstores such as CVS, Eckerd, RiteAid and Walgreen's, mass market retailers such as Kmart, Target and Wal-Mart, supermarkets, warehouse clubs, mail-order companies and independent drugstores and pharmacies. However, a significant number of consumers are beginning to use the Internet to shop for healthcare products.


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    In addition to online shopping for healthcare products, people are increasingly using the Internet as a source for health and medical information. Cyber Dialogue estimates that the number of adults in the United States searching online for health and medical information will grow from approximately 17.1 million during the twelve month period ended July 1998 to approximately 33.5 million during the twelve month period ending July 2000.

    Prescription Drugs. This segment includes prescription medication for chronic illnesses, such as diabetes, depression and arthritis. We believe that online demand for these chronic illness products will increase as the Internet-enabled baby boomer generation ages and as new and improved drugs are introduced to the market.

    Non-Prescription Drugs. This segment includes over-the-counter remedies (such as cough, cold, allergy and pain relief medications), first aid and other products related to the body's health needs.

    Personal Care. This segment includes products related to hair, body and eye care, shaving, oral hygiene and feminine needs.

    Beauty and Spa. This segment includes cosmetics, fragrances and a variety of skin care products. Some of the factors driving consumer demand for beauty and spa products include regular and seasonal new product introductions, as well as changing fashion trends.

    Vitamins, Herbs and Nutrition. This segment includes vitamins, herbs, nutritional supplements, homeopathy and other natural products. We believe that consumers are increasingly interested in nutrition, wellness and alternative medicines and that supplemental product information is important to these consumers in making purchasing decisions.

    Medical Supplies. This segment includes medical diagnostic kits, such as home pregnancy and AIDS tests, and medical supplies, such as glucose strips for diabetics, that are complementary to prescriptions. Many people with chronic conditions who take regular prescriptions also use medical supply products.

Limitations on Traditional Channels of Distribution

    We believe that the use of the Internet to research and purchase healthcare-related products is growing as a result of the limitations of traditional channels for prescription drugs, non-prescription drugs, personal care products and medical supplies. These limitations include the following:

    Inconvenience. We believe that many consumers find the experience of shopping at traditional drugstores and pharmacies to be time-consuming and inconvenient due to factors such as store location and layout, as well as hours of operation, lack of privacy and level of customer service.

    Limited Selection. Consumers appreciate the opportunity to select from a variety of products to meet their particular needs. At most traditional stores, though, the number of SKUs and the amount of product inventory is limited. Traditional store-based retailers are constrained by the physical space available in the store, inventory carrying costs and the need to allocate inventory dollars to popular products, thereby limiting selection for consumers.

    Insufficient Information. Traditional drugstores and pharmacies often lack readily available and detailed information useful to consumers in making their purchase decisions. Moreover, consumers' access to physicians and pharmacists to meet these information needs is increasingly limited.

    Lack of Community. We believe that consumers of healthcare products desire to share their experiences with, and to learn from the experiences of, others. The traditional retail store does not provide a forum for this type of interaction.

    Due to these limitations, we believe there is a significant market opportunity for an online store that offers convenient access to prescription drugs, non-prescription drugs, personal care products and medical supplies and that provides relevant information and the ability to interact with others in a community environment.

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                           The PlanetRx.com Solution

    PlanetRx.com is a leading online healthcare destination for commerce, content and community. We address the limitations of traditional drugstores and pharmacies through a combination of an extensive product selection, excellent customer service, professionally-created content and the development of online communities focused on health-related topics. The key components of our solution include:

    Convenient Shopping Experience. We provide consumers with an intuitive, easy-to-use shopping interface that is available 24 hours a day, seven days a week. We allow consumers to shop quickly and conveniently from anywhere Internet access is available. For example, a customer can store his or her prescription history and other relevant medical information, as well as create personalized shopping lists for quick and easy reordering.

    Extensive Selection. We offer an extensive selection of healthcare-related products that would be impractical to stock in most traditional stores. We offer both traditional drugstore items as well as a broad selection of health, beauty and wellness products, including alternative-care products. We believe that we offer one of the largest selections of drugstore products available on the Internet, offering over 27,000 SKUs.

    Reliable and Accessible Source of Information. We provide a broad array of reliable healthcare resources that helps consumers find answers to their critical healthcare questions and make informed purchasing decisions. Consumers can either access our information through our PlanetRx.com or satellite websites or can contact us directly by phone or e-mail. Our content is maintained and updated by our in-house editorial team and periodically reviewed by a Healthcare Advisory Board comprised of medical and pharmacy experts.

    Online Communities. We believe that the ability of people to share their experiences and to support one another is increasingly important to the management of their medical conditions. To meet this need, we provide interactive forums hosted on our satellite websites organized around specific chronic health conditions. Our satellite websites have the same look and feel as the PlanetRx.com website and can be accessed directly or through the PlanetRx.com website. These websites include diabetes.com, depression.com, obesity.com and alzheimers.com. We provide professionally-created content, including links to experts and articles about each of these conditions, and forums where users can interact. Our websites allow consumers to quickly link to the relevant product and purchase it on PlanetRx.com.

    In addition, eCenters on the PlanetRx.com website are one-stop guides for specific healthcare conditions and demographic groups. For example, our Women's Health eCenter provides information on menopause, breast cancer, osteoporosis and pregnancy, as well as related information on prescriptions and alternative care for these conditions.

                           The PlanetRx.com Strategy

    Our objective is to become the leading Internet healthcare destination for commerce, content and community. We intend to attract new customers, develop customer loyalty and promote repeat purchases by implementing the following strategies:

    Continue to Build Our Brand. Through our advertising and promotional activities, we are developing PlanetRx.com as a pervasive brand that targets purchasers of health and personal care products and identifies us as a premier healthcare destination on the Internet. To date, in addition to having used a range of traditional media such as print and radio, we have promoted our site on a variety of major Internet destinations including AOL, Yahoo!, iVillage, HealthCentral.com, Women.com and XOOM.com. We plan to complement these efforts with appropriate levels of television advertising and additional online promotional activities.

    Continue to Build Premier Content and Community Websites. As part of our commitment to consumers, we endeavor to provide a secure and private forum in which to communicate and share ideas. We will continue
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

to develop our network of satellite destination sites, such as diabetes.com, and eCenters, such as our Weight Loss eCenter, all of which provide a wealth of information to, and a forum for, consumers with similar health concerns. We believe that this combination of content and community will attract repeat users.

    Maintain an Independent Distribution Center and Pharmacy. We maintain our own distribution center, which is only minutes away from our primary supplier, McKesson, and our primary shipping agents, FedEx and the USPS Priority Air center. Moreover, we operate our own pharmacy with licensed pharmacists and are licensed to ship prescription products in all U.S. states and territories. By operating our own distribution center and pharmacy, we are able to maintain strict control over logistics, provide excellent customer service and offer reliable and prompt delivery.

    Utilize Technology to Improve the Customer Shopping Experience. We intend to use technology to continuously enhance our product and service offerings and take advantage of the unique characteristics of online retailing. Among other technology objectives, we intend to develop features that enhance the look and feel of our websites and further customize the shopping experience. Additionally, we intend to strengthen our Internet infrastructure by building our own data center and leasing additional capacity to maintain speed and reliability.

    Continue to Expand Product Offerings. We intend to focus on providing consumers with a wide product selection to meet their health-related needs. We expect to increase the breadth and differentiation of our product selection, including both mass market and prestige products. For example, we have recently introduced branded cosmetics and salon hair care products for sale on our website.

    Continue to Develop Strategic Relationships to Further Revenue Opportunities. We will continue to develop strategic relationships in order to increase our revenue opportunities and build our reputation as a leading online healthcare destination. For example, we will seek to develop relationships or partner with:

  . pharmacy benefit managers and managed care organizations to increase payment alternatives for our prescription drug customers, such as our relationship with Express Scripts;

  . pharmaceutical manufacturers to sponsor our various satellite sites focused on chronic conditions;

  . hospital organizations in order to market directly to their patient and doctor populations;

  . companies that are working on providing direct links between doctors' offices and pharmacies to facilitate the delivery of electronic prescriptions; and

  . content and commerce portals and online service providers to drive traffic to our website, such as our current relationships with AOL, Yahoo! and iVillage.

                    The PlanetRx.com Healthcare Destination

    Consumers visiting our website can purchase a wide variety of healthcare-related products; receive relevant, personalized information addressing their healthcare concerns; and interact with other consumers on a broad range of health issues.

Commerce

    Convenience and Personalization. We strive to offer a personalized and convenient shopping experience for our customers. Advantages of our online store include:

  . access 24 hours a day, seven days a week from anywhere Internet access is available;

  . direct shipping to the customer;

  . online search capabilities for products and information;

  . the ability to store product preferences in the My Shopping List area of the PlanetRx.com website, which allows customers to quickly purchase or reorder these products;

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  . the ability to store a customer's prescription history, as well as those of family members, in a secure and confidential environment; and

  . the ability to view order-tracking information on our website.

    Selection. Because we do not have the same inventory and shelf-space limitations as traditional retail stores, we are able to offer a significantly greater number of SKUs than are generally available in a traditional drugstore. We believe that we offer one of the largest selections of traditional and alternative healthcare-related products available on the Internet, offering over 27,000 SKUs in the following market segments:

  . prescription drugs;

  . non-prescription drugs;

  . personal care;

  . beauty and spa;

  . vitamins, herbs and nutrition; and

  . medical supplies.

    Customer Communication and Privacy. We provide personalized information to our customers on a confidential basis through:

  . e-mail reminders to our customers when their supply of a prescription or non-prescription product is about to run out, allowing them to order a replacement product or a prescription refill;

  . useful newsletters and notices of special offers and new product announcements;

  . timely and high-quality customer service through our customer service department;

  . a high level of privacy when purchasing products that reveal personally-sensitive aspects of their health, and features such as Ask the Pharmacist where consumers can ask questions that they would otherwise be uncomfortable asking in a traditional drugstore or pharmacy; and

  . a secure environment for the storage of a customer's medical, purchasing and payment information.

Content

    As individuals increasingly turn to the Internet to address their healthcare needs, we believe that up-to-date, unbiased content in an easy-to-understand format is essential to informed healthcare decisions. Our websites provide in-depth information on over 100 disease categories helping consumers find answers to critical healthcare questions. We provide information on symptoms, diagnosis, treatments and alternative care for many conditions. Our content includes material developed internally as well as material licensed from outside sources, such as iVillage, Reuters News and drkoop.com. The information is maintained and updated by our in-house editorial team and periodically reviewed by our Healthcare Advisory Board comprised of medical and pharmacy experts.

    Package Information. We are developing the capability to allow consumers to view almost every product on our website in an expanded format where all package information, including ingredients, directions and warnings, can be read next to an enlarged photograph of the product.

    Drug and Interaction Information. We provide information to help consumers understand generic drug alternatives and dangerous drug interactions. Consumers can access our extensive drug information library directly at the PlanetRx.com website.

    Ask the Pharmacist. Our Ask the Pharmacist service provides personalized responses by e-mail to help ensure that each customer understands the correct usage, possible side effects and expected beneficial outcomes of a prescription or non-prescription medication. We strive to answer consumers' inquiries within 24 hours of receipt.

    Health Answers. Through our Health Answers feature, users can search for information on common healthcare conditions and can link to products for their well being, including drug therapies, alternative treatments and self care and prevention.

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


Community

    As usage of the Internet continues to grow, users seek from the Internet the same opportunity for expression, interaction, sharing, support and recognition they seek in the everyday world. This is especially true in the healthcare context. We provide forums, such as bulletin boards, chat rooms and moderated discussion groups, where users can discuss a variety of health-related topics.

    We currently have 16 eCenters on the PlanetRx.com website organized around specific chronic health conditions and targeted demographic groups, such as women, seniors and children. This enables us to focus on the needs of a particular group, combining the content and commerce relevant to each group's health needs. For example, our Women's Health eCenter provides information on menopause, breast cancer, osteoporosis and pregnancy, as well as additional information related to prescriptions and alternative care for these conditions.

    In addition to our eCenters, we have a network of satellite websites designed to provide an extended community for people interested in chronic healthcare conditions. These sites are built around intuitive domain names for chronic healthcare conditions and have the same look and feel as the PlanetRx.com website. Today, diabetes.com, depression.com, obesity.com, alzheimers.com, cholesterol.com and weightloss2000.com are operational, and we expect to launch an additional five satellite websites in calendar year 1999. These sites have in-depth content and clinical information and provide links to experts and articles about each of these conditions. They also contain product links to both traditional and alternative medicines so that consumers can quickly link to the relevant product and purchase it on the PlanetRx.com website.

    We will continue to enter into strategic relationships with pharmaceutical manufacturers to sponsor our various satellite sites focused on chronic conditions. For example, a major pharmaceutical company is the exclusive therapeutic disease state management sponsor for diabetes.com. Under the terms of a multi-year agreement, the disease state management sponsor is responsible for supplying content to the satellite website related to a particular disease, and we receive guaranteed minimum payments and content for the website. Disease state management programs are designed to improve patient outcomes through education and drug compliance. The disease state management sponsor provides information about a particular disease, including treatment, care, products and alternatives, thus enabling those afflicted with the disease to better manage their condition.

    Listed below are our domain names:

acne.com          infertility.com
aids.com          nursing.com
alzheimers.com    obesity.com
anorexia.com      osteopathy.com
arthritis.com     parkinsons.com
birth.com         pharmacist.com
cancer.com        physicians.com
cholesterol.com   podiatry.com
depression.com    pollenwatch.com
diabetes.com      prenatal.com
epilepsy.com      rxnet.com
fertility.com     sportsdoc.com
hepatitis.com     stroke.com
hypertension.com  weightloss2000.com
impotence.com

Relationship with Express Scripts, Inc.

    In August 1999, we entered into a strategic relationship with Express Scripts, Inc. and its wholly owned subsidiary, YourPharmacy.com, Inc. Under the terms of the agreements, we have agreed to acquire the e-commerce operations of the YourPharmacy.com business and Express Scripts has agreed to exclusively co-brand and co-market us as the online pharmacy for Express Scripts and its members. The agreements, which have an initial term of five years, may be extended for an additional five years and will become effective upon completion of this offering. Simultaneous with the closing of this offering, we will issue common stock to Express Scripts which will represent 19.9% of our outstanding stock after this offering, assuming the over-allotment option is exercised. If the over-allotment option is not exercised, Express Scripts will return to us, at no cost, that number of shares as is necessary to reduce its ownership to 19.9% of our then outstanding stock. We will also assume options granted to employees of YourPharmacy.com which will convert into options to purchase approximately 1.9 million shares of our common stock. Additionally, we will be included in the Express Scripts network as an authorized pharmacy for a minimum of ten years.

    Under the agreements, customers who are covered under an Express Scripts pharmacy benefit plan will be able to fill prescriptions at our website and will be entitled to insurance reimbursement, unless specifically requested otherwise by a plan sponsor. In addition, Express Scripts has agreed to promote us as Express Scripts' online pharmacy to fill prescriptions and market other health and wellness products to Express Scripts' plan members for five years, with a potential five-year extension. Express Scripts may allow other Internet pharmacies, if requested by its members or for competitive reasons, into its networks, but Express Scripts cannot co-market or co-brand any Internet pharmacy other than us during the term of the agreements. Under the terms of the agreements we will pay Express Scripts a minimum of $14,650,000 annually for five years, plus incremental fees based on Express Scripts members' activity on our website. We believe that the potential benefits of our relationship with Express Scripts may include additional revenue and traffic generated by Express Scripts' plan members who may visit our website, the pharmacy benefit coverage provided by Express Scripts, and the co-promotion and co-branding activities both companies will undertake. We expect that Barrett A. Toan, Express Scripts' chief executive officer, will become a member of our board of directors after the completion of this offering.

    As part of the relationship, we agreed to certain exclusivity provisions that preclude us from operating as a pharmacy benefit manager.

                                  Our Pharmacy

    The PlanetRx.com pharmacy is staffed 24 hours a day, seven days a week with experienced pharmacists. The pharmacists' goal is to provide our customers with the best personal care supplemented by a high degree of support. In addition to being licensed, each of our pharmacists is trained to provide excellent personal service for our customers. All of our pharmacists are members of the American Pharmaceutical Association. Our pharmacy is licensed to ship prescription products in all U.S. states and territories. In addition, we are certified by the National Association of Boards of Pharmacy's Verified Internet Pharmacy Practice Sites program. This program aims to set the standards for Internet pharmacies as well as to inform the public of those websites that have agreed to comply with such standards. Our pharmacy is located within our distribution facility in Memphis, Tennessee, enabling each customer's prescription to be shipped the same day it is filled.

Filling Prescriptions

    We only accept prescriptions that we can verify as being written by licensed healthcare providers. We do not prescribe medications or give medical advice. Our focus is on dispensing medications and providing information to our customers.

    Accepting Prescriptions. Our customers can initiate the prescription process by ordering online from our pharmacy. The customer can direct their physicians to call or fax their prescriptions to us or we can contact their physician directly to obtain prescription information. Additionally, our customers can easily transfer an existing prescription from their current pharmacy to PlanetRx.com.

    Verifying Prescriptions. Our pharmacists are required to verify the validity and completeness of prescription drug orders utilizing the same methodology as traditional drugstore pharmacists. This may include contacting the physician or another retail pharmacist. Once the prescription is verified, the order generally is filled and shipped the same day.

    Drug Utilization Review. To use our prescription drug services, all customers are asked to provide our pharmacists with information regarding drug allergies, current medical conditions and other medications they are taking. Our pharmacists use an extensive database to crosscheck every prescription received against the information we receive from the customer for any drug allergies, therapeutic overlap, overuse/underuse, and drug/food or drug/drug interactions.

    Consultation. Our pharmacists are available to answer questions by phone 24 hours a day, seven days a week. As required by law, we make follow-up phone calls to customers to offer them consultation on new prescriptions. In addition, our pharmacy provides a package insert with a toll-free number that gives the customer information as to dosage instructions, potential drug interactions and storage.

Payment

    Customers may pay for their prescriptions either by credit card or electronic check or by entering insurance information that shows that they are covered by a managed care organization, insurance plan or pharmacy benefit manager with whom we have a contract. To date, most of the prescriptions filled have been for customers who pay for the entire amount of the prescription.

                            Marketing and Promotion

    Our marketing and promotion strategy is designed to build brand recognition, drive customer traffic to our online store, add new customers, build strong customer loyalty, encourage repeat purchases and develop additional revenue opportunities.

    Our advertising and promotion campaigns target both online and offline audiences. To date, our online advertising efforts have been concentrated on leading Internet portals, health-related websites, and other high traffic websites.

    We have used traditional off-line marketing and promotion efforts, including network and cable television advertising, national radio advertising, special product promotions and promotional press releases. We intend to further intensify our advertising efforts through traditional media channels to continue building our brand recognition.

    In December 1998, we entered into a three-year agreement with AOL. Users searching for health-related information who click on specific content areas and health-related keywords within AOL are directly linked to our PlanetRx.com website. In February 1999, we entered into an agreement with Yahoo! to advertise in their health directory.

    In June 1999, as part of our branding effort, we entered into an agreement with News America Incorporated, one of the world's largest media companies and operator of the Fox Entertainment Group. This agreement provides that, in exchange for an equity position, News America Incorporated provides us with a combination of cash and future television and other traditional media advertising.

    In September 1999, we entered into a three-year sponsorship agreement with iVillage Inc. under which we will become iVillage's exclusive online retailer for prescription drugs, over-the-counter medications and vitamins. In addition, we entered into a content license agreement for access to iVillage health, wellness, beauty and fitness content. iVillage also made an equity investment in PlanetRx.com, in which we issued 371,103 shares of series D preferred stock for aggregate consideration of $7.5 million in cash.

    We are also the preferred pharmacy partner for the Women.com store and the Netcentives ClickReward program. In addition, we currently advertise on XOOM.com and HealthCentral.com. We have also created an affiliate program, which encourages website owners to become part of our registered affiliate network and earn a fee on non-prescription products, based on the volume of customers and related revenue generated via their link to our website. We intend to continue to use these types of programs to drive traffic to our website and to increase the growth rate of repeat customer purchases.

    To create value for our customers, and to encourage initial and repeat purchases, we utilize aggressive online promotions. Using our technology, we have the ability to create and change web pages frequently to highlight product specials and special promotions. We notify our customer base via e-mail of upcoming promotions and encourage them to Tell A Friend, which is a promotion that rewards customers for referrals. We also target other mail lists with our promotions. We believe this provides us with an excellent opportunity to increase traffic on our websites and promote repeat purchases while adding new customers.

                                 Merchandising

    We believe that the breadth and depth of our product selection, combined with the flexibility of our online store and our range of helpful and useful shopping services, enables us to pursue an effective merchandising strategy. Key elements of this strategy include:

    Convenient and Fast Access to a Wide Variety of Products. Our easy-to-use online store and advanced search capabilities allow our customers to browse our extensive product selections by brand, product type, product categories and price, as well as by any combination of these attributes. For example, our customers can easily search for all pain relievers or for specific products, such as Tylenol for Children, without having to consult with store personnel or to search through traditional store aisles and shelves.

    Extensive Product Information. A key part of our merchandising strategy is to provide our customers with extensive information to help them make informed purchase decisions. In addition, we combine product manufacturer information with editorial information to assist our customers in their product selection and purchase decision.

    Product Promotions. We feature multiple promotions on our store and continually update and rotate our promotions. We also notify our customers of product promotions via e-mail.

    Product Samples. From time to time we provide free non-prescription product samples to our customers, and often do so with new products to introduce our customers to them. We intend to offer manufacturers the opportunity to provide free non-prescription samples to our customers as a means of introducing new products.

                       Distribution and Order Fulfillment

    We believe that operating our own distribution center and pharmacy is critical to our strategy of providing quality customer service. Our distribution center and pharmacy is located in Memphis, Tennessee.

    Our primary supplier, McKesson, is also located in Memphis, allowing us to maintain reasonable inventory levels based on just-in-time deliveries.

    The location of our distribution center allows us to take advantage of FedEx's major hub operations and the USPS Priority Mail Air Center, which are also located near our distribution center. This allows us to take orders and make same day shipments for orders received up to 11pm Central Standard Time
(CST) for FedEx, and 7pm CST for USPS. We believe the majority of our orders can reach 95% of the United States in two to three days.

    We offer a variety of shipping options, including next-day delivery for orders received during the business week. We ship to anywhere in the United States served by FedEx or the USPS. Priority orders are flagged and expedited through our fulfillment processes. For prescription products, our goal is to ship the product as soon as the prescription has been verified and our pharmacists have completed a drug utilization review.

                                Customer Service

    We strive to provide excellent customer service and support for our customers. Our Customer Care Associates are trained on-site in our call-center training facility and are available 24 hours a day, seven days a week, to answer customer phone calls or respond to customer e-mails. We have an easy to use Help Desk area on the PlanetRx.com website, providing detailed pages on frequently asked questions, how to find information, how to order, how to pay, and our policies on privacy and security.

                           Operations and Technology

    We have implemented a wide range of secure, scalable services and systems for the PlanetRx.com website and our satellite websites, as well as for our distribution center. These services and systems include: website management, advanced searching tools, customer account management, transaction processing, order management, pharmacy services and operations, store and catalog, inventory control, purchasing, community message boards, OnLine Analytical Processing, payment services and a variety of marketing applications. A subset of these systems form the core set of software applications that we use for accepting and validating our customer orders, organizing, placing and managing orders with our vendors, receiving product and assigning it to customer orders, and managing shipment of products to customers.

    We have developed proprietary technologies to augment those that we have licensed from vendors, such as Microsoft, IBM and Sun Microsystems. To date, we have focused our internal development efforts on creating and enhancing our proprietary software. Our core merchandise catalog, customer interaction, order collection, fulfillment and back-end systems are all proprietary to PlanetRx.com. Our software platform and architecture are integrated with relational database servers such as IBM UDB as well as Microsoft SQL server. Our system is designed to include an open application-programming interface that provides real-time connectivity to our distribution center systems for both pharmacy and non-pharmacy products. These systems include a perpetual inventory system, real-time order tracking system, executive information system and inventory replenishment system. The employment of multiple web servers, application servers, and database servers, allows our systems to be resilient and redundant. Our Internet servers use SSL to help conduct secure communications and transactions.

    Our systems infrastructure is hosted at Exodus Communications in Santa Clara, California, which utilizes communication infrastructure from multiple providers and provides 24 hour monitoring and engineering support. To further enhance our systems reliability, we have recently begun to establish our own data center in our Memphis distribution facility.

    We incurred $1.0 million in product development expenses for the year ended December 31, 1998 and $3.3 million during the six month period ended June 30, 1999. We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our websites and enhance our distribution system.

                                  Competition

    The online commerce market is new, rapidly evolving and intensely competitive. In particular, the health and personal care categories are intensely competitive and are also highly fragmented, with no clear dominant leader in any of our market segments. Our competitors can be divided into several groups:

  . chain drugstores, such as Walgreen's, RiteAid, CVS and Eckerd;

  . mass market retailers such as Wal-Mart, Kmart and Target;

  . supermarkets, such as Safeway, Albertson's and Kroger;

  . warehouse clubs;

  . online retailers of health, beauty, wellness, personal care and/or pharmaceutical products, such as drugstore.com and CVS/Soma.com;

  . mail order pharmacies, such as Express Scripts and Merck-Medco;

  . Internet-portals and online service providers that feature shopping services such as AOL, Yahoo!, Excite@Home and Lycos; and

  . cosmetics departments at major department stores, such as Nordstrom, Macy's and Bloomingdale's and hair salons.

    Most of these competitors operate within one or more of our market segments.

    We believe that the following are principal competitive factors in our market:

  . recognition of the PlanetRx.com brand;

  . product selection;

  . personalized services;

  . convenience and ease of use;

  . price;

  . accessibility;

  . customer service;

  . quality of search tools;

  . quality of content; and

  . reliability and speed of fulfillment for products ordered.

    Many of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to their website and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors or drugstore retailers as the use of the Internet and other online services increases. Some of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. These retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Traditional store-based retailers can also sell products to address immediate, acute care needs, which we and other online sites cannot address.

                             Government Regulation

    Our business is subject to extensive federal, state and local regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. For example, under the Omnibus Budget Reconciliation Act of 1990 and related state and local regulations, our pharmacists are required to offer counseling to our customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill, and other information deemed significant by the pharmacists. We are also subject to federal, state and local licensing and registration regulations with respect to, among other things, our pharmacy operations and the pharmacists we employ.

    The practice of medicine requires licensing under applicable state law. It is not our intent to practice medicine and we have tried to structure our website and our business to avoid violation of state licensing requirements. For example, we have included notices, where we have deemed appropriate, advising our users that the data we provide on our website is not a substitute for consultation with their personal physician. However, the application of this area of the law to Internet services such as ours is novel and, accordingly, a state regulatory authority could at some time allege that some portion of our business violates these statutes. Any such allegation could harm our business. Further, any liability based on a determination that we engaged in the unlawful practice of medicine may be excluded from coverage under the terms of our general liability insurance policy.

    We are subject to requirements under the Controlled Substances Act and federal Drug Enforcement Agency regulations, as well as related state and local laws and regulations, relating to our pharmacy operations, including registration, security, recordkeeping, and reporting requirements related to the purchase, storage and dispensing of controlled substances, prescription drugs, and some over-the-counter drugs. "Compendial standards" which can also be called "official compendium" means the standards for drugs related to strength, purity, weight, quality, labeling and packing contained in the official Pharmacopeia of the United States, official National Formulary, or any supplement to any of them. Under the Food, Drug and Cosmetic Act of 1938, a drug recognized by the Homeopathic Pharmacopeia of the United States must meet all compendial standards and labeling requirements contained therein, or it will be considered adulterated (e.g., lacking appropriate strength, quality, or purity; or containing poisonous or unsanitary ingredients) or misbranded (e.g., having a false or misleading label; or label containing inaccurate description of contents). While homeopathic remedies account for less than one percent (1%) of our revenues, we are still required to comply with the Food, Drug and Cosmetic Act. The distribution of adulterated or misbranded homeopathic remedies or other drugs is prohibited under the Food, Drug and Cosmetic Act, and violations could result in substantial fines and other monetary penalties, seizure of the misbranded or adulterated items, and/or criminal sanctions which could adversely affect our business. We also are required to comply with the Dietary Supplement Health and Education Act when selling dietary supplements and vitamins.

    The U.S. House of Representatives Committee on Commerce and the General Accounting Office are currently investigating online pharmacies and online prescribing, especially focused on those who prescribe drugs online and on pharmacies that fill invalid prescriptions, including those that are written online. The committee requested that the General Accounting Office undertake a formal review of a number of issues pertaining to online pharmacies, including an assessment of mechanisms to ensure that online pharmacies are obeying the various state and federal regulations for the industry. Because we make every effort only to fulfill valid prescriptions and we do not prescribe drugs, we believe that our business will not be negatively affected by any regulations that result from the investigations. However, we believe that any regulations resulting from the investigations will likely result in increased reporting and monitoring requirements.

    The National Association of Boards of Pharmacy, a coalition of state pharmacy boards, has developed a program, the Verified Internet Pharmacy Practice Sites, as a model for self-regulation for online pharmacies. We have assisted the National Association of Boards of Pharmacy with the development of the Verified Internet Pharmacy Practice Sites program and intend to comply with its criteria for certification.

    Legislation and regulations currently being considered at the federal and state level could affect our business, including legislation or regulations relating to confidentiality of patient records, electronic access and storage. In addition, various state legislatures are considering new legislation related to the regulation of nonresident pharmacies. The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations.

    Although the Food and Drug Administration does not regulate the practice of pharmacy, other than pharmacy compounding, which we do not currently engage in, Food and Drug Administration regulations impact some of our product and service offerings because the Food and Drug Administration regulates drug advertising and promotion, including direct-to-consumer advertising, done by or on behalf of drug manufacturers and marketers. As we expand our product and service offerings, more of our products and services will likely be subject to Food and Drug Administration regulation.

    The federal antikickback law prohibits the knowing and willful solicitation, offer, payment, or receipt of "any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind" in return for referring an individual for healthcare services or supplies for which payment may be made in whole or in part under any federally-funded health care program. The statute extends both to physicians and non-physicians alike. At the state level, laws and regulations that prohibit the offer, payment, solicitation, or receipt of kickbacks in exchange for patient referral may use terms such as "bribes", "rebates", "commissions" or "fee-splitting" to describe the same prohibited conduct. Similarly, federal and state self-referral laws exist, which are aimed at curtailing over-utilization of health care services and supplies by generally prohibiting a physician who (or whose family) has a financial relationship with a facility or entity for health care services or supplies from referring patients to such a facility or entity for healthcare services or supplies.

    Until recently, Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. We are also subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records exists or has been proposed at both the state and federal level.

                             Intellectual Property

    We rely on a combination of copyright, trademark, and trade secret laws and our contractual obligations with employees and third parties to protect our proprietary rights. We do not currently own any issued patents, and other protection of our intellectual property is limited. Despite our efforts to protect our proprietary rights, it may be possible for a third party to copy or obtain and use our intellectual property without our authorization. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches.

    We have entered into confidentiality and invention assignment agreements with our employees and consultants, and nondisclosure agreements with our vendors and strategic partners to limit access to and disclosure of our proprietary information. We cannot be certain that these contractual arrangements or the other steps taken by us to protect our intellectual property will prevent misappropriation of our technology. We have licensed in the past, and expect that we may license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the PlanetRx.com products brand is maintained by these licensees, we cannot assure that these licensees will not take actions that might hurt the value of our proprietary rights or reputation.

    We also rely on technologies that we license from third parties, such as IBM and Microsoft, the suppliers of key database technology, the operating system and specific hardware components for our service. We cannot be certain that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business.

    We have filed applications for the registration of some of our trademarks and service marks in the U.S., including PlanetRx, PlanetRx.com, eCenter, HealthyReward and QuickClick Shopping. In addition, we are seeking patents for:
Tell-A-Friend, PlanetWhisper, DynamicStore and FloatingShoppingCart. We may be unable to secure these registered marks or patents. It is also possible that our competitors or others will use marks similar to ours, which could impede our ability to build brand identity and lead to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term PlanetRx.com or of the other terms above. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registration, would negatively affect our business.

    Our efforts to protect our intellectual property rights may not prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could substantially harm our business.

                            Charitable Contributions

    We plan to donate 200,000 shares of our common stock to a foundation to be established by us. This foundation will make grants to charitable organizations. We intend to involve our employees in determining the organizations to which proceeds from the sale of these shares will be devoted.

                                   Employees

    As of June 30, 1999, we had 154 full-time employees, 84 of whom were in marketing and sales, 50 of whom were in product development and 20 of whom were in general and administrative. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

                                   Facilities

    Our principal executive offices are located in South San Francisco, California, where we lease approximately 30,000 square feet under a lease that expires in June 2002. We also lease an aggregate of approximately 35,000 square feet for our distribution facilities in Memphis, Tennessee, under two leases that expire in September and December 2003.

                               Legal Proceedings

    We are not aware of any pending legal proceedings against us that, individually or in the aggregate, would have a material adverse effect on our business, results of operations or financial condition. We may in the future be party to litigation arising in the course of our business, including claims that we allegedly infringe third-party trademarks and other intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

                        Executive Officers and Directors

    Our executive officers and directors, their ages and the positions held by them, as of June 30, 1999 are as follows:

 Name                                Age Position
 ----                                --- --------
 William J. Razzouk................  51  Chairman and Chief Executive Officer
 Steve Valenzuela..................  42  Vice President of Finance, Chief
                                         Financial Officer and Secretary
 James Chong.......................  42  Chief Technology Officer
 Allan Goldman.....................  45  Vice President of Merchandising
 John McAlpin......................  40  Vice President of Distribution
                                         Services
 Matthew Naythons, M.D. ...........  53  Vice President of Editorial and
                                         Publisher
 Jay O'Connor......................  37  Vice President of Marketing
 Stephanie Schear..................  32  Vice President of Sales and Business
                                         Development
 David Beirne(2)...................  36  Director
 Terrence C. Burke(1)..............  58  Director
 Christos M. Cotsakos(2)...........  50  Director
 Michael Moritz(1)(2)..............  44  Director

--------
(1) Audit Committee Member
(2) Compensation Committee Member

    William J. Razzouk has served as our Chairman and CEO since September 1998. From August 1997 to May 1998, Mr. Razzouk was President and Chief Operating Officer of Storage USA, a real estate investment trust. Mr. Razzouk was a consultant to Advanta Corporation from October 1996 to April 1997. From February 1996 to June 1996, Mr. Razzouk served as President and Chief Operating Officer of America Online, Inc. From August 1983 to February 1996, Mr. Razzouk worked at FedEx Corporation most recently as Executive Vice President of Worldwide Customer Operations. Mr. Razzouk serves as a Director of Fritz Companies, Inc. and Waste Connections, Inc. Mr. Razzouk received a B.A. in Journalism and Marketing from the University of Georgia.

    Steve Valenzuela has served as our Vice President of Finance and Chief Financial Officer since March 1999 and was appointed Secretary in July 1999. From August 1998 to April 1999, Mr. Valenzuela served as Vice President of Finance and Chief Financial Officer at MSN-LinkExchange, an Internet company, where he negotiated the sale of the company to Microsoft in November 1998. From December 1993 to June 1998, Mr. Valenzuela was employed by Coherent, Inc., a designer and manufacturer of laser products, most recently as Vice President of Finance. From May 1987 to December 1993, Mr. Valenzuela worked at Tandem Computers, Inc., a computer hardware and software company, most recently as Controller. Mr. Valenzuela received a B.S. in Accounting from San Jose State University and an M.B.A. from Santa Clara University.

    James Chong has served as our Chief Technology Officer since January 1999. From January 1988 to January 1999, Mr. Chong had various positions at Charles Schwab and Co., a financial services company, most recently as Vice President, Architecture and Planning. Mr. Chong studied Electrical Engineering at the University of Southern California.

    Allan Goldman has served as our Vice President of Merchandising since December 1998. From March 1995 to July 1998, Mr. Goldman served as Senior Vice President of Marketing and Merchandising for The Cosmetic Center, a retail cosmetic company. From June 1988 to February 1995, Mr. Goldman served as Vice President of Merchandising for Rite Aid

Corporation. Mr. Goldman holds a B.S. in Health Science from James Madison University.

    John McAlpin has served as our Vice President of Distribution Services since September 1998, and is responsible for managing the distribution center located in Memphis, Tennessee, as well as our customer service operations. From May 1997 to May 1998, Mr. McAlpin was Vice President of Technical Operations at Skywire, Inc., a networking company. From May 1996 to May 1997, Mr. McAlpin served as a Vice President at First Union Corporation. From September 1989 to May 1996, Mr. McAlpin was a Managing Director of FedEx Corporation's Logistics Services Division. Mr. McAlpin holds a B.S. in Mechanical Engineering from the University of Memphis.

    Matthew Naythons, M.D. has served as our Vice President of Editorial and Publisher since January 1999. Dr. Naythons is the founder of Epicenter Communications (1991), and its two online health subsidiaries, NetHealth and NetMed (1996). After receiving his M.D. in 1972, Dr. Naythons served as an emergency room physician in California. He also was a photojournalist for Time, Newsweek, and National Geographic covering, among other stories, the fall of Saigon, the Jonestown massacre and the Centers for Disease Control. In 1979, Dr. Naythons formed international medical teams which brought medical care to refugees on the Thai-Cambodian border. Dr. Naythons holds a B.S. from Muhlenberg College and an M.D. from Hahnemann University.

    Jay O'Connor has served as our Vice President of Marketing since January 1999. From June 1992 to October 1998, Mr. O'Connor worked at Intuit, Inc., a software company, where his roles included Director of Product Marketing for Quicken.com and Group Product Manager for QuickBooks. From June 1988 to July 1990, he was a Project Manager at Kettler & Scott, Inc. Mr. O'Connor holds a B.A. in History from Stanford University and an M.B.A. from the Harvard Business School.

    Stephanie Schear, a founder of PlanetRx.com, has served as our Vice President of Business Development and Sales since September 1998. From June 1997 to September 1998, Ms. Schear was a Manager at Intel Corporation, where she managed the eCommerce and Healthcare venture investments for Intel's Corporate Business Development Group. From September 1995 to May 1997,
Ms. Schear was at Firefly, an Internet company, most recently as Vice President of Business Development. From September 1991 to July 1994, Ms. Schear was an Associate at Alex. Brown & Sons. Ms. Schear received a B.A. in Economics and an M.A. in Economics from Brandeis University and an M.B.A. from the Harvard Business School.

    David Beirne has served as a director of PlanetRx.com since September 1998. He became a Managing Member of Benchmark Capital Management Company L.L.C., which is the General Partner of Benchmark Capital Partners II, L.P., a venture capital firm, in June 1997. Prior to joining Benchmark, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne is a director of 1-800-Flowers and Scient as well as several private companies. Mr. Beirne holds a B.A. in Management from Bryant College.

    Terrence C. Burke has served as a director of PlanetRx.com since October 1998. Currently retired, Mr. Burke was most recently Senior Executive Vice President of Metra Health Inc., a healthcare company, from January 1995 until October 1996. From October 1994 until January 1995, Mr. Burke was Senior Vice President for Travelers Health Plans. From September 1992 until October 1994, Mr. Burke served as Senior Vice President of Aetna Health Plans, Aetna Corporation. Mr. Burke currently serves as a member of the Board of Directors on several private companies. Mr. Burke holds a B.A. from the University of Washington.

    Christos M. Cotsakos has served as a director of PlanetRx.com, Inc. since October 1998. Mr. Cotsakos is Chairman, Chief Executive Officer, and a Director of E*TRADE Group, Inc. He joined E*TRADE in March 1996 as President and Chief Executive Officer. From March 1992 to January 1996, he served as

President, Chief Operating Officer, Co-Chief Executive Officer, and a Director of AC Nielsen Inc. From December 1973 to March 1992, he held a number of senior executive positions at FedEx Corporation. Mr. Cotsakos serves on the Board of Directors of Critical Path, Digital Island, Fox Entertainment Group and National Processing, as well as several private companies. Mr. Cotsakos holds a B.A. from William Paterson College, an M.B.A. from Pepperdine University, and is currently a fifth year Ph.D. candidate in economics at the University of London.

    Michael Moritz has served as a director of PlanetRx.com, Inc. since September 1998. He has been a general partner of Sequoia Capital, a venture capital firm, since 1986. Mr. Moritz serves as a director of Yahoo!, eToys, and Flextronics International, as well as several private companies. Mr. Moritz holds an M.A. from Oxford University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Express Scripts Director

    Our board of directors currently consists of five members. We have agreed with Express Scripts that we will appoint a designee of Express Scripts to our board of directors within five business days after the completion of this offering. We have also agreed to include the director designated by Express Scripts in the group of nominees that we recommend for election at each meeting of our stockholders to elect directors. We expect that the director designated by Express Scripts will be Barrett A. Toan. Mr. Toan, 51, was elected chief executive officer of Express Scripts in March 1992, and president and a director in October 1990. He has been an executive employee of Express Scripts since May 1989.

    Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers.

Board Committees

    The board of directors has a compensation committee and an audit committee.

    Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of the foregoing, the compensation committee also administers our 1999 Equity Incentive Plan, Employee Stock Purchase Plan and 1999 Director Stock Option Plan. The current members of the compensation committee are Messrs. Beirne, Cotsakos and Moritz.

    Audit Committee. The audit committee of the board of directors reviews and monitors our corporate financial reporting and our internal and external audits, including, among other things, our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Burke and Moritz.

Advisory Board

    The advisory board provides guidance on specific healthcare-related issues, including content and editorial review. The members of the advisory board include:

  J. Lyle Bootman, Ph.D. -- Dean, University of Arizona College of Pharmacy.

  Michael Castleman -- Former Adjunct Professor, University of California, Berkeley Graduate School of Journalism, and currently a writer for a number of online health sites.

  Walter Fitzgerald -- Associate Professor of Pharmacy Practice and Pharmacoeconomics, University of Tennessee.

  Dick Gourley -- Dean, University of Tennessee College of Pharmacy.

  David Heber, M.D., Ph.D. -- Director, UCLA Center for Human Nutrition.

  Mary Anne Koda-Kimble, PharmD. -- Dean, School of Pharmacy, University of California, San Francisco.

  Dean Ornish, M.D. -- President, Preventative Medicine Research Institute.

  Swaid N. Swaid, M.D. -- Medical Director of HealthSouth Medical Center in Birmingham, Alabama.

  Bruce U. Weintraub, M.D. -- Associate Dean, Schools of Medicine, University of California, San Francisco.

Director Compensation

    Directors do not receive any cash fees for their service on the board of directors or any board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board of directors and board committee meetings. From time to time, those directors who are not employees of PlanetRx.com have received grants of options to purchase shares of our common stock. Following this offering, directors will receive automatic option grants under our 1999 Director Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

    The compensation committee of the board of directors currently consists of Messrs. Beirne, Cotsakos and Moritz. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Limitations on Directors' Liability and Indemnification

    In July 1999, the board of directors authorized us to enter into indemnification agreements with each of our directors and executive officers. The form of indemnification agreement provides that we will indemnify our directors and executive officers against any and all of their expenses incurred by reason of their status as a director or executive officer to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

    Our certificate of incorporation and bylaws each contain provisions relating to the limitation of liability and indemnification of our directors and officers. Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except liability for:

  . any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of our certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provisions of our certificate of incorporation are not intended to limit the liability of our directors or officers for any violation of applicable federal securities laws.

    In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that

  . we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

  . we may, in our discretion, indemnify other of our officers, employees and agents as provided by the Delaware General Corporation Law;

  . to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and officers in connection with legal proceedings (subject to some exceptions);

  . the rights conferred in the bylaws are not exclusive;

  . we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and

  . we may not retroactively amend our bylaw provisions relating to indemnification.

    Our bylaws provide that we must indemnify our directors to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware General Corporation Law.

                             Executive Compensation

Summary Compensation Table

    The following table sets forth information concerning compensation that was earned during the fiscal year ended December 31, 1998 by our Chief Executive Officer and each of our other most highly compensated officers, collectively referred to below as the Named Executive Officers. This table sets forth the total amount of compensation Messrs. Razzouk, McAlpin and Goldman earned in 1998 for the portions of the year they were our executive officers. Mr. Razzouk and Mr. McAlpin joined us in September 1998. Mr. Goldman joined us in December 1998. See "Management -- Executive Officers and Directors".

                           Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                                                                       Awards
                                                                    ------------
                                                       Annual
                                                    Compensation     Securities
                                                 ------------------  Underlying
Name and Principal Position                      Salary($) Bonus($)  Options(#)
---------------------------                      --------- -------- ------------
William J. Razzouk..............................  $54,545  $47,879   1,809,000
 Chief Executive Officer and Chairman

John McAlpin....................................   33,750        0     200,000
 Vice President of Distribution Services

Allan Goldman...................................    4,688        0     100,000
 Vice President of Merchandising

Option Grants in Last Fiscal Year

    The following table sets forth each grant of stock options during the fiscal year ended December 31, 1998 to each of the Named Executive Officers. No stock appreciation rights were granted to these individuals during such year. Each of the options listed in the table is immediately exercisable. The shares purchasable under the options may be repurchased by PlanetRx.com at the original exercise price paid per share if the optionee ceases service before vesting in such shares. The repurchase right generally lapses and the optionee vests as to 25% of the option shares upon completion of 12 months of service from the vesting start date and the balance in a series of equal monthly installments over the next three years of service thereafter. The vesting start date is the date on which the optionee begins to receive vesting credit for the option. As of December 31, 1998, Mr. Razzouk was vested in 678,376 option shares and Messrs. McAlpin and Goldman were not vested in any option shares. The option shares will vest upon an acquisition of PlanetRx.com by merger or asset sale, unless our repurchase right with respect to the unvested option shares is transferred to the acquiring entity. The percentage of total options granted to each Named Executive Officer is based on a total of 3,447,100 options and common shares granted to our employees under our 1998 Stock Plan during the 12 months ended December 31, 1998.

    The exercise price was equal to the fair market value of our common stock as valued by our board of directors on the date of grant. In determining this fair market value, the board of directors took into account the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock) and an evaluation by the board of directors of our revenues, operating history and prospects. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

    The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The initial public offering price is higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants would be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

                                     Individual Grants
                         -----------------------------------------
                                                                   Potential Realizable
                                                                     Value at Assumed
                                                                      Annual Rates of
                         Number of  % of Total                          Stock Price
                         Securities  Options                         Appreciation for
                         Underlying Granted to Exercise                 Option Term
                          Options   Employees   Price   Expiration ---------------------
Name                     Granted(#)  in 1998    ($/Sh)     Date      5%($)      10%($)
----                     ---------- ---------- -------- ---------- ---------- ----------
William J. Razzouk...... 1,809,000     52.5%    $0.025   10/05/08  $   28,442 $   72,077
John McAlpin............   200,000      5.8      0.05    11/17/08       6,289     15,937
Allan Goldman...........   100,000      2.9      0.05    12/20/08       3,144      7,969

    In addition to the options listed in the table, stock options were granted in 1999 to some of the Named Executive Officers and to other executive officers under our 1998 Stock Plan for the following number of shares and at the exercise prices indicated. Each of the options is immediately exercisable. The shares purchasable thereunder are subject to repurchase by us at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right generally lapses as to 25% of the shares upon completion of one year of service from the grant date and the balance in a series of 36 monthly installments thereafter.

                                          Number of Securities    Exercise Price
Name                                   Underlying Options Granted     ($/Sh)
----                                   -------------------------- --------------
William J. Razzouk....................          300,000               $5.50
Allan Goldman.........................           50,000                0.05
                                                 75,000                2.00
                                                 50,000                5.50
John McAlpin..........................          100,000                2.00
                                                 50,000                5.50
James Chong...........................          335,000                0.05
                                                 65,000                2.00
                                                150,000                5.50
Jay O'Connor..........................          325,000                0.05
Steve Valenzuela......................          400,000                0.50
                                                 75,000                5.50
Stephanie Schear......................           50,000                5.50
Matthew Naythons......................          125,000                5.50

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth for each of the Named Executive Officers the number of options exercised during the fiscal year ended December 31, 1998 and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 1998. No stock appreciation rights were exercised by the Named Executive Officers in fiscal year 1998, and no stock appreciation rights were outstanding at the end of that year. The options are immediately exercisable for all of the option shares, but any shares purchased under those options will be subject to repurchase by PlanetRx.com, at the original exercise price paid per share, if the optionee ceases service with PlanetRx.com before vesting in such shares. The heading "Vested" refers to shares that are no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1998.

    "Value Realized" is equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

    "Value of Unexercised in-the-Money Options" is based on the fair market value of our common stock as determined by our board of directors at the end of 1998 of $0.05 per share, less the exercise price payable or paid for such shares. The fair market value of our common stock at the end of 1998 was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock) and an evaluation by the board of our revenues, operating history and prospects. The initial public offering price is higher than the estimated fair market value at fiscal year-end, and the value of unexercised options would be higher than the numbers shown in the table if the value were calculated by subtracting the exercise price from the initial public offering price.

                                                                             Value of
                                                                            Unexercised
                                                  Number of Securities     in-the-Money
                                                 Underlying Unexercised     Options at
                                                 Options at December 31,   December 31,
                           Shares                        1998(#)              1998($)
                         Acquired on    Value    ------------------------ ---------------
Name                     Exercise(#) Realized($)   Vested     Unvested    Vested Unvested
----                     ----------- ----------- ---------- ------------- ------ --------
William J. Razzouk......  1,809,000      $ 0             0              0   $0      $0
John McAlpin............          0        0             0        200,000    0       0
Allan Goldman...........          0        0             0        100,000    0       0

                                  Stock Plans

1999 Equity Incentive Plan

    Share Reserve. Our board of directors adopted our 1999 Equity Incentive Plan on July 7, 1999. Our stockholders also approved this plan. We have reserved 6,000,000 shares of our common stock for issuance under the 1999 Equity Incentive Plan. Any shares not yet issued under our 1998 Stock Plan on the date of this offering will also be available under the 1999 Equity Incentive Plan. On January 1 of each year, starting with the year 2000, the number of shares in the reserve will automatically increase by the lesser of 5% of the total number of shares of common stock that are outstanding at that time or 2,000,000 shares. In general, if options or shares awarded under the 1999 Equity Incentive Plan or the 1998 Stock Plan are forfeited, then those options or shares will again become available for awards under the 1999 Equity Incentive Plan. We have not yet granted any options under the 1999 Equity Incentive Plan.

    Administration. The compensation committee of our board of directors administers the 1999 Equity Incentive Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 1999 Equity Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be (if any), and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

    Eligibility. The following groups of individuals are eligible to participate in the 1999 Equity Incentive Plan:

  . employees;

  . members of our board of directors who are not employees; and

  . consultants.

    Types of Award. The 1999 Equity Incentive Plan provides for the following types of award:

  . incentive stock options to purchase shares of our common stock;

  . nonstatutory stock options to purchase shares of our common stock;

  . restricted shares of our common stock;

  . stock units; and

  . stock appreciation rights.

    Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 85% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

  . cash;

  . shares of common stock that the optionee already owns;

  . a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

  . an immediate sale of the option shares through a broker designated by us; or

  . a loan from a broker designated by us, secured by the option shares.

    Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 1999 Equity Incentive Plan provides that no participant may receive options covering more than 2,000,000 shares in the same year, except that a newly hired employee may receive options covering up to 2,500,000 shares in the first year of employment.

    Restricted Shares. Restricted shares may be awarded under the 1999 Equity Incentive Plan in return for:

  . cash;

  . a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

  . services already provided to us; and

  . in the case of treasury shares only, services to be provided to us in the future.

    Restricted shares vest at the time or times determined by the compensation committee.

    Change in Control. If a change in control of PlanetRx.com occurs, an option or restricted stock award under the 1999 Equity Incentive Plan will generally become fully vested. However, if the surviving corporation assumes the option or award or replaces it with a comparable award, then vesting accelerates only to the extent determined by the compensation committee. In the event of an involuntary termination of the optionee or participant within twelve months following a change in control, the vesting of an option or restricted stock award will accelerate in full. A change in control includes:

  . a merger of PlanetRx.com after which our own stockholders own 50% or less of the surviving corporation (or its parent company);

  . a sale of all or substantially all of our assets;

  . a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

  . an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to PlanetRx.com (such as a holding company owned by our stockholders).

    Amendments or Termination. Our board may amend or terminate the 1999 Equity Incentive Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Equity Incentive Plan will continue in effect indefinitely, unless the board decides to terminate the plan earlier.

Employee Stock Purchase Plan

    Share Reserve and Administration. Our board of directors adopted our Employee Stock Purchase Plan on July 7, 1999. Our stockholders also approved this plan. Our Employee Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code. We have reserved 1,000,000 shares of our common stock for issuance under the plan. On January 31 of each year, starting with the year 2000, the number of shares in the reserve will automatically be increased by the lesser of 2% of the total number of shares of our common stock outstanding or 750,000 shares. The plan will be administered by the compensation committee of our board of directors.

    Eligibility. All of our employees are eligible to participate if they are employed by us for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the Employee Stock Purchase Plan at the start of any offering period. Each offering period lasts six months. Offering periods start on May 1 and November 1 of each year. However, the first offering period will start on the effective date of this offering and end on April 30, 2000.

    Amount of Contributions. Our Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. Purchases of our common stock will occur on April 30, and October 31 of each year. Each participant may purchase up to 2,500 shares on any purchase date (5,000 shares per year), but the value of the shares purchased in any calendar year (measured as of the beginning of the applicable offering period) may not exceed $25,000.

    Purchase Price. The price of each share of common stock purchased under our Employee Stock Purchase Plan will be 85% of the lower of:

  . the fair market value per share of common stock on the date immediately before the first day of the applicable offering period, or

  . the fair market value per share of common stock on the purchase date.

    In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

  . the price per share to the public in this offering, or

  . the fair market value per share of common stock on the purchase date.

    Other Provisions. Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with PlanetRx.com. If a change in control of PlanetRx.com occurs, our Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the Employee Stock Purchase Plan at any time. If our board increases the number of shares of common stock reserved for issuance under the plan (except for the automatic increases described above), it must seek the approval of our stockholders.

1999 Director Stock Option Plan

    Share Reserve. Our board of directors adopted our 1999 Director Stock Option Plan on July 7, 1999. Our stockholders also approved this plan. We have reserved 400,000 shares of our common stock for issuance under the plan. In general, if options granted under the 1999 Director Stock Option Plan are forfeited, then those options will again become available for grants under the plan. The 1999 Director Stock Option Plan will be administered by the compensation committee of our board of directors, although all grants under the plan are automatic and non-discretionary.

    Initial Grants. Only the non-employee members of our board of directors will be eligible for option grants under the 1999 Director Stock Option Plan. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 25,000 shares. That grant will occur when the director takes office. The initial options vest over four years.

    Annual Grants. At the time of each of our annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 10,000 shares of our common stock. However, a new non-employee director who is receiving the 25,000-share initial option will not receive the 10,000-share annual option in the same calendar year. The annual options vest in equal monthly installments over the one-year period following the date of grant.

    Other Option Terms. The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board (if earlier).

    Amendments or Termination. Our board may amend or terminate the 1999 Director Stock Option Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Director Stock Option Plan will continue in effect indefinitely, unless the board decides to terminate the plan.

                        RELATED PARTY TRANSACTIONS

    Since March 31, 1995, we have issued and sold securities to the following persons who are executive officers, directors or principal stockholders of PlanetRx.com. These figures reflect activity through June 30, 1999. These figures also reflect the conversion to common stock of each share of series A, series B and series C preferred stock that will be effective upon the closing of our initial public offering. Each share of series A preferred stock is convertible into one share of common stock, each share of series B preferred stock is convertible into approximately 1.0463 shares of common stock and each share of series C preferred stock is convertible into approximately 1.0084 shares of common stock. The per share purchase price for our series A preferred stock was $0.50. The per share purchase price for our series B preferred stock was $5.00. The per share purchase price for our series C preferred stock was $8.755.

                          Series A  Series B  Series C
                          Preferred Preferred Preferred  Common   Total Shares
Investor(1)                 Stock     Stock     Stock     Stock   as Converted
-----------               --------- --------- --------- --------- ------------
William J. Razzouk(2)....       --       --        --   1,809,000  1,809,000
Steve Valenzuela(3)......       --       --        --     400,000    400,000
Michael Bruner(4)........     2,000      --        --   2,000,000  2,002,000
James Chong(5)...........       --       --        --     335,000    335,000
Allan Goldman............       --       --        --         --         --
John McAlpin(6)..........       --       --        --     200,000    200,000
Matthew Naythons,
 M.D.(7).................       --       --        --     690,000    690,000
Jay O'Connor(8)..........       --       --        --     325,000    325,000
Stephanie Schear(9)......       --       --        --   1,280,000  1,280,000
David Beirne(10)......... 5,050,000  100,000   228,441        --   5,384,989
Michael Moritz(11)....... 5,000,000  100,000   228,441        --   5,334,989
Christos M.
 Cotsakos(12)............   100,000  510,000   113,627    100,000    848,194
Terrence C. Burke(13)....       --       --        --     100,000    100,000
Funds affiliated with
 Benchmark Capital(14)... 5,000,000  100,000   228,441        --   5,334,989
Funds affiliated with
 Sequoia Capital(15)..... 5,000,000  100,000   228,441        --   5,334,989

--------
 (1) See "Principal Stockholders" for more detail on shares held by these purchasers.
 (2) Reflects the exercise on October 8, 1998 of options to purchase our common stock.
 (3) Reflects the exercise on March 31, 1999 of options to purchase our common stock.
 (4) On September 15, 1998, Mr. Bruner was a party to a recapitalization by PlanetRx.com whereby Mr. Bruner's original shares in PlanetRx.com were exchanged into his current shares of common stock.
 (5) Reflects the exercise on January 11, 1999 of options to purchase our common stock.
 (6) Reflects the exercise on January 11, 1999 of options to purchase our common stock.
 (7) Reflects a grant of 198,000 shares in December 1998 for services rendered in connection with the acquisition of domain names by PlanetRx.com, a grant of 342,000 shares in June 1999 to a company affiliated with Dr. Naythons in connection with the acquisition of additional domain names and the exercise on February 12, 1999 of options to purchase 150,000 shares of our common stock.
 (8) Reflects the exercise on February 19, 1999 of options to purchase our common stock.
 (9) Reflects the purchase of shares of common stock pursuant to a stock purchase agreement dated September 15, 1998.
(10) Consists of 5,000,000 shares of series A preferred stock, 100,000 shares of series B preferred stock and 228,441 shares of series C preferred stock held by Benchmark Capital Partners II, L.P. and 50,000 shares of series A preferred stock held by Ramsey/Beirne Associates. Mr. Beirne is a Managing Member of Benchmark Capital Management Company L.L.C., which is the General Partner of Benchmark Capital Partners II, L.P., and
    Chairman of Ramsey/Beirne Associates.
(11) Consists of:
   .  4,531,500 shares of series A preferred stock, 90,630 shares of series
      B preferred stock and 207,036 shares of series C preferred stock held by Sequoia Capital VIII;
   . 57,500 shares of series A preferred stock, 1,150 shares of series B preferred stock and 2,627 shares of series C preferred stock held by Sequoia International Technology Partners VIII;
   . 300,000 shares of series A preferred stock, 6,000 shares of series B preferred stock and 13,707 shares of series C preferred stock held by Sequoia International Technology Partners VIII (Q);
   . 100,000 shares of series A preferred stock, 2,000 shares of series B preferred stock and 4,568 shares of series C preferred stock held by CMS Partners, LLC; and
   . 11,000 shares of series A preferred stock, 220 shares of series B preferred stock and 503 shares of series C preferred stock held by Sequoia 1997. Each of the entities listed in this note are affiliated with Sequoia Capital. Mr. Moritz is a general partner of SC VIII Management, LLC, the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII and Sequoia International Technology Partners VIII (Q). CMS Partners is an affiliated side fund of Sequoia Capital VIII.
(12) Includes 100,000 shares of common stock, 100,000 shares of series A preferred stock and 8,567 shares of series C preferred stock held by the Cotsakos Revocable Trust u/a/d 9/3/87; 10,000 shares of series B preferred stock held by Christos M. Cotsakos C/F Suzanne R. Cotsakos CA UTMA; and 500,000 shares of series B preferred stock and 105,060 shares of series C preferred stock held by the E*TRADE Group, Inc. Mr. Cotsakos is Chairman and Chief Executive Officer of the E*TRADE Group, Inc.
(13) Mr. Burke also has a warrant to purchase 100,000 shares of series A preferred stock.

(14) Consists of 5,000,000 shares of series A preferred stock, 100,000 shares of series B preferred stock and 228,441 shares of series C preferred stock held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P.

(15) Consists of:
   . 4,531,500 shares of series A preferred stock, 90,630 shares of series B preferred stock and 207,036 shares of series C preferred stock held by Sequoia Capital VIII;
   . 57,500 shares of series A preferred stock, 1,150 shares of series B preferred stock and 2,627 shares of series C preferred stock held by Sequoia International Technology Partners VIII;
   . 300,000 shares of series A preferred stock, 6,000 shares of series B preferred stock and 13,707 shares of series C preferred stock held by Sequoia International Technology Partners VIII (Q);
   . 100,000 shares of series A preferred stock, 2,000 shares of series B preferred stock and 4,568 shares of series C preferred stock held by CMS Partners, LLC; and
   . 11,000 shares of series A preferred stock, 220 shares of series B preferred stock and 503 shares of series C preferred stock held by Sequoia 1997.

    In addition, we have granted options to our executive officers. See "Management -- Option Grants in Last Fiscal Year".

Series A Financing

    On September 15, 1998, we issued an aggregate of 10,100,000 shares of series A preferred stock at a per share purchase price of $0.50 to investors, including entities affiliated with Benchmark Capital and Sequoia Capital.

Series B Financing

    On January 15, 1999, we issued an aggregate of 5,200,000 shares of series B preferred stock at a per share purchase price of $5.00 to investors, including entities affiliated with Benchmark Capital, Sequoia Capital and E*TRADE Group.

Series C Financing

    Between June 3 and June 18, 1999, we issued an aggregate of 6,776,364 shares of series C preferred stock at a per share purchase price of $8.775 to investors, including entities affiliated with Benchmark Capital, Sequoia Capital and E*TRADE Group.

Series D Financing

    On September 3, 1999, we issued an aggregate of 371,103 shares of series D preferred stock at a per share purchase price of $20.21 to iVillage, Inc.

Change in Conversion Price

    On June 30, 1999, PlanetRx.com filed a restated certificate of incorporation whereby each share of series B preferred stock is convertible into approximately 1.0463 shares of common stock and each share of series C preferred stock is convertible into approximately 1.0084 shares of common stock. The original conversion price for the series B preferred stock was $5.00. The original conversion price for the series C preferred stock was $8.755. The conversion price of the series B preferred stock was adjusted to $4.79 and the conversion price of the series C preferred stock was adjusted to $8.682 to reflect dilution that occurred after the closing of the series C financing.

Employment Agreements with Executive Officers

    In November 1998, we entered into an employment agreement with William J. Razzouk, our Chairman and Chief Executive Officer, pursuant to which he was granted an option to purchase 1,809,000 shares of common stock, one-third of which was immediately vested, and the balance of which vests monthly over 48 months. Upon a change of control, if Mr. Razzouk is not employed by the acquiring company in substantially the same position and job title, Mr. Razzouk would be entitled to a cash payment equal to his base salary plus his most recently paid bonus and his options would become fully vested.

Loans to Executive Officers

    On September 15, 1998, we advanced $31,936 to Stephanie Schear, one of our officers, for the purchase of PlanetRx.com common stock pursuant to a stock purchase agreement dated September 15, 1998. The principal balance of this note, together with interest accrued and unpaid to date, is due and payable in September 2003. Interest will accrue under the note on any unpaid principal balance at the rate of 5.54% per annum, compounded annually. The amount of this full recourse note is currently outstanding, plus accrued interest.

Acquisition of Domain Names

    In December 1998, we issued 198,000 shares of common stock to Dr. Matthew Naythons for services rendered in connection with the acquisition and transfer of domain names, including aids.com, birth.com, cancer.com, cholesterol.com, depression.com, diabetes.com, obesity.com, nursing.com, pharmacist.com and physicians.com. In June 1999, we issued 342,000 shares of common stock to a company affiliated with Dr. Naythons for the acquisition of additional domain names, including acne.com, alzheimers.com, alzheimers.net, anorexia.com, epilepsy.com, fertility.com, hepatitis-b.com, hepatitis-c.com, hepatitis.com, hypertension.com, impotence.com, infertility.com, osteopathy.com, parkinsons.com, podiatry.com, pollenwatch.com, prenatal.com, rxnet.com, sportsdoc.com and stroke.com. In connection with these acquisitions, we entered into revenue sharing arrangements based upon revenues earned from these domain names with companies affiliated with Dr. Naythons.

These revenue sharing arrangements are capped at an aggregate amount of $500,000 over the terms of the agreements.

Warrant to Ramsey/Beirne Associates

    On November 18, 1998, we granted to Ramsey/Beirne Associates a warrant to purchase 50,000 shares of our series A preferred stock in exchange for services. David Beirne, a director of PlanetRx.com, is chairman of Ramsey/Beirne Associates.

Warrant and Option Grants

    In the past, we have granted options to our executive officers and directors. We intend to grant additional options to our directors and officers in the future. Additionally, we have granted warrants to three of our directors. See "Management -- Option Grants in Last Fiscal Year" and "Management -- Director Compensation".

Corporate Reorganization

    Immediately prior to the closing of this offering, we will effect a corporate reorganization under which the current PlanetRx.com, Inc. will become a wholly owned subsidiary of a newly-formed holding company. Our current stockholders will become stockholders of the holding company with the exact same rights and obligations they had prior to the reorganization. Upon completion of the reorganization, the holding company's corporate name will be changed to "PlanetRx.com, Inc." and the current PlanetRx.com, Inc. will become "PlanetRx.com Operating Co., Inc."

Indemnification and Limitation of Director and Officer Liability

    We have entered into an Indemnification Agreement with each of our executive officers and directors. See "Management -- Limitations on Directors' Liability and Indemnification".

    We believe that the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership of PlanetRx.com's common stock as of September 3, 1999 and as adjusted to reflect the sale of the common stock offered in this prospectus for:

  . each person who is known by us to beneficially own more than 5% of our common stock;

  .  each of our Named Executive Officers,

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

    The percentage of beneficial ownership for the following table is based on 34,681,199 shares of common stock outstanding as of September 3, 1999 assuming conversion of all outstanding shares of preferred stock into common stock, and exercise of all outstanding warrants and similar purchase rights, and 51,036,453 shares of common stock outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option, and the issuance of 10,355,254 shares of our common stock to Express Scripts.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to options currently exercisable within 60 days of June 30, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

                                                   Percentage of Shares
                                  Number of Shares  Beneficially Owned
                                    Beneficially   ------------------------
                                    Owned Before     Before        After
Name of Beneficial Owner(1)           Offering      Offering      Offering
---------------------------       ---------------- ----------    ----------
Named Executive Officers and
 Directors
William J. Razzouk(2)...........      1,809,000             6.0%          3.5%
John McAlpin....................        300,000               *             *
Allan Goldman...................        225,000               *             *
David Beirne(3).................      5,384,989            15.5          10.6
Terrence C. Burke...............        200,000               *             *
Christos M. Cotsakos(4).........        848,194             2.7           1.7
Michael Moritz(5)...............      5,334,989            15.4          10.5

Other 5% Stockholders
Michael Bruner..................      2,002,000             5.8           3.9
Entities affiliated with
 Benchmark Capital(6)...........      5,334,989            15.4          10.5
 2480 Sand Hill Road, Suite 200
 Menlo Park, California 94025

Entities affiliated with Sequoia
 Capital(7).....................      5,334,989            15.4          10.5
 3000 Sand Hill Road
 Building 4, Suite 280
 Menlo Park, CA 94025

Markas Holding B.V..............      2,825,878             8.1           5.5
 Locatellikade, 1
 Parnassustoren
 1076 AZ Amsterdam
 The Netherlands

News America Incorporated.......      1,727,698             5.0           3.4
 1211 Avenue of the Americas
 New York, New York 10036

Express Scripts, Inc.(8)........              0               *          19.9
 13900 Riverport Drive
 St. Louis, Missouri 63043

All executive officers and
 directors as a group (12
 persons)(9)....................     17,197,172            49.8          34.2

--------
 * Represents beneficial ownership of less than 1%.
(1) Unless otherwise indicated, the address of each of the individuals listed in the table is c/o PlanetRx.com, Inc., 349 Oyster Point Road, Suite 201, South San Francisco, California 94080.
(2) Includes 25,000 shares owned by Katherine W. Razzouk, 25,000 shares owned by Matthew J. Razzouk and 25,000 shares owned by Thomas E. Razzouk, Mr. Razzouk's children.

(3) Includes 50,000 shares held by Ramsey/Beirne Associates, 5,000,000 shares of series A preferred stock, 100,000 shares of series B preferred stock and 228,441 shares of series C preferred stock held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Mr. Beirne serves as chairman of Ramsey/Beirne Associates, is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P. and is a director of PlanetRx.com. He disclaims beneficial ownership of the shares held by Ramsey/Beirne Associates and the Benchmark funds, except to the extent of his pecuniary interest therein.
(4) Includes 100,000 shares of common stock, 100,000 shares of series A preferred stock and 8,567 shares of series C preferred stock held by the Cotsakos Revocable Trust u/a/d 9/3/87 and 10,000 shares of series B preferred stock held by Christos M. Cotsakos C/F Suzanne R. Cotsakos CA UTMA, as well as 500,000 shares of series B preferred stock and 105,060 shares of series C preferred stock held by the E*TRADE Group, Inc. Mr. Cotsakos is chairman and chief executive officer of the E*TRADE Group, Inc. and a director of PlanetRx.com. He disclaims beneficial ownership of the shares held by E*TRADE Group, Inc.
(5) Includes: 4,531,500 shares of series A preferred stock, 90,630 shares of series B preferred stock and 207,036 shares of series C preferred stock held by Sequoia Capital VIII;
  . 57,500 shares of series A preferred stock, 1,150 shares of series B preferred stock and 2,627 shares of series C preferred stock held by Sequoia International Technology Partners VIII;
  . 300,000 shares of series A preferred stock, 6,000 shares of series B preferred stock and 13,707 shares of series C preferred stock held by Sequoia International Technology Partners VIII (Q);
  . 100,000 shares of series A preferred stock, 2,000 shares of series B preferred stock and 4,568 shares of series C preferred stock held by CMS Partners, LLC; and
  . 11,000 shares of series A preferred stock, 220 shares of series B preferred stock and 503 shares of series C preferred stock held by Sequoia 1997. Mr. Moritz is a general partner of Sequoia Capital and a director of PlanetRx.com. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein.
(6) Consists of 5,000,000 shares of series A preferred stock, 100,000 shares of series B preferred stock and 228,441 shares of series C preferred stock held by Benchmark Capital Partners II, L.P.
(7) Consists of: 4,531,500 shares of series A preferred stock, 90,630 shares of series B preferred stock and 207,036 shares of series C preferred stock held by Sequoia Capital VIII;
  . 57,500 shares of series A preferred stock, 1,150 shares of series B preferred stock and 2,627 shares of series C preferred stock held by Sequoia International Technology Partners VIII;
  . 300,000 shares of series A preferred stock, 6,000 shares of series B preferred stock and 13,707 shares of series C preferred stock held by Sequoia International Technology Partners VIII (Q);
  . 100,000 shares of series A preferred stock, 2,000 shares of series B preferred stock and 4,568 shares of series C preferred stock held by CMS Partners, LLC; and
  . 11,000 shares of series A preferred stock, 220 shares of series B preferred stock and 503 shares of series C preferred stock held by Sequoia 1997.

(8) Includes 10,355,254 shares of our common stock which will be issued to Express Scripts at the close of this offering in connection with the acquisition of the e-Commerce operations of YourPharmacy.com, Inc. Assumes the exercise of the over-allotment option granted to the underwriters. If the over-allotment option is not exercised, Express Scripts will return to us, at no cost, that number of shares as is necessary to reduce its ownership to 19.9% of our then outstanding stock.
(9) Includes options immediately exercisable for 1,150,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

                                    General

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value. The following summary of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws and by the provisions of applicable law.

                                  Common Stock

    As of June 30, 1999, there were 9,840,250 shares of common stock outstanding that were held of record by approximately 107 stockholders. There
will be      shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and assuming no exercise after June 30, 1999, of outstanding options) after giving effect to the sale of the shares of common stock to the public offered hereby and the conversion of our preferred stock into common stock.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy". In the event of the liquidation, dissolution or winding up of PlanetRx.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

                                Preferred Stock

    The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of PlanetRx.com without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

                                    Warrants

    As of June 30, 1999, there is one warrant outstanding to purchase 100,000 shares of series A preferred stock at $0.50 per share, which expires on October 31, 2000, and one warrant outstanding to purchase 16,000 shares of series B preferred stock at $5.00 per share, which expires on the earlier of January 15, 2009 or one year after the effective date of this offering.

    Upon the closing of this offering, all warrants described herein will become exercisable for common stock at the rate of one share of common stock for each share of series A preferred stock and 1.0463 shares of common stock for each share of series B preferred stock underlying the warrants.

                             Other Purchase Rights

    In January 1999, in conjunction with a new credit facility, we granted a purchase option for up to 700,000 shares of series B preferred stock at $5.00 per share. These series B shares are convertible into 732,410 shares of common stock.

 Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws
                                and Delaware Law

Certificate of Incorporation and Bylaws

    The certificate of incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

  Delaware Takeover Statute

    We are subject to Section 203 of the Delaware General Corporation Law, which, unless the stockholders adopt an amendment to the contrary, our stock is no longer listed on a national securities exchange, or the stockholders consent to such combination, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the interested stockholder became an interested stockholder, unless:

  . prior to becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder except pursuant to the exercise, exchange or conversion of securities exercisable for, exchangable for or convertible into stock of such composition, pursuant to merger of a parent and a subsidiary, or pursuant to an exchange offer by the company to purchase stock made on the same terms to all holders of said stock;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                              Registration Rights

    After this offering, the holders of 34,159,402 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. Under the terms of our agreement with the holders of these registrable securities, if we proposed to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of that registration and are entitled to include shares of their registrable common stock therein. Additionally, holders of 34,159,402 shares of common stock are also entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. Further, the holders of these demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in that registration and our right not to effect a requested registration within six months following an offering of our securities, including this offering.

                          Transfer Agent and Registrar

    The Transfer Agent and Registrar for the common stock is Boston EquiServe, L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of this offering, we will have 51,036,453 shares of common stock outstanding, assuming the issuance of shares of common stock offered in this prospectus, the issuance of 10,355,254 shares of common stock to Express Scripts and no exercise of options after September 3, 1999. Of these shares, the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

                           Sales of Restricted Shares

    Of the 51,036,453 shares of common stock outstanding upon completion of this offering, 45,036,453 shares of common stock are deemed restricted shares under Rule 144. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. On the date of this prospectus, 19,500 shares in addition to the shares offered hereby will be eligible for sale. Beginning 180 days after the date of this prospectus, or earlier with the consent of Goldman, Sachs & Co., 21,479,710 restricted shares will become available for sale in the public market subject to the limitations of Rule 144 of the Securities Act.

    In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of our common stock (approximately 510,364 shares after giving effect to this offering) and the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

    Prior to this offering, there has been no public market for our common stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the market price of our common stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                    Options

    As of September 3, 1999, there were a total of 2,801,050 shares of common stock subject to outstanding options under our 1998 Stock Plan, of which none were vested. In addition, upon completion of this offering, we will assume options granted to employees of YourPharmacy.com, which will convert into options to purchase approximately 1,943,270 shares of our common stock. However, all of these shares are subject to lock-up agreements. Immediately after the completion of the offering, PlanetRx.com intends to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under the 1998 Stock Plan and issued outside the 1998 Stock Plan and the assumed YourPharmacy.com options. On the date 180 days after the effective date of the offering, a total of 343,950 shares of common stock subject to outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 1998 Stock Plan, shares granted outside the 1998 Stock Plan and shares purchased upon exercise of the assumed YourPharmacy.com options generally would be available for resale in the public market. Rule 701 under the Securities Act provides that shares of common stock acquired on the exercise of outstanding options may be resold by persons other than our affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period. We intend to file one or more registration statements on form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable pursuant to our 1998 Stock Plan. We expect to file the registration statement covering shares offered pursuant to the 1998 Stock Plan and the 1999 Equity Incentive Plan approximately 30 days after the closing of this offering. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, if applicable.

                               Lock-up Agreements

    Our officers, directors and substantially all of our stockholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of the offering. Goldman, Sachs & Co., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for PlanetRx.com by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Robert V. Gunderson, Jr., a partner of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, serves as our Assistant Secretary. As of the date of this prospectus, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP beneficially owned an aggregate of 25,000 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements of PlanetRx.com, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the financial statements of YourPharmacy.com, Inc. as of December 31, 1998 and for the period from February 2, 1998 (inception) through December 31, 1998 included in this prospectus has been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. For further information with respect to PlanetRx.com and the Common Stock offered in this offering, reference is made to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein may only be summaries of such documents. With respect to each such document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement and the attached exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of prescribed fees. Reports, proxy and information statements and other information regarding registrants that file electronically with the Commission may also be inspected without charge at a website maintained by the Securities and Exchange Commission at http://www.sec.gov.

                               PLANETRX.COM, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                   Page
                                                                                   ----
PlanetRx.com, Inc. Financial Statements
  Report of Independent Accountants............................................... F-2
  Balance Sheets.................................................................. F-3
  Statements of Operations........................................................ F-4
  Statements of Stockholders' Equity (Deficit).................................... F-5
  Statements of Cash Flows........................................................ F-6
  Notes to Financial Statements................................................... F-7
Pro Forma Consolidated Financial Data
  Overview........................................................................ F-26
  Pro Forma Consolidated Balance Sheet............................................ F-28
  Pro Forma Consolidated Statements of Operations................................. F-29
  Notes to Pro Forma Consolidated Financial Data.................................. F-30
YourPharmacy.com, Inc., a Wholly-owned Subsidiary of Express Scripts, Inc.
  Report of Independent Accountants............................................... F-32
  Balance Sheets.................................................................. F-33
  Statements of Operations........................................................ F-34
  Statements of Changes in Stockholders' Deficit.................................. F-35
  Statements of Cash Flows........................................................ F-36
  Notes to Financial Statements................................................... F-37

                       Report of Independent Accountants

To the Board of Directors and Stockholders of PlanetRx.com, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of PlanetRx.com, Inc. (the "Company"), at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Francisco, California
June 18, 1999,
 except for Note 9,
 which is as of
 July 8, 1999

                               PLANETRX.COM, INC.
                                 BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                    December 31,
                                                    --------------   June 30,
                                                    1997    1998       1999
                                                    -----  -------  -----------
                                                                    (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents......................... $  15  $   935   $ 62,688
 Inventories.......................................   --        18      1,612
 Prepaid expenses and other current assets.........   --     1,864     12,053
                                                    -----  -------   --------
   Total current assets............................    15    2,817     76,353

Property and equipment, net........................    19    2,809      4,493
Intangible assets, net.............................   --       --       4,222
Other assets.......................................     2       81        168
                                                    -----  -------   --------
                                                    $  36  $ 5,707   $ 85,236
                                                    =====  =======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.................................. $   1  $ 1,600   $  3,736
 Accrued expenses..................................    26       28        523
 Deferred revenue..................................   --       --         375
 Borrowings, current...............................   --       600        --
 Capital lease obligations, current................     7        8          7
                                                    -----  -------   --------
   Total current liabilities.......................    34    2,236      4,641
Borrowings, long-term..............................   --       --       1,600
Capital lease obligations, long-term...............    10        2        --
                                                    -----  -------   --------
                                                       44    2,238      6,241
                                                    -----  -------   --------

Commitments and contingencies (Note 5)

Stockholders' equity (deficit):
 Preferred Stock: issuable in series, $0.0001 par
  value; 28,000 shares authorized; 316, 11,039 and
  23,135 actual shares issued and outstanding,
  respectively (liquidation value of $90,907)......   --         1          2
 Common Stock: $0.0001 par value; 42,000 shares
  authorized; 2,800, 6,592 and 9,840 shares issued
  and outstanding, respectively....................   --       --           1
 Additional paid-in capital........................   158   11,438    121,682
 Notes receivable from stockholders................   --       (35)       (35)
 Deferred stock-based compensation.................   --    (3,682)   (17,292)
 Accumulated deficit...............................  (166)  (4,253)   (25,363)
                                                    -----  -------   --------
   Total stockholders' equity (deficit)............    (8)   3,469     78,995
                                                    -----  -------   --------
                                                    $  36  $ 5,707   $ 85,236
                                                    =====  =======   ========

   The accompanying notes are an integral part of these financial statements.

                               PLANETRX.COM, INC.
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                             Six Months Ended
                                Year Ended December 31,          June 30,
                               ----------------------------  ------------------
                                 1996      1997      1998      1998      1999
                               --------  --------  --------  --------  --------
                                                                (unaudited)
Net revenue:
 e-commerce..................  $    --   $    --   $    --   $    --   $    622
 Sponsorship.................       --        --        --        --        195
                               --------  --------  --------  --------  --------
                                    --        --        --        --        817
                               --------  --------  --------  --------  --------
Cost of net revenue:
 e-commerce..................       --        --        --        --        694
 Sponsorship.................       --        --        --        --         35
                               --------  --------  --------  --------  --------
                                    --        --        --        --        729
                               --------  --------  --------  --------  --------
Gross profit.................       --        --        --        --         88
                               --------  --------  --------  --------  --------
Operating expenses:
 Marketing and sales.........       --        --        907         3     9,614
 Product development.........         7       113     1,025       106     3,254
 General and administrative..       --         23       541         2     2,366
 Stock-based compensation....       --        --      1,650       --      4,308
                               --------  --------  --------  --------  --------
   Total operating expenses..         7       136     4,123       111    19,542
                               --------  --------  --------  --------  --------
Operating loss...............        (7)     (136)   (4,123)     (111)  (19,454)

Interest income..............       --        --         38       --        399
Interest expense.............       --         (1)       (2)      --     (1,046)
                               --------  --------  --------  --------  --------
Net loss.....................  $     (7) $   (137) $ (4,087) $   (111) $(20,101)
                               ========  ========  ========  ========  ========
Plus effect of antidilution
 provisions of Series B
 Preferred Stock.............       --        --        --        --     (1,009)
                               --------  --------  --------  --------  --------
Net loss available to common
 shareholders................  $     (7) $   (137) $ (4,087) $   (111) $(21,110)
                               ========  ========  ========  ========  ========
Basic and diluted net loss
 per share...................  $    --   $    --   $  (9.12) $    --   $  (8.35)
                               ========  ========  ========  ========  ========
Basic and diluted pro forma
 net loss per share
 (unaudited).................                      $  (1.00)           $  (1.04)
                                                   ========            ========
Weighted average shares used
 to compute basic and diluted
 net loss per share..........       --        --        448       --      2,528
                               ========  ========  ========  ========  ========
Weighted average shares used
 to compute pro forma basic
 and diluted net loss per
 share (unaudited)...........                         4,102              20,210
                                                   ========            ========

   The accompanying notes are an integral part of these financial statements.

                               PLANETRX.COM, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    (in thousands, except per share amounts)

                                                                       Notes    Deferred              Total
                                                                     Receivable  Stock-              Stock-
                          Preferred Stock   Common Stock  Additional   from      based     Accum-   holders'
                          ----------------  -------------  Paid-in     Stock-   Compen-    ulated    Equity
                          Shares   Amount   Shares Amount  Capital    holders    sation   Deficit   (Deficit)
                          -------- -------  ------ ------ ---------- ---------- --------  --------  ---------
Balance at December 31,
 1995...................        54 $   --   2,800  $ --    $     27    $ --     $    --   $    (22) $      5
Issuance of Series A
 Preferred Stock at
 $0.50..................        10     --     --     --           5      --          --        --          5
Net loss................       --      --     --     --         --       --          --         (7)       (7)
                          -------- -------  -----  -----   --------    -----    --------  --------  --------
Balance at December 31,
 1996...................        64     --   2,800    --          32      --          --        (29)        3
Issuance of Series A
 Preferred Stock at
 $0.50..................       222     --     --     --         111      --          --        --        111
Issuance of Series A
 Preferred Stock for
 services...............        30     --     --     --          15      --          --        --         15
Net loss................       --      --     --     --         --       --          --       (137)     (137)
                          -------- -------  -----  -----   --------    -----    --------  --------  --------
Balance at December 31,
 1997...................       316     --   2,800    --         158      --          --       (166)       (8)
Issuance of Series A
 Preferred Stock at
 $0.50, net of issuance
 costs of $37...........    10,474       1    --     --       5,198      --          --        --      5,199
Issuance of Series A
 Preferred Stock for
 services...............       149     --     --     --         188      --          --        --        188
Issuance of Series A
 Preferred Stock
 warrants for services..       --      --     --     --         339      --          --        --        339
Issuance of Series A
 Preferred Stock in
 connection with
 warrants exercised.....       100     --     --     --          50      --          --        --         50
Issuance of Common Stock
 and options for
 services...............       --      --     263    --         847      --          --        --        847
Issuance of Common Stock
 for cash in connection
 with stock option
 exercises..............       --      --   2,109    --          53      --          --        --         53
Issuance of Common Stock
 for notes receivable
 from stockholders......       --      --   1,420    --          35      (35)        --        --        --
Deferred stock-based
 compensation...........       --      --     --     --       4,570      --       (4,570)      --        --
Amortization of stock-
 based compensation.....       --      --     --     --         --       --          888       --        888
Net loss................       --      --     --     --         --       --          --     (4,087)   (4,087)
                          -------- -------  -----  -----   --------    -----    --------  --------  --------
Balance at December 31,
 1998...................    11,039       1  6,592    --      11,438      (35)     (3,682)   (4,253)    3,469
Issuance of Series A
 Preferred Stock for
 services (unaudited)...        20     --     --     --          77      --          --        --         77
Issuance of Series A
 Preferred Stock in
 connection with a
 warrant exercise
 (unaudited)............       100     --     --     --          50      --          --        --         50
Issuance of Series B
 Preferred Stock at
 $5.00, net of issuance
 costs of $43
 (unaudited)............     5,200     --     --     --      25,957      --          --        --     25,957
Issuance of Series C
 Preferred Stock at
 $8.755, net of issuance
 costs of $61
 (unaudited)............     5,919       1    --     --      51,765      --          --        --     51,766
Issuance of Series C
 Preferred Stock for
 advertising
 (unaudited)............       857     --     --     --       7,500      --          --        --      7,500
Issuance of Common Stock
 for intellectual
 property (unaudited)...       --      --     342    --       3,762      --          --        --      3,762
Issuance of Common Stock
 and options for
 services (unaudited)...       --      --     --     --       1,027      --          --        --      1,027
Issuance of Common Stock
 for cash in connection
 with stock option
 exercises, net
 (unaudited)............       --      --   2,865      1        595      --          --        --        596
Issuance of Common Stock
 for services in
 connection with stock
 option exercises
 (unaudited)............       --      --      41    --          21      --          --        --         21
Issuance of Series B
 Preferred Stock
 purchase option and
 warrant for financing
 (unaudited)............       --      --     --     --       1,842      --          --        --      1,842
Deferred stock-based
 compensation
 (unaudited)............       --      --     --     --      16,639      --      (16,639)      --        --
Amortization of stock-
 based compensation
 (unaudited)............       --      --     --     --         --       --        3,029       --      3,029
Effect of antidilution
 provisions of Series B
 Preferred Stock
 (unaudited)............       --      --     --     --       1,009      --          --     (1,009)      --
Net loss (unaudited)....       --      --     --     --         --       --          --    (20,101)  (20,101)
                          -------- -------  -----  -----   --------    -----    --------  --------  --------
Balance at June 30, 1999
 (unaudited)............    23,135 $     2  9,840  $   1   $121,682    $ (35)   $(17,292) $(25,363) $ 78,995
                          ======== =======  =====  =====   ========    =====    ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                               PLANETRX.COM, INC.
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                             Year Ended           Six Months
                                            December 31,        Ended June 30,
                                         ---------------------  ---------------
                                         1996   1997    1998    1998     1999
                                         -----  -----  -------  -----  --------
                                                                 (unaudited)
Cash flows from operating activities:
 Net loss..............................  $  (7) $(137) $(4,087) $(111) $(20,101)
 Adjustments to reconcile net loss to
  cash used in operating activities:
 Depreciation and amortization.........      1      8      139      5       697
 Interest expense related to purchase
  option and warrant...................    --     --       --     --        906
 Amortization of deferred stock-based
  compensation.........................    --     --       888    --      3,029
 Amortization of intellectual
  property.............................    --     --       --     --        154
 Issuance of Preferred Stock and
  warrant for services.................    --      15      527    --         77
 Issuance of Common Stock for
  services.............................    --     --       233     48     1,027
 Stock option exercises for services...    --     --       --     --         21
 Changes in operating assets and
  liabilities:
  Inventories..........................    --     --       (18)   --     (1,594)
  Prepaid expenses and other current
   assets..............................    --     --    (1,250)   (10)   (2,366)
  Other assets.........................    --      (2)     (79)     1       (87)
  Accounts payable.....................    --       1    1,600    --      2,136
  Accrued expenses.....................      1     22        2    (21)      495
  Deferred revenue.....................    --     --       --     --        375
                                         -----  -----  -------  -----  --------
   Net cash used in operating
    activities.........................     (5)   (93)  (2,045)   (88)  (15,231)
                                         -----  -----  -------  -----  --------
Cash flows from investing activities:
 Purchases of property and equipment...    --      (3)  (2,929)    (6)   (2,381)
                                         -----  -----  -------  -----  --------
   Net cash used in investing
    activities.........................    --      (3)  (2,929)    (6)   (2,381)
                                         -----  -----  -------  -----  --------
Cash flows from financing activities:
 Proceeds from Preferred Stock,
  including warrant exercises, net.....      5    111    5,248    105    77,773
 Proceeds from the exercise of Common
  Stock options........................    --     --        53    --        595
 Proceeds from borrowings..............    --     --       600    --      1,000
 Principal payments on capital lease
  obligations..........................    --      (5)      (7)    (4)       (3)
                                         -----  -----  -------  -----  --------
   Net cash provided by financing
    activities.........................      5    106    5,894    101    79,365
                                         -----  -----  -------  -----  --------
Increase in cash and cash equivalents..    --      10      920      7    61,753
Cash and cash equivalents at beginning
 of period.............................      5      5       15     15       935
                                         -----  -----  -------  -----  --------
Cash and cash equivalents at end of
 period................................  $   5  $  15  $   935  $  22  $ 62,688
                                         =====  =====  =======  =====  ========
Supplemental cash flow information:
 Cash paid for interest................  $ --   $   1  $     2  $ --   $    146
                                         =====  =====  =======  =====  ========
Supplemental non-cash financing
 activity:
 Property and equipment acquired under
  capital leases.......................  $ --   $  21  $   --   $ --   $    --
                                         =====  =====  =======  =====  ========
 Issuance of Common Stock for notes
  receivable from stockholders.........  $ --   $ --   $    35  $ --   $    --
                                         =====  =====  =======  =====  ========
 Issuance of Common Stock in exchange
  for services, a prepaid asset in
  1998, and reclassified to intangible
  asset in 1999........................  $ --   $ --   $   614  $ --   $    614
                                         =====  =====  =======  =====  ========
 Issuance of purchase option and
  warrant for Series B Preferred Stock
  for financing........................  $ --   $ --   $   --   $ --   $  1,842
                                         =====  =====  =======  =====  ========
 Effect of antidilution provision of
  Series B Preferred Stock.............  $ --   $ --   $   --   $ --   $  1,009
                                         =====  =====  =======  =====  ========
 Issuance of Series C Preferred Stock
  for advertising......................  $ --   $ --   $   --   $ --   $  7,500
                                         =====  =====  =======  =====  ========
 Issuance of Common Stock in exchange
  for intellectual property............  $ --   $ --   $   --   $ --   $  3,762
                                         =====  =====  =======  =====  ========


   The accompanying notes are an integral part of these financial statements.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES:

The Company

    PlanetRx.com, Inc. (the "Company"), is an online healthcare destination for commerce, content and community. Its e-commerce website, www.PlanetRx.com, was launched on March 18, 1999. The Company offers products in six categories: prescription drugs; non-prescription drugs; personal care; beauty and spa; vitamins, herbs and nutrition; and medical supplies. Headquartered in South San Francisco, California, the Company operates its own pharmacy and distribution center in Memphis, Tennessee. The Company was incorporated in the State of Delaware on March 31, 1995 ("Inception") and was in the development stage through December 31, 1998.

Unaudited interim results

    The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999, together with the financial data and other information for those periods disclosed in these notes to the financial statements, are unaudited. In the opinion of management, the interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents. Any such investments are carried at cost plus accrued interest, which approximates fair value. The Company deposits cash and cash equivalents with high credit quality financial institutions.

Prepaid expenses and other current assets

    Prepaid expenses and other current assets consists primarily of prepaid advertising costs.

Inventories

    Inventories, of which all are finished goods, are carried at the lower of cost or market determined using weighted average cost.

Property and equipment

    Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

of the related assets, generally three years. Leasehold improvements and assets held under capital leases are amortized over the term of the lease or estimated useful lives, whichever is shorter.

Long-lived assets

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company assesses the impairment of its long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.

Intangible assets

    Intangible assets relate to the Company's acquisition of certain intellectual property rights. Intangible assets, which have been acquired to date, are amortized using the straight-line method over the estimated useful lives which are deemed to be two years.

Revenue recognition

    The Company recognizes e-commerce revenue when the related products are shipped to customers. Outbound shipping charges are included in net sales when the products are shipped. The Company records an allowance for estimated returns, in the period of sales. The Company recognizes sponsorship revenue ratably over the related period.

Product development

    Product development expenses are expensed as incurred through December 31, 1998 and June 30, 1999.

Advertising expense

    The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions received over the total number of contracted impressions, or on a straight-line basis over the term of the contract. There was no advertising expense for the two years ended December 31, 1997 and the six months ended December 31, 1998. Advertising expenses totaled $266,000 for the year ended December 31, 1998, and $4,954,000 for the six months ended June 30, 1999.

Stock-based compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is based on the difference, as of the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

    The Company amortizes stock-based compensation recorded in connection with certain stock option grants over the vesting periods of the related options.

Recapitalization and exchange

    In September 1998, the Company amended its Certificate of Incorporation to effect a stock exchange whereby all of its then outstanding shares of Common Stock were exchanged for Series A Preferred Stock ("Series A") at an exchange ratio of 500-for-1. In connection with the recapitalization, the Company's founders immediately exchanged shares of 1,600,000 Series A for restricted Common Stock. At such time, generally twenty-five percent of the shares vested immediately with the remaining seventy-five percent vesting monthly over a three-year period. All references in the financial statements to the number of shares and to the per share amounts available to then Common and Preferred stockholders have been retroactively adjusted to reflect the recapitalization and exchange.

Stock split

    In November 1998, the Company approved a two-for-one stock split for Common and Preferred Stock. Share information for the three years ended December 31, 1998 has been retroactively adjusted to reflect the stock split.

Concentration of credit risk

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Credit risk related to cash and cash equivalents is managed by the Company by only maintaining these accounts with high quality financial institutions. Additionally, during the six months ended June 30, 1999, one customer accounted for 15% of revenue.

Fair value of financial instruments

    The Company's financial instruments include cash and cash equivalents, borrowings, capital lease obligations and accounts payable, and are carried at cost, which approximates their fair value due to their short-term maturities.

Income taxes

    Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Pro forma stockholders' equity (unaudited)

    Pro forma stockholders' equity is computed including (1) the exercise and conversion of all outstanding warrants to purchase 100,000 shares of Series A, warrants to purchase 16,000 shares of

                              PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
(information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

Series B and purchase rights to purchase 700,000 shares of Series B into approximately 849,000 shares of Common Stock, and (2) the automatic conversion of the pro forma outstanding shares of Series A, Series B and Series C Preferred Stock into approximately 11,159,000, 5,441,000 and 6,833,000 shares, respectively, of Common Stock. The Company plans to effect, upon the closing of its initial public offering, the authorization of 100,000,000 shares of Common Stock and 5,000,000 share of undesignated Preferred Stock.

    At June 30, 1999, the pro forma effects of these transactions are as follows (in thousands):

                                                                 Pro Forma
                                                            Stockholders' Equity
                                              June 30, 1999   at June 30, 1999
                                              ------------- --------------------
   Preferred Stock...........................   $      2          $    --
   Common Stock..............................          1                 3
   Additional paid-in capital................    121,682           125,312
                                                --------          --------
                                                $121,685          $125,315
                                                ========          ========

Net loss per common share

    The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, B and C Preferred Stock.

    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                             Six Months Ended
                                  Year Ended December 31,        June 30,
                                  -------------------------  -----------------
                                   1996     1997     1998     1998      1999
                                  -------  -------  -------  -------  --------
Numerator:
  Net loss....................... $    (7) $  (137) $(4,087) $  (111) $(20,101)
  Plus effect of antidilution
   provisions of Series B
   Preferred Stock, see Note 6...     --       --       --       --     (1,009)
                                  -------  -------  -------  -------  --------
  Net loss available to common
   shareholders.................. $    (7) $  (137) $(4,087) $  (111) $(21,110)
                                  =======  =======  =======  =======  ========
Denominator:
  Weighted average common
   shares........................   2,800    2,800    3,706    2,800     8,766
  Weighted average unvested
   common shares subject to
   repurchase....................  (2,800)  (2,800)  (3,258)  (2,800)   (6,238)
                                  -------  -------  -------  -------  --------
  Denominator for basic and
   diluted calculation...........     --       --       448      --      2,528
                                  =======  =======  =======  =======  ========
Net loss per share:
  Basic and diluted.............. $   --   $   --   $ (9.12) $   --   $  (8.35)
                                  =======  =======  =======  =======  ========

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

    The following table sets forth common stock equivalents (potential common stock) that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                  Six Months
                                                  Year Ended        Ended
                                                 December 31,      June 30,
                                               ----------------- ------------
                                               1996  1997  1998  1998   1999
                                               ----- ----- ----- ----- ------
   Weighted average effect of Common Stock
    equivalents:
     Series A Preferred Stock.................    55   169 3,645   519 11,159
     Series B Preferred Stock.................   --    --    --    --   5,020
     Series C Preferred Stock.................   --    --    --    --   1,057
     Preferred Stock warrants.................   --    --      9   --     193
     Purchase option..........................   --    --    --    --     253
     Unvested Common Shares subject to
      repurchase.............................. 2,800 2,800 3,258 2,800  6,238
     Stock options............................   --    --    138   --   1,575
                                               ----- ----- ----- ----- ------
                                               2,855 2,969 7,050 3,319 25,495
                                               ===== ===== ===== ===== ======

Pro forma net loss per share (unaudited)

    Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of Common Shares outstanding, including the exercise of all outstanding warrants and the purchase option at June 30, 1999, and the assumed conversion of the Company's Series A, B and C Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such change in conversion rate and conversion occurred on January 1, 1998 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 3,654,000 and 17,682,000 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. The calculation of pro forma diluted net loss per share excludes Common Stock subject to repurchase rights and incremental common shares issuable upon the exercise of stock options.

Comprehensive income

    The Company complies with the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During the period from Inception through December 31, 1998 and the six months ended June 30, 1999, the Company has not had any significant transactions that are required to be reported in comprehensive income.

Segment information

    The Company complies with the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company identifies its operating segments based on business activities and management responsibility. The Company operates in a single business segment providing online services in the United States.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


Recent accounting pronouncements

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company adopted the provisions of SOP 98-1 in its fiscal year beginning January 1, 1999, and does not expect the adoption to have a material effect on the Company's results of operations, financial position and cash flows.

    In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-Up Activities". Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. The Company adopted the provisions of SOP 98-5 in its fiscal year beginning January 1, 1999, and does not expect the adoption to have a material effect on the Company's results of operations, financial position and cash flows.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have an impact on the Company's results of operations, financial position or cash flows.

NOTE 2--BALANCE SHEET COMPONENTS (in thousands):

                                                        December 31,
                                                        -------------  June 30,
                                                        1997    1998     1999
                                                        -----  ------  --------
   Prepaid expenses and other current assets:
     Prepaid advertising..............................  $ --   $1,250  $10,763
     Prepaid debt issuance costs......................    --      --       900
     Prepaid (intellectual property)..................    --      614      --
     Other............................................    --      --       390
                                                        -----  ------  -------
                                                        $ --   $1,864  $12,053
                                                        =====  ======  =======

   Property and equipment, net:
     Computer equipment and software..................  $   3  $2,406  $ 4,289
     Equipment under capital leases...................     21      21       21
     Furniture and fixtures...........................      4     435      906
     Leasehold improvements...........................    --       86      122
                                                        -----  ------  -------
                                                           28   2,957    5,338
     Less: Accumulated depreciation and amortization..     (9)   (148)    (845)
                                                        -----  ------  -------
                                                        $  19  $2,809  $ 4,493
                                                        =====  ======  =======

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

    Depreciation expense for the three years ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 was $1,000, $8,000, $139,000,
$5,000 and $697,000, respectively. Accumulated depreciation of assets under capital leases totaled $5,000, $12,000 and $16,000 at December 31, 1997 and 1998 and June 30, 1999, respectively. The equipment under capital leases collaterizes the related lease obligations.

                                                          December 31,
                                                          ------------- June 30,
                                                           1997   1998    1999
                                                          ------ ------ --------
   Accrued expenses:
     Compensation and benefits........................... $  --  $   28   $378
     Advertising.........................................    --     --     110
     Other...............................................     26    --      35
                                                          ------ ------   ----
                                                          $   26 $   28   $523
                                                          ====== ======   ====

NOTE 3--INCOME TAXES:

    At December 31, 1997 and 1998, the Company had approximately $166,000 and $2.6 million, respectively, of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2018 and 2006, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

    The Company has incurred losses from Inception through the year ended December 31, 1998. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1997 and 1998.

    Deferred tax assets and liabilities consist of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                 1997    1998
                                                                 -----  -------
   Deferred tax assets:
     Net operating loss carryforwards........................... $  68  $ 1,066
     Accruals and reserves......................................   --        (3)
                                                                 -----  -------
                                                                    68    1,063
     Less valuation allowance...................................   (68)  (1,063)
                                                                 -----  -------
                                                                 $ --   $   --
                                                                 =====  =======

NOTE 4--BORROWINGS:

Notes payable

    At December 31, 1998, the Company had a demand note payable for $600,000 with a financing institution. The note bore interest at 10.0% per annum with principal and accrued interest due on

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

April 1, 1999. In January 1999, the Company entered into another demand note payable for $1.0 million with the same financing institution. The note bore interest at 10.0% per annum with principal and accrued interest due on April 1, 1999. Upon the signing of the below mentioned line of credit, the Company consolidated the above mentioned demand notes under the terms of that agreement.

Line of credit

    In January 1999, the Company entered into a $7.0 million line of credit under a Loan and Security Agreement with the same financing institution. The line of credit expires in January 2000. Each draw down must be in increments of at least $1.0 million. Interest will accrue from the date of each draw down at a rate of 11.0% per annum. Accrued interest will be payable in 18 equal monthly installments followed by 18 equal installments of principal plus accrued interest from the date of each draw down. Equipment, inventory, general intangibles, and other assets of the Company are pledged as collateral for this agreement. At June 30, 1999, the Company had $1.6 million outstanding under the line of credit.

Equipment financing arrangement

    In January 1999, the Company entered into a $2.0 million capital lease credit facility with a financing institution. The credit facility expires in January 2000. Interest will accrue from the date of each draw down at a rate of 8.25% per annum. The arrangement allows for principal and accrued interest to be paid in 42 equal monthly installments from the date of each draw down. At June 30, 1999, no amounts were outstanding under this credit facility.

Equipment lease line and line of credit

    In November 1998, the Company entered into an aggregate $1.0 million equipment lease line and line of credit under a Loan and Security Agreement with a bank. The line of credit is not to exceed $600,000. Interest will accrue from the date of each draw down at a rate per annum equal to the bank's prime rate and is payable monthly through May 9, 1999. Amounts outstanding on May 9, 1999 are payable thereafter in 24 equal monthly principal installments, plus accrued interest of one-half percent plus the bank's prime rate per annum. The equipment lease line expired in May 1999. The line of credit expires in November 1999 and accrues interest at a rate per annum equal to the bank's prime rate. At December 31, 1998 and June 30, 1999, there were no amounts outstanding under this agreement.

NOTE 5--COMMITMENTS AND CONTINGENCIES:

Leases

    The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through December 2001. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense under these leases was $0, $39,000 and $111,000 for the three years ended December 31, 1998 and $18,000 and $476,000 for the six months ended June 30, 1998 and 1999, respectively.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


    Future minimum lease payments under noncancelable operating and capital leases at December 31, 1998 are as follows (in thousands):

                                                                Capital Operating
   Year Ended December 31,                                      Leases   Leases
   -----------------------                                      ------- ---------
   1999........................................................  $   9   $  380
   2000........................................................      2      422
   2001........................................................    --       422
                                                                 -----   ------
   Total minimum lease payments................................     11   $1,224
                                                                         ======
   Less: Amount representing interest..........................     (1)
                                                                 -----
   Present value of capital lease obligations..................     10
   Less: Current portion.......................................     (8)
                                                                 -----
     Long-term portion of capital lease obligations............  $   2
                                                                 =====

Advertising agreement

    In December 1998, the Company entered into a three year marketing agreement with a web portal company. Under the terms of the agreement, the Company will be provided with a specific number of advertising impressions featuring it as an online full service pharmacy devoted to health and wellness needs. In consideration, the Company has agreed to pay approximately $15.0 million over a three year term. The Company will recognize these fees as marketing and sales expenses over the greater of (i) the ratio of the number of impressions delivered over the total number of contracted impressions, or (ii) a straight-line basis over the term of the contract. The Company paid an initial installment to the web portal company of approximately $1.2 million prior to the start of the Internet advertising. Such amount is included in prepaid expenses and other current assets in the balance sheet at December 31, 1998. During the six months ended June 30, 1999, the Company paid $3.0 million and recognized $1.5 million in advertising expense in connection with the agreement.

Other commitments

    At June 30, 1999, the Company had additional commitments for online advertising, promotion programs and employment agreements. Future minimum commitments under the noncancelable agreements are approximately $2.8 million, $558,000 and $100,000 in the years ended December 31, 1999, 2000 and 2001, respectively.

Contingencies

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


NOTE 6--STOCKHOLDERS EQUITY (DEFICIT):

Preferred Stock

    Preferred Stock at June 30, 1999 consists of the following, which reflects the Certificate of Incorporation as amended as of June 1999 (in thousands):

                                                                  Cash Proceeds
                                      Shares                     and Advertising
                              ---------------------- Liquidation Services Net of
   Series                     Authorized Outstanding   Amount    Issuance Costs
   ------                     ---------- ----------- ----------- ---------------
    A........................   14,000     11,159      $ 5,580       $ 6,061
    B........................    7,000      5,200       26,000        25,957
    C........................    7,000      6,776       59,327        59,266
                                ------     ------      -------       -------
     Total...................   28,000     23,135      $90,907       $91,284
                                ======     ======      =======       =======

    The holders of Series A, B and C Preferred Stock ("Preferred Stock") have various rights and preferences as follows:

  Voting

    Each share of Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  Dividends

    Holders of Series A, B and C are entitled to receive noncumulative dividends at the per annum rate of $0.04, $0.40 and $0.70 per share, respectively, or if greater, an amount equal to that paid on any other shares when and if declared by the Board of Directors. No dividends on Preferred or Common Stock have been declared by the Board from Inception through December 31, 1998.

  Liquidation

    In the event of liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Preferred and Common Stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B and C are entitled to receive an amount of $0.50, $5.00 and $8.755 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. If the assets of Company are insufficient to permit the above preferential distributions, the assets will be distributed ratably among Series A, B and C proportional to the preferential amounts. The remaining assets, if any, shall be distributed to the holders of Common Stock.

  Conversion

    Each share of Preferred Stock is convertible into Common Stock, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. The initial conversion price per share for Series A, B and C shall be $0.50, $5.00 and $8.755, respectively. At June 30, 1999, the conversion prices per share for Series A, B and C were $0.50, $4.779 and $8.682, respectively. Each share of Series A, B and C automatically converts into the number of shares of Common Stock

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

into which such shares are convertible at the then effective conversion ratio upon the closing of a initial public offering of Common Stock with gross proceeds of at least $15.0 million. In addition, each share of Series A, B and C shall automatically convert into shares of Common Stock upon the majority vote of Preferred Stock voting together as a single class on an as-converted basis. At June 30, 1999, the per share conversion ratios for Series A, B and C were 1.0000, 1.0463 and 1.0084, respectively.

    In June 1999, upon the change of the conversion ratio of Series B, the Company recorded $1.0 million associated with the then outstanding Series B stock, warrants and purchase option. The change of the conversion ratio was valued using the difference of the fair value of the Preferred Stock in January and June of 1999, and a calculation of potential incremental Common Shares of approximately 274,000.

  Series A Preferred Stock for services

    During 1997, the Company issued approximately 30,000 shares of Series A Preferred Stock to non-employees in exchange for services previously rendered. The Company recorded the estimated fair value of the stock of $15,000 as general and administrative expense.

    During 1998, the Company issued 149,000 shares of Series A Preferred Stock to non-employees and a company affiliated with a member of the Board of Directors of the Company in exchange for services previously rendered. The Company recorded the estimated fair value of the stock of $188,000 as stock-based compensation expense.

    During 1999, the Company issued 20,000 shares of Series A Preferred Stock to a non-employee for services previously rendered. The Company recorded the estimated fair value of the stock of $77,000 as stock-based compensation expense.

  Warrants for Series A Preferred Stock

    In October 1998, the Company issued warrants to purchase 300,000 shares of Series A Preferred Stock for $0.50 per share to Directors of the Company in exchange for services previously rendered. At December 31, 1998 and June 30, 1999, 200,000 and 100,000 of such warrants were outstanding, respectively. The warrants were exercisable on the date of grant and expire in October 2000. The Company recorded the fair value of the warrants of approximately $339,000, using the Black-Scholes pricing model, at the date of issuance as stock-based compensation expense. Common Stock issuable upon the exercise and conversion of the warrant at June 30, 1999 was 100,000 shares.

  Series B Preferred Stock purchase option and warrant for financing

    In January 1999, the Company issued a purchase option for up to 700,000 shares of Series B Preferred Stock at $5.00 per share in conjunction with the $7.0 million line of credit. The purchase option expires upon a completed initial public offering or merger event. At June 30, 1999, this purchase option remained outstanding, and related to it, the Company recorded prepaid debt issuance costs of $1.8 million using the Black-Scholes pricing model and recognized non-cash interest expense of $900,000 for the six months ended June 30, 1999. The remaining prepaid debt issuance costs will be amortized over the term of the agreement. Common stock issuable upon the exercise and conversion of the purchase option at June 30, 1999 was approximately 732,000 shares.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


    In January 1999, the Company issued a warrant to purchase 16,000 shares of Series B Preferred Stock at $5.00 per share in conjunction with the equipment financing arrangement. The warrant expires in January 2009 or one year after a completed initial public offering, whichever is shorter. At June 30, 1999, the warrant remained outstanding. The Company recorded prepaid debt issuance costs of $42,000 using the Black-Scholes pricing model and recognized non-cash interest expense of $6,000 during the six months ended June 30, 1999. The remaining prepaid debt issuance costs will be amortized over the term of the agreement. Common Stock issuable upon the exercise and conversion of the warrant at June 30, 1999 was approximately 17,000 shares.

  Series C Preferred Stock for advertising

    In June 1999, in conjunction with the sale of Series C Preferred Stock, the Company issued approximately 1,714,000 shares of Series C Preferred Stock to a third-party for $7.5 million in cash and $7.5 million for future advertising services. The services may be utilized within a two-year period. At June 30, 1999, the Company recorded the value of the future services as prepaid advertising. The Company will recognize advertising expense during the period in which the services are provided based upon the rate card value of such services.

Common Stock

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 42,000,000 shares of $0.0001 par value Common Stock. A portion of the shares sold are subject to the right of repurchase by the Company subject to vesting, generally over a four year period.

  Founder Stock Agreements

    Certain Common Stock was issued to founders of the Company and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. On September 15, 1998, generally twenty-five percent of the shares vested immediately with the remaining seventy-five percent vesting monthly over a three-year period. In the event of termination without cause, a substantial sale of the Company's assets, or a merger, all remaining shares would immediately vest. As of December 31, 1998 and June 30, 1999, approximately 3,097,000 and 2,532,000 shares, respectively, of outstanding Common Stock were subject to repurchase by the Company at $0.025.

  Notes receivable from stockholders

    At December 31, 1998 and June 30, 1999, the Company held full-recourse notes receivable from stockholders of the Company totaling $35,000 for purchases of the Company's Common Stock. The notes bear interest at 5.54% per annum. The principal and accrued interest are due five years from the anniversary of the notes.

  Common Stock and options for services

    During 1998, the Company issued 65,000 shares of Common Stock to a non-employee for services previously rendered. The Company recorded the estimated fair value of the stock and recognized $133,000 as stock-based compensation expense.

    During 1998, the Company issued 198,000 shares of Common Stock to an employee of the Company for services rendered in connection with the acquisition and transfer of certain domain names. The Company recorded the estimated fair value of the stock of $614,000 as a prepaid asset,

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

and reclassified such amount to intangible assets upon the transfer of such rights in January 1999. The fair value of the stock will be amortized as stock-based compensation expense over the estimated useful life, which is deemed to be two years. During the six months ended June 30, 1999, the Company amortized $154,000 as stock-based compensation expense.

    During 1998 and the six months ended June 30, 1999, the Company granted approximately 38,000 and 108,000 options, respectively, to purchase Common Stock to members of the Health Advisory Board in exchange for services rendered. The options originally vested over four years. In the quarter ended June 30, 1999, the Company amended the options to become fully vested. Until their acceleration, these options were subject to variable plan accounting, with fair value remeasurements at the end of each quarterly reporting period. During the year ended December 31, 1998, the Company recorded deferred stock-based compensation expense related to these grants of $116,000. Of this amount, $5,000 was amortized as stock-based compensation expense in the year ended December 31, 1998. During the six months ended June 30, 1999, but before the acceleration of the vesting of these options, the Company recorded additional deferred stock-based compensation expense of $356,000. During the six months ended June 30, 1999, the Company recognized a total of $1.2 million, including the effect of the acceleration, as stock-based compensation expense, of which $471,000 was recorded as amortization of the deferred amount and $709,000 was charged as period expense.

    During 1998, the Company granted approximately 50,000 options to purchase Common Stock to non-employees for services previously rendered. The options were fully vested upon grant date. The Company recorded stock-based compensation expense of $100,000, using the Black-Scholes pricing model.

    During 1999, the Company granted approximately 36,000 options to purchase Common Stock to non-employees for services previously rendered. The options were fully vested upon grant date. The Company recorded stock-based compensation expense of $193,000, using the Black-Scholes pricing model. Of the 36,000 options that were granted, 21,000 were exercised with additional services previously rendered. The Company recorded stock-based compensation expense of $8,000 in connection with these exercises.

    During 1999, the Company granted options to purchase approximately 18,000 shares of Common Stock to non-employees in exchange for services rendered. The options originally vested over two years. In June 1999, the Company amended the options to become fully vested. These options were subject to variable plan accounting until June 1999 when the options became fully vested, and accordingly, the Company periodically remeasured the fair value of such options and recognized stock-based compensation expense as the options vested. For the six months ended June 30, 1999, the Company recorded the estimated fair value of the options and recognized stock-based compensation expense of $125,000, using the Black-Scholes pricing model. The options granted were exercised with additional services previously rendered. The Company recorded stock-based compensation expense of $13,000 in connection with these exercises.

  Common Stock for intellectual property

    During 1999, the Company issued 342,000 shares of Common Stock to a company affiliated with an employee of the Company for additional domain names. The Company recorded the estimated fair value of the stock of $3.8 million as an intangible asset. The fair value of the stock will

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

be amortized as stock-based compensation expense over the estimated useful life, which is deemed to be two years. During the six months ended June 30, 1999, the Company recognized no amortization expense.

  Reserved shares

    The Company has reserved shares of Common Stock for future issuance as follows (in thousands):

                                                          December 31, June 30,
                                                              1998       1999
                                                          ------------ --------
   Conversion of Series A................................    11,039     11,159
   Conversion of Series B................................       --       5,441
   Conversion of Series C................................       --       6,833
   Exercise of stock options under the 1998 Stock Plan...     4,861      7,161
   Exercise of outstanding warrants......................       200        117
   Exercise of purchase option...........................       --         732
   Outstanding and undesignated..........................    25,900     10,557
                                                             ------     ------
                                                             42,000     42,000
                                                             ======     ======

    The shares reserved above for the conversion of Preferred Stock include the impact of the antidilution rights discussed in Note 6.

NOTE 7 -- EMPLOYEE BENEFIT PLANS:

401(k) Savings Plan

    The Company has a savings plan (the "Savings Plan") which qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the United States payroll of the Company are eligible to participate in the Plan. The Company will determine its contributions, if any, based on its current profits and/or retained earnings; however, no contributions have been made since the inception of the Savings Plan.

Stock Plan

    In October 1998, the Company adopted the 1998 Stock Plan, which was amended in February 1999 (the "1998 Plan"). The Plan provides for the granting of direct stock grants and stock options to employees, outside directors, and consultants of the Company. Options granted under the 1998 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. At December 31, 1998 and June 30, 1999, the Company has reserved 4,861,000 and 7,161,000 shares of Common Stock for issuance under the 1998 Plan, respectively.

    The 1998 Plan provides that the options shall be exercisable over a period not to exceed ten years from the date of the grant; however, in the case of an ISO granted to a person owning more than 10% of the combined voting power of all classes of the stock of the Company, the term of the option will be five years from the date of the grant.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


    In accordance with the 1998 Plan, the stated exercise price shall not be less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively.

    Options are exercisable immediately and are subject to a repurchase right by the Company at the original issuance price which lapses over a maximum period of five years. To date, options granted generally vest ratably monthly over four years; 25% one year after date of grant and remaining options thereafter vest in equal monthly installments over the following 36 months. At December 31, 1998 and June 30, 1999, there were approximately 1,456,000 and 3,983,000 shares subject to repurchase, respectively.

Stock plan activity

    The following summarizes stock option activity under the 1998 Plan (in thousands, except per share amounts):

                                                          Options Outstanding
                                                        ------------------------
                                               Options               Weighted
                                              Available Number of    Average
                                              for Grant  Options  Exercise Price
                                              --------- --------- --------------
     Shares authorized.......................   4,861       --        $  --
     Options granted.........................  (3,184)    3,184       $ 0.03
     Options exercised.......................     --     (2,109)      $ 0.03
     Options canceled........................     --        --        $  --
     Shares granted..........................    (263)      --        $ 0.05
                                               ------    ------
   Balance at December 31, 1998..............   1,414     1,075       $ 0.05
     Shares authorized.......................   2,300       --        $  --
     Options granted.........................  (3,367)    3,367       $ 0.76
     Options exercised.......................     --     (3,008)      $ 0.21
     Options canceled........................     108      (108)      $(0.48)
     Unvested shares repurchased.............     102       --        $ 0.03
                                               ------    ------
   Balance at June 30, 1999..................     557     1,326       $ 1.46
                                               ======    ======

    The weighted-average grant-date fair value of options granted during the year ended December 31, 1998 and the six months ended June 30, 1999 was $0.01 and $0.13, respectively.

    The following table summarizes the information about stock options outstanding and exercisable as of December 31, 1998 (in thousands, except per share amounts):

                          Options Outstanding          Options Exercisable
                 ------------------------------------- --------------------
                                 Weighted     Weighted             Weighted
      Range of                   Average      Average              Average
      Exercise     Number       Remaining     Exercise   Number    Exercise
       Price     Outstanding Contractual Life  Price   Outstanding  Price
      --------   ----------- ---------------- -------- ----------- --------
       $0.05        1,075       9.89 years     $0.05      1,075     $0.05

    At December 31, 1998, the Company had no options vested and exercisable.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


    The following table summarizes the information about stock options outstanding and exercisable as of June 30, 1999 (in thousands, except per share amounts):

                          Options Outstanding          Options Exercisable
                 ------------------------------------- --------------------
                                 Weighted     Weighted             Weighted
      Range of                   Average      Average              Average
      Exercise     Number       Remaining     Exercise   Number    Exercise
       Prices    Outstanding Contractual Life  Price   Outstanding  Price
      --------   ----------- ---------------- -------- ----------- --------
       $0.05          115       9.46 years     $0.05        115     $0.05
       $0.50          328       9.74 years     $0.50        328     $0.50
       $2.00          883       9.95 years     $2.00        883     $2.00
                    -----                                 -----
                    1,326       9.85 years     $1.46      1,326     $1.46
                    =====                                 =====

    At June 30, 1999, the Company had 50,000 options vested and exercisable.

Fair value disclosures

    The Company applies the measurement principles of APB No. 25 in accounting for its 1998 Plan. Had compensation expense for options granted for the year ended December 31, 1998 and the six months ended June 30, 1999 (unaudited) been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts).

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ ----------
   Net loss available to common stockholders:
     As reported.......................................   $(4,087)    $(21,110)
                                                          =======     ========
     Pro forma.........................................   $(4,091)    $(21,125)
                                                          =======     ========
   Net loss per share:
     As reported.......................................   $ (9.12)    $  (8.35)
                                                          =======     ========
     Pro forma.........................................   $ (9.13)    $  (8.36)
                                                          =======     ========

    The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                      Six Months
                                                          Year Ended    Ended
                                                         December 31,  June 30,
                                                             1998        1999
                                                         ------------ ----------
   Risk-free interest rates.............................      4.8%        4.5%
   Expected lives (in years)............................   4 years     4 years
   Dividend yield.......................................      0  %        0  %
   Expected volatility..................................      0  %        0  %

    Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be presentative of future periods.

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)


Deferred stock-based compensation

    In connection with certain stock option grants to employees and Health Advisory Board members from October 1998 through December 31, 1998 and the six months ended June 30, 1999 the Company recognized deferred stock-based compensation totaling $4.6 million and $16.6 million, respectively, which is being amortized over the vesting periods of the related options. Stock-based compensation expense recognized from amortization of the deferred amounts during the year ended December 31, 1998 and for the six months ended June 30, 1999 totaled approximately $888,000 and $3.0 million, respectively.

NOTE 8--SPONSORSHIP AGREEMENT:

    In May 1999, the Company entered into a strategic alliance with a pharmaceutical company. Under the terms of the agreement, the company is the exclusive therapeutic disease state management sponsor within the Company's diabetes.com community.

NOTE 9--SUBSEQUENT EVENTS:

1999 Director Stock Option Plan

    In July 1999, the Board of Directors adopted and stockholders approved the 1999 Director Stock Option Plan ("Director Plan") which will become effective immediately prior to the effective date of the initial public offering. The Director Plan reserves a total of 400,000 shares of the Company's Common Stock for issuance thereunder. Members of the board who are not employees of the Company, are eligible to participate in the Director Plan. The option grants under the Director Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the board will initially be granted an option to purchase 25,000 shares on the date such director first becomes a director. Immediately following each annual meeting of the Company, beginning in 2000, each eligible director will automatically be granted an additional option to purchase 10,000 shares if such director has served continuously as a member of the board for at least the preceding six months. The term of such options is ten years, provided that they will terminate twelve months following the date the director ceases to be a director or a consultant of the Company (twelve months if the termination is due to death or disability). Options will vest, if applicable, as determined by individual grant terms.

1999 Equity Incentive Plan

    In July 1999, effective immediately prior to the effective date of the initial public offering, the Board of Directors adopted and the stockholders approved, the 1999 Equity Incentive Plan (the "1999 Plan") and reserved 6,000,000 shares of the Company's Common Stock, plus the aggregate number of shares available under the 1998 Plan, for issuance thereunder. In January 2000, and every year thereafter until the year 2005, shares reserved for issuance will automatically increase by a number equal to the lesser of 5% of the total number of Common Stock outstanding or 2,000,000 shares. The 1999 Plan authorized the award of options, restricted stock awards and stock bonuses (the "Awards"). No person will be eligible to receive more than 2,000,000 shares in any calendar year pursuant to Awards under the 1999 Plan other than a new employee of the Company who will be eligible to receive no more than 2,500,000 shares in the calendar year in which such

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

employee commences employment. Options granted under the 1999 Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, outside directors, and consultants of the Company.

    Options under the 1999 Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that
(i) the exercise price of an ISO may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant.

Employee Stock Purchase Plan

    In July 1999, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the "ESPP"), which will become effective immediately prior to the effective date of the initial public offering. The ESPP reserves 1,000,000 shares of common stock for issuance thereunder. On each September 1 beginning in 2000, the aggregate number of shares reserved for issuance under the ESPP will be increased automatically to the lesser of 2% of the total number of common shares outstanding or 750,000 shares. Employees generally will be eligible to participate in the ESPP if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the ESPP) 5% stockholders of the Company. Under the ESPP, eligible employees may select a rate of payroll deduction up to 15% of their W-2 cash compensation subject to certain maximum purchase limitations. The first offering period is expected to begin on the first business day on which price quotations for the Company's common stock are available on The Nasdaq National Market. Depending on the effective date, the first Purchase Period may be more or less than six months long. Offering periods thereafter will begin on March 1 and September 1. Purchases will occur on February 28 and August 31, or the last day of trading prior to these dates. The price at which the Common Stock is purchased under the ESPP is 85% of the lesser of the fair market value of the Company's Common Stock on the date before the first day of the applicable offering period or on the last day of that purchase period.

Stock Option Grants (Unaudited)

    In July and August 1999, the Company granted incentive stock options to employees to purchase 1,673,900 shares of Common Stock at exercise prices ranging between $2.00 and $5.50 per share. In connection with such option grants, the Company recognized unearned compensation totaling $10,203,000 which is being amortized over the four year vesting period of the related options.

Express Scripts Agreement (Unaudited)

    In August 1999, the Company entered into a series of agreements with Express Scripts, Inc. and its wholly owned subsidiary, YourPharmacy.com, Inc. Effective upon the closing of the initial public offering, the Company will issue 19.9% of our outstanding stock to Express Scripts, Inc. (ESI) after this offering, assuming the over-allotment option is exercised. Under the terms of the series of agreements,

                               PLANETRX.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (information as of and relating to the six months ended June 30, 1998 and 1999 is unaudited)
                                  (Continued)

the Company will acquire certain assets and certain liabilities of YourPharmacy.com, Inc. Additionally, ESI members will be able to use their reimbursement plan to fill prescriptions online at PlanetRx.com and ESI will promote the Company as ESI's exclusive Internet pharmacy. In connection with the promotion of its website, the Company has committed to pay $14.65 million annually for five years plus an incremental annual fee based on the number of ESI members who make any purchase on the Company's website. This acquisition will be accounted for using the purchase method of accounting, and accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective values at the date the acquisition is consummated.

Sponsorship and Content License Agreement (Unaudited)

    In September 1999, the Company issued 371,103 shares of Series D Preferred Stock to a web portal company in exchange for approximately $7.5 million in cash. Each share of Series D is convertible to Common Stock upon the closing of an initial public offering on a one-to-one basis. The Company also entered into a three-year sponsorship and a three-year content license agreement. These agreements require the Company to pay approximately $22.5 million over the three year period in exchange for certain advertising services and rights to certain online content. Future payments for advertising services and content are approximately $8.7 million, $3.9 million, $5.3 million and $4.6 million during the years ended December 31, 1999, 2000, 2001, and 2002, respectively.

                               PLANETRX.COM, INC.
                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Overview

    In August 1999, the Company entered into a series of agreements with Express Scripts, Inc. ("ESI") and its wholly owned subsidiary, YourPharmacy.com, Inc. Effective upon the closing of the offering under the contribution agreement (the "Agreement"), the Company will issue 19.9% of its outstanding stock to ESI, assuming the over-allotment option is exercised and in exchange the Company will acquire certain assets and certain liabilities of YourPharmacy.com, Inc. Additionally under other agreements in the series, ESI members will be able to use their reimbursement plan to fill prescriptions online at the Company's website and ESI will promote the Company as ESI's exclusive Internet pharmacy.

    The following unaudited pro forma consolidated financial data assumes a purchase of certain assets of YourPharmacy.com, Inc. by the Company. YourPharmacy.com, Inc. operates two websites, YourPharmacy.com ("YPC") and DrugDigest.com and the following assumes the Company will purchase certain assets and assume certain liabilities related to the YPC website and business activities.

    The acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed at their respective fair values at the date the acquisition is consummated. The purchase price will consist of the quantity of shares issued upon the closing of the initial public offering (including shares issued pursuant to the underwriters' over-allotment option) to enable ESI to own 19.9% of the Company's outstanding Common Stock at the price per share issued in the initial public offering, the fair value of approximately 1,943,000 options to purchase the Company's common stock issued in exchange for outstanding YourPharmacy.com, Inc. options, and direct acquisition costs. Accordingly, for purchase accounting purposes, changes in quantity of or price for shares issued and options assumed in the initial public offering will change the computation of the purchase price.

    For the purpose of preparing the Unaudited Pro Forma Consolidated Financial Data, the estimated purchase price of $158.8 million was comprised of the assumed issuance of approximately 10,355,000 shares of Common Stock, the assumption of approximately 1,943,000 options to purchase common stock and a price per share in the initial public offering of $13.00 per share, plus estimated direct acquisition costs of $4.7 million. The allocation of the purchase price in the Unaudited Pro Forma Consolidated Financial Data resulted in an excess purchase consideration over tangible net liabilities of $159.4 million which has been allocated to goodwill with an estimated useful life of 5 years.

    The acquisition has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of acquired assets, including tangible assets, and their historical tax bases will not be deductible for tax purposes.

    The following unaudited pro forma balance sheet gives effect to this acquisition as if it had occurred on June 30, 1999 by combining the assets and liabilities of YPC with the balance sheet of the Company.

    The following unaudited pro forma statement of operations gives effect to this acquisition as if it had occurred on February 2, 1998, the inception date of YourPharmacy.com, Inc., by combining the results of operations of YPC with the results of operations of the Company for the year ended December 31, 1998 and the six months ended June 30, 1999.

    The unaudited pro forma statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

    The historical financial statements of the Company and YourPharmacy.com, Inc. are included elsewhere in this Prospectus, and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 (in thousands)

                                 June 30, 1999               Pro Forma
                         ------------------------------ --------------------------
                                      YourPharmacy.com,
                         PlanetRx.com       Inc.        Adjustments       Combined
                         ------------ ----------------- -----------       --------
Assets
Current assets:
 Cash and cash
  equivalents...........   $ 62,688        $   --        $    --          $ 62,688
 Accounts receivable....        --              37            (37)(D)
 Inventories............      1,612            --             --             1,612
 Deferred tax asset.....        --             113           (113)(D)
 Prepaid expenses and
  other.................     12,053             34             (3)(D)       12,084
                           --------        -------       --------         --------
   Total current
    assets..............     76,353            184           (153)          76,384

 Property and equipment,
  net...................      4,493            830            (63)(D)        5,260
 Intangible assets,
  net...................      4,222            --         159,392 (A)(B)   163,614
 Other assets...........        168            339           (339)(D)          168
                           --------        -------       --------         --------
                           $ 85,236        $ 1,353       $158,837         $245,426
                           ========        =======       ========         ========
Liabilities and
 Stockholders' Equity
Current liabilities:
 Accounts payable.......   $  3,736        $   319       $    --          $  4,055
 Accrued expenses.......        523          1,274          4,507 (B)(D)     6,304
 Deferred revenue.......        375            --             --               375
 Borrowings, current....        --             --             --               --
 Capital lease
  obligations, current..          7            --             --                 7
                           --------        -------       --------         --------
   Total current
    liabilities.........      4,641          1,593          4,507           10,741
 Borrowings, long-term..      1,600            --             --             1,600
 Capital lease
  obligations, long-
  term..................        --             --             --               --
                           --------        -------       --------         --------
                              6,241          1,593          4,507           12,341
                           --------        -------       --------         --------
Stockholders' equity:
 Preferred Stock........          2            --             --                 2
 Common Stock...........          1            --               1 (C)            2
 Additional paid-in
  capital...............    121,682            --         154,089 (C)      275,771
 Investment by Parent...        --           3,288         (3,288)(D)
 Notes receivable from
  stockholders..........        (35)           --             --               (35)
 Deferred stock-based
  compensation..........    (17,292)           --             --           (17,292)
 Accumulated deficit....    (25,363)        (3,528)         3,528 (D)      (25,363)
                           --------        -------       --------         --------
   Total stockholders'
    equity..............     78,995           (240)       154,330          233,085
                           --------        -------       --------         --------
                           $ 85,236        $ 1,353       $158,837         $245,426
                           ========        =======       ========         ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)

                   PlanetRx.com YourPharmacy.com, Inc.     Pro Forma             PlanetRx.com YourPharmacy.com, Inc.
                   ------------ ---------------------- ---------------------     ------------ ----------------------
                                                                                  Six Months
                    Year Ended       Period from                                    Ended
                   December 31,  February 2, 1998 to   Adjust-                     June 30,      Six Months Ended
                       1998       December 31, 1998     ments       Combined         1999         June 30, 1999
                   ------------ ---------------------- --------     --------     ------------ ----------------------
Net revenue:
 e-commerce......    $   --            $    --         $    --      $    --        $    622          $    75
 Sponsorship.....        --                 --              --           --             195              --
                     -------           --------        --------     --------       --------          -------
                         --                 --              --           --             817               75
                     -------           --------        --------     --------       --------          -------
Cost of net
 revenue:
 e-commerce......        --                 --              --           --             694              --
 Sponsorship.....        --                 --              --           --              35              --
                     -------           --------        --------     --------       --------          -------
                         --                 --              --           --             729              --
                     -------           --------        --------     --------       --------          -------
Gross profit.....        --                 --              --           --              88               75
                     -------           --------        --------     --------       --------          -------
Operating
 expenses:
 Marketing and
  sales..........        907                --              --           907          9,614              485
 Product
  development....      1,025              1,046            (450)(D)    1,621          3,254            1,566
 General and
  administrative..       541                912             (17)(D)    1,436          2,366            1,801
 Stock-based
  compensation...      1,650                --              --         1,650          4,308              --
 Amortization of
  Goodwill.......        --                 --           29,222 (A)   29,222            --               --
                     -------           --------        --------     --------       --------          -------
                       4,123              1,958          28,755       34,836         19,542            3,852
                     -------           --------        --------     --------       --------          -------
Operating loss...     (4,123)            (1,958)        (28,755)     (34,836)       (19,454)          (3,777)
                       Pro Forma
                   -------------------------
                   Adjust-
                    ments       Combined
                   ------------ ------------
Net revenue:
 e-commerce......  $    (75)(D) $    622
 Sponsorship.....       --           195
                   ------------ ------------
                        (75)         817
                   ------------ ------------
Cost of net
 revenue:
 e-commerce......       --           694
 Sponsorship.....       --            35
                   ------------ ------------
                        --           729
                   ------------ ------------
Gross profit.....       (75)          88
                   ------------ ------------
Operating
 expenses:
 Marketing and
  sales..........        (8)(D)   10,091
 Product
  development....      (143)(D)    4,677
 General and
  administrative..      (35)(D)    4,132
 Stock-based
  compensation...       --         4,308
 Amortization of
  Goodwill.......    15,939 (A)   15,939
                   ------------ ------------
                     15,753       39,147
                   ------------ ------------
Operating loss...   (15,828)     (39,059)

Interest income..         38                --              --            38            399              --
Interest
 expense.........         (2)               --              --            (2)        (1,046)             --
                     -------           --------        --------     --------       --------          -------
Loss before
 income taxes....     (4,087)            (1,958)        (28,755)     (34,800)       (20,101)          (3,777)
Benefit from
 income taxes....        --                 754            (754)(D)      --             --             1,453
                     -------           --------        --------     --------       --------          -------
Net loss.........     (4,087)            (1,204)        (29,509)     (34,800)       (20,101)          (2,324)
Plus effect of
 antidilution
 provision of
 Series B
 Preferred
 Stock...........        --                 --              --           --          (1,009)             --
                     -------           --------        --------     --------       --------          -------
Net loss
 available to
 common
 shareholders....    $(4,087)          $ (1,204)       $(29,509)    $(34,800)      $(21,110)         $(2,324)
                     =======           ========        ========     ========       ========          =======
Basic and diluted
 net loss per
 share...........    $ (1.00)                                       $  (2.61)(E)   $  (1.04)
                     =======                                        ========       ========
Weighted average
 shares used to
 compute basic
 and diluted net
 loss per share..        448                                          13,351 (E)      2,528
                     =======                                        ========       ========
Interest income..       --           399
Interest
 expense.........       --        (1,046)
                   ------------ ------------
Loss before
 income taxes....   (15,828)     (39,706)
Benefit from
 income taxes....    (1,453)(D)      --
                   ------------ ------------
Net loss.........   (17,281)     (39,706)
Plus effect of
 antidilution
 provision of
 Series B
 Preferred
 Stock...........       --        (1,009)
                   ------------ ------------
Net loss
 available to
 common
 shareholders....  $(17,281)    $(40,715)
                   ============ ============
Basic and diluted
 net loss per
 share...........               $  (1.33)(E)
                                ============
Weighted average
 shares used to
 compute basic
 and diluted net
 loss per share..                 30,565 (E)
                                ============

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

1. The following pro forma adjustments are reflected in the unaudited pro forma consolidated financial data and are required to allocate the preliminary purchase price and acquisition costs to the net liabilities to be acquired from YourPharmacy.com, Inc. For the purpose of preparing the unaudited pro forma consolidated financial data, the estimated purchase price of $158.8 million was comprised of (i) the assumed issuance of approximately 10,355,000 shares of common stock at an assumed price per share of $13.00
   (ii) plus the assumption of approximately 1,943,000 YourPharmacy.com, Inc. options at an assumed fair value of $19.5 million using the Black-Scholes pricing model (iii) plus direct acquisition costs of $4.7 million. The preliminary purchase price was allocated to tangible assets and liabilities acquired and the remainder, including the excess purchase consideration associated with the tangible net liabilities acquired of $600,000, has been allocated to goodwill.

  Adjustments reflecting the acquisition of certain assets from YourPharmacy.com, Inc.:

  (A) To record and amortize goodwill associated with the Agreement. Amortization is over the estimated useful lives of the assets acquired of five years.

  (B) To record non-recurring charges estimated to be associated with the purchase of YPC as a part of the purchase price. These charges of $2.5 million severance payable, $1 million contract exit fees and $1.2 million professional and bankers fees are direct acquisition costs and are not included in the pro forma statement of operations. There can be no assurance the Company will not incur or assume additional charges in subsequent periods.

  (C) Reflects the estimated fair value of shares issued to ESI and employee stock options assumed.

  (D) To reflect the assets, liabilities, equity and operating activity associated with the operations of Drugdigest.org not acquired with the purchase of YPC.

  (E) The difference between the historical and pro forma basic and diluted net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999, other than the adjustments discussed above, is the result of the following:

     Increase in shares used in the calculation of pro forma net loss per share:

    . Inclusion of 10,355,000 shares issued in connection with the purchase of certain assets and certain liabilities of YPC as if such shares were outstanding from February 2, 1998. The resulting pro forma adjustment increases the weighted average shares used to compute basic and diluted net loss per share by approximately 9,249,000 and approximately 10,355,000 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

    . Inclusion of all outstanding warrants and the purchase option at June
      30, 1999 and the assumed conversion of the Company's Preferred Stock effective upon the closing of the Company's initial public offering, as if such change in conversion rate and conversion occurred on January 1, 1998 or at the date of original issuance, if later. The resulting pro forma adjustment increased the weighted average shares used to compute basic and diluted net loss per share by approximately 3,654,000 and approximately 17,682,000 for the year ended and six months ended June 30, 1999, respectively.

2. Pro forma consolidated stockholders' equity is computed including (1) the exercise and conversion of all outstanding warrants to purchase 100,000 shares of Series A, warrants to purchase 16,000 shares of Series B and purchase rights to purchase 700,000 shares of Series B into approximately 849,000 shares of Common Stock, and (2) the automatic conversion of the pro forma outstanding shares of Series A, Series B and Series C Preferred Stock into approximately 11,159,000, 5,441,000 and 6,833,000 shares, respectively, of Common Stock.

                              PLANETRX.COM, INC.
     NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA (Continued)

   The Company plans to effect, upon the closing of its initial public offering the authorization of 100,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock.

     At June 30, 1999, the pro forma consolidated effects of these transactions are as follows (in thousands):

                                                                     Pro Forma
                                                                   Consolidated
                                                                   Stockholders'
                                                        Pro Forma     Equity
                                                       at June 30,  at June 30,
                                                          1999         1999
                                                       ----------- -------------
   Preferred Stock....................................  $      2     $    --
   Common Stock.......................................         2            4
   Additional paid-in capital.........................   275,771      279,401
                                                        --------     --------
                                                        $275,775     $279,405
                                                        ========     ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Express Scripts, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of YourPharmacy.com, Inc. (a development stage company), a wholly-owned subsidiary of Express Scripts, Inc., at December 31, 1998, and the results of its operations and its cash flows for the period from February 2, 1998 (date of inception) through December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Express Scripts, Inc. and YourPharmacy.com, Inc.; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
August 23, 1999, except for Note 8
which is as of August 31, 1999

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                                 BALANCE SHEET
                (in thousands, except share and per share data)

                                                       December 31,  June 30,
                                                           1998        1999
                                                       ------------ -----------
                                                                    (unaudited)
Assets
Current assets:
 Accounts receivable..................................   $   --       $    37
 Miscellaneous receivables............................         2
 Deferred tax asset...................................       137          113
 Prepaid expenses.....................................        15           34
                                                         -------      -------
  Total current assets................................       154          184

Property and equipment, less accumulated
 depreciation.........................................       153          830
Other assets..........................................         8          339
                                                         -------      -------
Total assets..........................................   $   315      $ 1,353
                                                         =======      =======

Liabilities and Stockholders' Deficit
Current liabilities:
 Accounts payable.....................................   $   146      $   319
 Accrued product development..........................       628          464
 Accrued compensation.................................       131          517
 Accrued other........................................        41          293
                                                         -------      -------
  Total current liabilities...........................       946        1,593
                                                         -------      -------
Commitments and contingencies (Note 5)
Stockholders' Equity:
 Common stock, $0.01 par value, 1,000 shares
  authorized, issued and outstanding
 Investment by Parent.................................       573        3,288
 Deficit accumulated during the development stage.....    (1,204)      (3,528)
                                                         -------      -------
  Total stockholder's deficit.........................      (631)        (240)
                                                         -------      -------
Total liabilities and stockholder's deficit...........   $   315      $ 1,353
                                                         =======      =======

                See accompanying notes to financial statements.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                  Period from
                                February 2, 1998   Six Months   February 2, 1998
                                       to             Ended      (inception) to
                                December 31, 1998 June 30, 1999  June 30, 1999
                                ----------------- ------------- ----------------
                                                   (unaudited)    (unaudited)
Net revenues...................      $   --          $    75        $    75
                                     -------         -------        -------
Cost and expenses:
 Marketing and selling.........          --              485            485
 Product development...........        1,046           1,566          2,612
 General and administrative....          912           1,801          2,713
                                     -------         -------        -------
                                       1,958           3,852          5,810
                                     -------         -------        -------
Loss before income taxes.......       (1,958)         (3,777)        (5,735)
Benefit from income taxes......          754           1,453          2,207
                                     -------         -------        -------
Net loss.......................      $(1,204)        $(2,324)       $(3,528)
                                     =======         =======        =======


                See accompanying notes to financial statements.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                            Deficit
                                                          Accumulated
                                 Common Stock               During
                                 ------------- Investment Development
                                 Shares Amount by Parent     Stage     Total
                                 ------ ------ ---------- ----------- --------
Balance at February 2, 1998.....   --   $ --     $  --      $   --    $    --
 Net loss.......................                             (1,204)    (1,204)
 Net transactions with Parent...   --     --        573         --         573
                                 -----  -----    ------     -------   --------
Balance at December 31, 1998....   --     --        573      (1,204)      (631)
 Net loss (unaudited)...........                             (2,324)    (2,324)
 Common stock issued to Parent
  on February 26, 1999
  (unaudited)................... 1,000
 Net transactions with Parent
  (unaudited)...................   --     --      2,715         --       2,715
                                 -----  -----    ------     -------   --------
Balance at June 30, 1999
 (unaudited).................... 1,000  $ --     $3,288     $(3,528)  $   (240)
                                 =====  =====    ======     =======   ========



                See accompanying notes to financial statements.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Period from
                               February 2, 1998   Six Months   February 2, 1998
                                      to             Ended      (inception) to
                               December 31, 1998 June 30, 1999  June 30, 1999
                               ----------------- ------------- ----------------
                                                  (unaudited)    (unaudited)
Cash flows from operating
 activities:
 Net loss....................       $(1,204)        $(2,324)       $(3,528)
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation and
   amortization..............            24              50             74
  Deferred tax benefit.......          (145)             21           (124)
  Changes in operating assets
   and liabilities:
   Accounts receivable.......                           (37)           (37)
   Miscellaneous
    receivables..............            (2)              2              0
   Prepaid expenses..........           (15)            (19)           (34)
   Other assets..............                          (335)          (335)
   Accounts payable..........           146             173            319
   Accrued product
    development..............           628            (164)           464
   Accrued compensation......           131             386            517
   Accrued other.............            41             252            293
                                    -------         -------        -------
    Net cash used in
     operating activities....          (396)         (1,995)        (2,391)
                                    -------         -------        -------
Cash flows from investing
 activities:
 Purchases of property and
  equipment..................          (177)           (720)          (897)
                                    -------         -------        -------
    Net cash used in
     investing activities....          (177)           (720)          (897)

Cash flows from financing
 activities:
 Net transactions with
  Parent.....................           573           2,715          3,288
                                    -------         -------        -------
    Net cash provided by
     financing activities....           573           2,715          3,288
                                    -------         -------        -------

Cash at beginning of period..           --              --             --
                                    -------         -------        -------
Cash at end of period........       $   --          $   --         $   --
                                    =======         =======        =======

Net increase in cash.........           --              --             --



                See accompanying notes to financial statements.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and operations

    YourPharmacy.com, Inc. ("the Company") (a development stage company), a wholly owned subsidiary of Express Scripts, Inc. ("Express Scripts") is an Internet pharmacy offering prescription drugs; non-prescription drugs; personal care; beauty and cosmetics; vitamins and nutrition; medical supplies; and household supplies. The Company's e-commerce website, www.YourPharmacy.com, officially launched on July 27, 1999. The Company also maintains a second site, DrugDigest.org, which is a non-commercial, fact-based information resource dedicated to helping consumers make informed health choices. The Company has been in development since February 2, 1998 and officially incorporated on February 26, 1999 as ESI OnLine, Inc. and issued 1,000 shares of Common Stock to Express Scripts. The Company's activities to date have consisted of development of the Company's website, recruiting personnel and building necessary strategic relationships to carry out its business plan. On April 12, 1999, the Company officially changed its name. The Company is headquartered in St. Louis, Missouri and has a technology office in San Mateo, California.

Unaudited interim results

    The interim financial statements as of and for the six months ended June 30, 1999, together with the financial data and other information for those periods disclosed in these notes to the financial statements, are unaudited. In the opinion of management, the interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

Use of estimates

    The preparation of the financial statements conform to generally accepted accounting principles, and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.

Property and equipment

    Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of seven years for furniture, five years for equipment and purchased computer software, and three years for personal computers. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the useful life of the asset, if shorter. Expenditures for repairs and maintenance are charged to income as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Impairment of long lived assets

    The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of December 31, 1998 or as of June 30, 1999.

Revenue recognition

    The Company recognizes e-commerce revenue when the related products are shipped to customers. Outbound shipping charges are included in net revenues when the products are shipped. The Company records an allowance for estimated returns, in the period of sales. The Company recognizes sponsorship revenue ratably over the related period.

Product development

    The Company expenses product development costs as incurred for the periods ended December 31, 1998 and June 30, 1999.

Advertising expense

    The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions received over the total number of contracted impressions, or on a straight-line basis over the term of the contract. There was no advertising expense for the periods ended December 31, 1998 and June 30, 1999.

Income taxes

    The Company's operating results are included in the consolidated federal income tax return of Express Scripts. However, for financial reporting purposes, the Company's benefit from income taxes are computed as if a separate return had been filed for the Company, using those elements of income and expense as reported in the Statement of Operations. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates. The related benefit from current income taxes receivable is reflected in investment by parent at December 31, 1998 and additional paid-in capital at June 30, 1999 within the Stockholder's Equity section of the Company's Balance Sheet.

Fair value of financial instruments

    The carrying value of accounts receivable, miscellaneous receivables and accounts payable approximates fair value due to their short-term maturities.

Stock-based compensation

    The Company, in conjunction with Express Scripts, accounts for employee stock options in accordance with Accounting Principles Board No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, the Company applies the intrinsic value method of accounting and, therefore, does not recognize compensation expense for options granted, because options are only granted at a price equal to market value at the time of grant. Statement of Financial Accounting

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, FAS 123 grants an exception that allows companies applying APB 25 at FAS 123's effective date to continue using that method. Express Scripts elected to continue applying the intrinsic value method under APB 25. For companies that choose to continue applying the intrinsic value method, FAS 123 mandates certain pro forma disclosures as if the fair value method has been utilized (see Note 7).

Comprehensive income

    During 1998, Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," became effective for the Company. FAS 130 requires non-cash changes in stockholder's equity be combined with net income and reported in a new financial statement category entitled "comprehensive income." The Company has no other components, other than net loss, that should be included in comprehensive income for the periods ended December 31, 1998 and June 30, 1999.

Segment reporting

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 requires that the Company report certain information, if specific requirements are met, about operating segments of the Company including information about services, geographic areas of operation and major customers. The information is to be derived from the management approach which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company adopted FAS 131 during 1998 and operates in only one segment.

New accounting pronouncements

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company early adopted the provisions of SOP 98-1 in its fiscal year ended December 31, 1998, and the adoption did not have a material effect on the Company's results of operations, financial position and cash flows.

    In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. The Company early adopted the provisions of SOP 98-5 in the period ended December 31, 1998, and expensed start-up activities as incurred.

    In June 1998, Statement of Financial Accounting Standards Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") was issued. FAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

measured at fair value. In addition, FAS 133 specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. The effective date for FAS 133 was originally effective for all fiscal quarters of fiscal years beginning after June 15, 1999. However, the Financial Accounting Standards Board has deferred the effective date so that it will begin for all fiscal quarters of fiscal years beginning after June 15, 2000, and will be applicable to the Company's first quarter of fiscal year 2001. Adoption of FAS 133 will not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment, at cost, consists of the following:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
                                                             (in thousands)
   Furniture...........................................     $ 36        $ 88
   Equipment...........................................       43         450
   Leasehold improvements..............................       96          96
   Software............................................       20         299
                                                            ----        ----
                                                             195         933
   Less accumulated depreciation.......................       42         103
                                                            ----        ----
                                                            $153        $830
                                                            ====        ====

NOTE 3--INCOME TAXES

    The income tax (benefit) provision consists of the following:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
                                                             (in thousands)
   Current (benefit) provision:
    Federal...........................................     $(522)      $(1,264)
    State.............................................       (87)         (210)
                                                           -----       -------
     Total current (benefit) provision................      (609)       (1,474)
   Deferred (benefit) provision:
    Federal...........................................      (132)           18
    State.............................................       (13)            3
                                                           -----       -------
     Total deferred (benefit) provision...............      (145)           21
                                                           -----       -------
   Total current and deferred (benefit) provision.....     $(754)      $(1,453)
                                                           =====       =======
   Effective tax rate.................................      38.5%         38.5%
                                                           =====       =======

    The effective tax rate is comprised of a federal rate of 35.0% for the periods ended December 31, 1998 and June 30, 1999, state taxes net of federal benefit of 3.6% for the periods ended December 31, 1998 and June 30, 1999; and all other items comprising (0.1)% for the periods ended December 31, 1998 and June 30, 1999.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


    The net deferred tax asset recorded in the balance sheet as of December 31, 1998 and June 30, 1999 was $145,000 and $124,000, respectively. The deferred tax asset consisted of depreciation and accruals for professional fees and bonuses. The deferred tax asset at December 31, 1998 and June 30, 1999, reflected above, is realized when included in the consolidated Federal and certain state income tax returns of Express Scripts. Additionally, the Federal and state tax benefit recorded by the Company during the periods ended December 31, 1998 and June 30, 1999 are realized when included in the consolidated Federal and certain state income tax returns of Express Scripts.

NOTE 4--RELATED PARTY TRANSACTIONS

    Express Scripts uses a centralized cash management system to finance its operations. Cash deposits from the Company are deposited into Express Scripts on a daily basis and Express Scripts funds the Company's accounts payable and accrued expenses as required. No interest has been charged on transactions with Express Scripts.

    Express Scripts also provides certain centralized general and administrative functions, including legal, accounting, tax, treasury, risk management, and employee benefits. Portions of these costs were allocated to the Company. Allocations for the periods ended December 31, 1998 and June 30, 1999 were $193,000 and $389,000, respectively. The allocations were based on the Company's relative percentage of selling, general and administrative expenses to the consolidated selling, general and administrative expenses of Express Scripts. In the opinion of management, the methods for allocating such costs to the Company appear reasonable. However, such costs are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions.

    Express Scripts pays rent expense on behalf of the Company for certain office space leased by Express Scripts and occupied by the Company. Rent expense included in the Statement of Operations for the periods ended December 31, 1998 and June 30, 1999 were $0 and $13,027, respectively.

    The investment by Parent at December 31, 1998 and June 30, 1999 included within the Stockholder's Equity section of the Company's Balance Sheet represents the net intercompany payable from the Company and reflects the transactions described above.

NOTE 5--COMMITMENTS AND CONTINGENCIES

    The Company has non-prescription health, wellness and beauty orders supplied and fulfilled by an independent pharmacy wholesaler. Express Scripts dispenses all of the Company's prescription orders. The Company believes other alternative sources are readily available and that no other concentration risks exist at December 31, 1998 and June 30, 1999.

    The Company has entered into an advertising agreement with a third-party to be the exclusive online pharmacy for certain sites. The agreement requires the Company to pay $1,285,000 in equal installments on July 1, 1999, December 31, 1999, March 31, 2000 and June 30, 2000. The agreement also requires the Company to pay $0.15 per click up to a maximum $3,715,000.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


    As of December 31, 1998 and June 30, 1999, the Company was a guarantor of Express Scripts' $1.05 billion credit facility and $250 million 9 5/8% Senior Notes due 2009. On August 23, 1999, the $1.05 billion credit facility was amended to remove the Company as guarantor. Contemporaneously, with this amendment, the Company is no longer a guarantor for the $250 million 9 5/8% Senior Notes due 2009 based on provisions within the description of the notes.

NOTE 6--RETIREMENT PLAN

Retirement savings plan

    The Company, through Express Scripts, offers all of its full-time employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Employees may elect to enter into a written salary deferral agreement under which a maximum of 10% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company matches the first $2,000 of the employee's contribution for the year. For the periods ended December 31, 1998 and June 30, 1999, the Company made contributions of approximately $5,700 and $3,200, respectively.

Employee stock purchase plan

    The Company, through Express Scripts, offers all of its full-time employees, excluding certain management level employees, the ability to purchase shares of Express Scripts' Class A Common Stock through a plan that qualifies under Section 423 of the Internal Revenue Code. Participating employees may elect to contribute up to 10% of their salary to purchase common stock at the end of each six-month participation period at a purchase price equal to 85% of the fair market value of the common stock at the end of the participation period.

NOTE 7--STOCK-BASED COMPENSATION PLAN

    Express Scripts offers a stock option plan for certain employees through its Express Scripts, Inc. 1994 Stock Option Plan (the "Plan"), amended in 1995, 1997 and 1998. Under the Plan, the exercise price of the options granted may not be less than the fair market value of the shares at the time of grant. The options typically vest over a five-year period from the date of grant and must be exercised within 10 years from the date of grant.

    The Company and Express Scripts applies APB 25, and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the stock based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by FAS 123, the Company's net loss would have been increased to $1,246,000 for the period ended December 31, 1998 and $2,417,000 for the six months ended June 30, 1999 on a pro forma basis. Because future options may be granted and vesting typically occurs over a five year period, the pro forma impact shown is not necessarily representative of the impact in future years.

    The fair value of the options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions for the period ended December 31, 1998 and for the six months ended June 30, 1999: expected option life of 3-7 years, dividend yield of 0.0%, volatility of 44%, risk free investment rate of 4.1-5.5%.

                            YOURPHARMACY.COM, INC.,

                       (a development stage company)
               A WHOLLY OWNED SUBSIDIARY OF EXPRESS SCRIPTS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE 8--SUBSEQUENT EVENTS

    On August 31, 1999, Express Scripts and the Company entered into an Asset Contribution and Reorganization Agreement (the "Contribution Agreement") with PlanetRx.com, Inc. ("PlanetRx"), PRX Holdings, Inc. ("Holdings"), and PRX Acquisition Corp. ("Acquisition Sub"). Pursuant to the Contribution Agreement, the Company will contribute certain operating assets constituting its e-commerce business in prescription and non-prescription drugs and health and beauty aids to Holdings in exchange for 19.9% of the post-initial public offering common equity of Holdings (the "IPO"). Simultaneously, Acquisition Sub will merge into PlanetRx and PlanetRx shareholders will receive stock in Holdings, which will change its name to "PlanetRx.com Inc." As a result of the transactions, the Company will be a 19.9% shareholder in the new PlanetRx (formerly Holdings), which will conduct business as an internet pharmacy.

                                  UNDERWRITING

    PlanetRx.com and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and William Blair & Company, LLC are the representatives of the underwriters.

                                                                          Number
                                                                            of
                                Underwriters                              Shares
                                ------------                              ------
   Goldman, Sachs & Co...................................................
   BancBoston Robertson Stephens Inc.....................................
   Hambrecht & Quist LLC.................................................
   William Blair & Company, LLC..........................................
                                                                           ----
   Total.................................................................
                                                                           ====

                               ----------------

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from PlanetRx.com to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by PlanetRx.com. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional shares.

                                                                    Paid by
                                                                 PlanetRx.com
                                                               -----------------
                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
Per Share.....................................................   $        $
                                                                 ---      ---
Total.........................................................   $        $
                                                                 ===      ===

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $      per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $      per share
from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Each of PlanetRx.com, iVillage, Express Scripts, and substantially all the directors, officers, employees and other stockholders of PlanetRx.com have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated among PlanetRx.com and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The common stock will be quoted on the Nasdaq National Market under the symbol "PLRX".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    At our request, the underwriters are reserving up to 374,500 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares.

    PlanetRx.com estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $      .

    PlanetRx.com has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933.

    Each of the representatives of the underwriters beneficially owns shares of preferred stock of PlanetRx.com as follows:

  . Goldman, Sachs & Co. beneficially owns 159,908 shares of our series C preferred stock;

  . BancBoston Robertson Stephens Inc. beneficially owns 45,688 shares of our series C preferred stock;

  . entities associated with Hambrecht & Quist LLC beneficially own approximately 57,160 shares of our series B preferred stock; and

  . William Blair & Company, LLC beneficially owns 114,220 shares of our series C preferred stock.

                               INSIDE BACK COVER

The inside back cover includes:

    The PlanetRx.com logo at the upper right corner of the inside back cover, and the caption "A LEADING INTERNET PHARMACY, INTEGRATING COMMERCE, CONTENT AND COMMUNITY" is to the left of the logo.

Screen shot of the PlanetRx online store on the upper right side of the page. To the left of the screen shot is a caption that reads:

"COMMERCE

  . Advice and other helpful information about how to use the product

  . Specific product information and ingredients

  . Related conditions for which the product is often used"

Screen shot of a PlanetRx.com web page containing content on the left side of the inside back cover. To the right of the screen shot is a caption that reads:

"CONTENT

  . Up-to-date, unbiased content in an easy-to-understand format"

Screen shots of five satellite site web pages in the lower right corner of the inside back cover. To the left of the screen shots is a caption that reads:

"COMMUNITY

  A family of satellite websites designed to provide an extended community for people interested in chronic healthcare conditions, with links to PlanetRx.com for products."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Note Regarding Forward-Looking Statements................................  21
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Selected Unaudited Pro Forma Consolidated Financial Data.................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  34
Management...............................................................  48
Related Party Transactions...............................................  59
Principal Stockholders...................................................  63
Description of Capital Stock.............................................  65
Shares Eligible for Future Sale..........................................  68
Legal Matters............................................................  70
Experts..................................................................  70
Additional Information...................................................  70
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                               ----------------

    Through and including           , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               6,000,000 Shares

                              PlanetRx.com, Inc.

                                 Common Stock

                               ----------------

                                [COMPANY LOGO]

                               ----------------


                             Goldman, Sachs & Co.

                         BancBoston Robertson Stephens

                               Hambrecht & Quist

                            William Blair & Company

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by PlanetRx.com, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
SEC registration fee................................................ $   67,157
NASD filing fee.....................................................   *
Nasdaq National Market listing fee..................................   *
Printing and engraving expenses.....................................   *
Legal fees and expenses.............................................   *
Accounting fees and expenses........................................   *
Blue Sky qualification fees and expenses............................   *
Transfer Agent and Registrar fees...................................   *
Miscellaneous fees and expenses.....................................   *
                                                                     ----------
  Total............................................................. $1,200,000
                                                                     ==========

--------
*To be filed by amendment

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of our Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of PlanetRx.com Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among PlanetRx.com and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

    Since our incorporation in March 1995 and prior to the holding company reorganization to be effected at the closing of this offering, the Company has issued and sold the following securities (which numbers reflect the 500 for one recapitalization on September 15, 1998 and the two for one stock split on November 6, 1998):

    1. From inception through June 30, 1999, the Company granted options to purchase 6,551,050 shares of common stock and granted 263,000 shares of restricted common stock at exercise prices ranging from $0.025 to $2.00 per share to employees, consultants, directors and other service providers pursuant to its 1998 Stock Plan. The consultants and service providers provided recruiting, financial or marketing services to the company and in return received grants in respect of 263,000 shares of common stock. All of these shares were issued and outstanding at June 30, 1999.

    2. On September 15, 1998, the Company issued and sold an aggregate of 10,100,000 shares of its Series A Preferred Stock for an aggregate purchase price of $5,050,000 to investors including funds affiliated with Benchmark Capital and Sequoia Capital.

    3. On October 6, 1998, the Company issued three warrants for 100,000 shares of Series A Preferred Stock to Christos Cotsakos, Charles McCall and Terrence Burke at an exercise price of $0.50 per share in exchange for services previously rendered.

    4. On January 15, 1999, the company issued and sold an aggregate of 5,200,000 shares of its Series B Preferred Stock for an aggregate purchase price of $26,000,000 to investors including investors affiliated with the E*TRADE Group, and funds affiliated with Benchmark Capital and Sequoia Capital.

    5. On January 15, 1999, the Company issued warrants to purchase 16,000 shares of its Series B Preferred Stock to Comdisco, Inc. at an exercise price of $5.00 per share in connection with an equipment financing arrangement.

    6. On January 15, 1999, the Company issued to Comdisco, Inc. an option to purchase up to 700,000 share of Series B Preferred Stock for $5.00 per share in connection with a line of credit.

    7. Between June 3 and June 18, 1999, the Company sold 6,776,364 shares of its Series C Preferred Stock for an aggregate purchase price of $59.3 million to investors including investors affiliated with the E*TRADE Group, and funds affiliated with Benchmark Capital and Sequoia Capital.

    8. In August 1999, the Company entered into an agreement with Express Scripts, Inc. with respect to the issuance of 10,355,254 shares of Common Stock in exchange for certain assets which is expected to close simultaneously with this offering.

    9. On September 2, 1999, the Company issued and sold 371,103 shares of its Series D Preferred Stock for an aggregate purchase price of $7.5 million to iVillage Inc.

    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 9 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

 Number Description
 ------ -----------
  1.1** Form of Underwriting Agreement (preliminary form).
  2.1** Asset Contribution and Reorganization Agreement between PlanetRx.com,
        Inc., PRX Holdings, Inc., PRX Acquisition Corp., YourPharmacy.com, Inc.
        and Express Scripts, Inc., dated August 31, 1999.
  3.1** Certificate of Incorporation of the Registrant, as amended to date.
  3.2** Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3** Bylaws of the Registrant.
  3.4** Bylaws of the Registrant effective upon the closing of the offering made pursuant to this Registration Statement.

 Number   Description
 ------   -----------
  4.1     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2**   Amended and Restated Investors' Rights Agreement.
  4.3*    Specimen Common Stock Certificate.
  5.1**   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP.
 10.1**   Form of Indemnification Agreement.
 10.2**   1999 Equity Incentive Plan.
 10.3**   Employee Stock Purchase Plan.
 10.4**   1999 Director Stock Option Plan.
 10.5**   Employment Agreement between Registrant and William J. Razzouk, dated
          November 11, 1998.
 10.6**   Form of Warrant for the purchase of Preferred Stock.
 10.7**   Real Property Lease between Registrant and Belz Devco LP, dated
          October 16, 1998.
 10.8**   Real Property Sublease between Registrant and Rader Companies, dated
          May 5, 1999.
 10.9**   Real Property Sublease between Registrant and Cellegy
          Pharmaceuticals, Inc., dated November 6, 1998.
 10.10+** Supply Agreement between Registrant and McKesson U.S. Health Care, dated January 14, 1999.
 10.11**  Asset Acquisition Agreement between Registrant and NetHealth.com,
          Inc.
 10.12**  Internet Domain and Trademark Assignment Agreement between Registrant and Epicenter Communications, Inc.
 10.13**  Series A Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated September 15, 1998.
 10.14**  Series B Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated January 15, 1999.
 10.15**  Series C Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated June 3, 1999.
 10.16**  Series D Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated September   , 1999.
 10.17+** Agreement between Registrant and Express Scripts, Inc. dated August
          31, 1999.
 21.1**   List of Subsidiaries.
 23.1     Consent of Independent Accountants.
 23.2     Consent of Counsel. Reference is made to Exhibit 5.1.
 23.3     Consent of Independent Accountants.
 24.1     Power of Attorney (see page II-4).
 27.1**   Financial Data Schedule for EDGAR filing.
 99.1     Consent of Barrett A. Toan to be named herein as about to become a director.

--------
*   To be supplied by amendment.
**  Previously filed.
+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No. 4 to the Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on September 21, 1999.

                                          PLANETRX.COM, INC.

                                          By: /s/ William J. Razzouk
                                            -----------------------------------
                                            William J. Razzouk
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors

    Pursuant to the requirements of the Securities Act of 1933, this amendment No. 4 to the Form S-1 registration statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----
  /s/     William J. Razzouk         Chief Executive Officer and   September 21, 1999
____________________________________ Chairman of the Board of
         William J. Razzouk          Directors


  /s/      Steve Valenzuela          Chief Financial Officer,      September 21, 1999
____________________________________ Vice President, Finance
         Steve Valenzuela            and Secretary


                 *                   Director                      September 21, 1999
____________________________________
          David M. Beirne


                 *                   Director                      September 21, 1999
____________________________________
         Terrence C. Burke


                 *                   Director                      September 21, 1999
____________________________________
        Christos M. Cotsakos


                 *                   Director                      September 21, 1999
____________________________________
           Michael Moritz

*By: /s/   William J. Razzouk
  ----------------------------
     William J. Razzouk
      Attorney-in-Fact

*By: /s/    Steve Valenzuela
  ----------------------------
     Steve Valenzuela
      Attorney-in-Fact

                                 EXHIBIT INDEX

 Number   Description
 ------   -----------
  1.1**   Form of Underwriting Agreement (preliminary form).
  2.1**   Asset Contribution and Reorganization Agreement between PlanetRx.com,
          Inc., PRX Holdings, Inc., PRX Acquisition Corp., YourPharmacy.com,
          Inc. and Express Scripts, Inc., dated August 31, 1999.
  3.1**   Certificate of Incorporation of the Registrant, as amended to date.
  3.2**   Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3**   Bylaws of the Registrant.
  3.4**   Bylaws of the Registrant effective upon the closing of the offering made pursuant to this Registration Statement.
  4.1     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2**   Amended and Restated Investors' Rights Agreement.
  4.3*    Specimen Common Stock Certificate.
  5.1**   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP.
 10.1**   Form of Indemnification Agreement.
 10.2**   1999 Equity Incentive Plan.
 10.3**   Employee Stock Purchase Plan.
 10.4**   1999 Director Stock Option Plan.
 10.5**   Employment Agreement between Registrant and William J. Razzouk, dated
          November 11, 1998.
 10.6**   Form of Warrant for the purchase of Preferred Stock.
 10.7**   Real Property Lease between Registrant and Belz Devco LP, dated
          October 16, 1998.
 10.8**   Real Property Sublease between Registrant and Rader Companies, dated
          May 5, 1999.
 10.9**   Real Property Sublease between Registrant and Cellegy
          Pharmaceuticals, Inc., dated November 6, 1998.
 10.10+** Supply Agreement between Registrant and McKesson U.S. Health Care, dated January 14, 1999.
 10.11**  Asset Acquisition Agreement between Registrant and NetHealth.com,
          Inc.
 10.12**  Internet Domain and Trademark Assignment Agreement between Registrant and Epicenter Communications, Inc.
 10.13**  Series A Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated September 15, 1998.
 10.14**  Series B Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated January 15, 1999.
 10.15**  Series C Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated June 3, 1999.
 10.16**  Series D Stock Purchase Agreement between Registrant and the
          Investors named on Schedule thereto, dated September   , 1999.
 10.17+** Agreement betwen Registrant and Express Scripts, Inc. dated August
          31, 1999.
 21.1**   List of Subsidiaries.
 23.1     Consent of Independent Accountants.
 23.2     Consent of Counsel. Reference is made to Exhibit 5.1.
 23.3     Consent of Independent Accountants.
 24.1     Power of Attorney (see page II-4).
 27.1**   Financial Data Schedule for EDGAR filing.
 99.1     Consent of Barrett A. Toan to be named herein as about to become a director.

--------
*   To be supplied by amendment.
**  Previously filed.
+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commision pursuant to the application for confidential treatment.